UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RESMED INC.

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Dear Stockholder,

We cordially invite you to attend the ResMed Inc. annual stockholders meeting on Thursday, November 14, 2013, at 10:00 a.m. Australian Eastern Daylight Time (Wednesday, November 13, 2013, at 3:00 p.m. US Pacific Time) in ResMed’s Australian corporate office located at 1 Elizabeth Macarthur Drive, Bella Vista New South Wales 2153.

Your vote is important. We are again promoting the use of the internet to provide proxy materials to stockholders, as we believe this is an efficient, cost-effective and environmentally responsible method for facilitating our annual meeting. Please read “VOTING INSTRUCTIONS AND GENERAL INFORMATION – Voting by Attending our Annual Meeting” in the proxy statement.

Very truly yours,

Peter C. Farrell

Executive Chairman of the Board

Notice of Annual Meeting of Stockholders of ResMed Inc.

Date:	Thursday, November 14, 2013, at 10:00 a.m. Australian Eastern Daylight Time Wednesday, November 13, 2013, at 3:00 p.m. US Pacific Time

Location:	ResMed’s Australian corporate office 1 Elizabeth Macarthur Drive Bella Vista New South Wales 2153 Australia

Items of business:

1.      Elect two directors, each to serve a three-year term. The nominees for election as directors at the 2013 annual meeting are Carol Burt and Richard Sulpizio.

2.      Ratify our selection of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2014.

3.      Approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement.

4.      Approve an amendment to the ResMed Inc. 2009 Incentive Award Plan, which, among other things, increases the plan reserve by 8,345,000 shares, and which serves as approval for purposes of section 162(m) of the US Internal Revenue Code.

5.      Transact other business that may properly come before the meeting.

Record date:	You are entitled to vote only if you were a ResMed stockholder at the close of business on September 16, 2013, at 4:00 p.m., US Eastern Daylight Time.

Meeting admission:

Stockholders are cordially invited to attend the annual meeting. If you plan to attend the meeting, you will need proof of share ownership as of 4:00 p.m. (US Eastern Daylight Time) on Monday, September 16, 2013, together with photo identification. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with proper identification) in order to be admitted to our annual meeting. Please also note that if your shares are not registered in your name and you wish to vote at our annual meeting, you must bring to our annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at our annual meeting.

If you cannot attend the meeting in person, you may vote your shares by toll-free number, by internet, or, if this proxy statement was mailed to you, by completing and signing the accompanying proxy card and promptly returning it in the envelope provided. Please read VOTING INSTRUCTIONS AND GENERAL INFORMATION in the proxy statement.

By order of the board of directors,

David Pendarvis

Secretary

Voting Instructions and General Information

Why am I receiving these materials?

You are receiving this proxy statement because the board of directors of ResMed Inc. is soliciting your proxy to vote at our 2013 annual meeting of stockholders and any continuation, postponement or adjournment of the meeting. The meeting is scheduled for Thursday, November 14, 2013, at 10:00 a.m. (Australian Eastern Daylight Time) in our Australian corporate office, located at 1 Elizabeth Macarthur Drive, Bella Vista New South Wales 2153 Australia. If you held shares of our stock on September 16, 2013, we invite you to attend the annual meeting and vote on the proposals described below under the heading “What am I voting on?” But you do not need to attend the annual meeting to vote your shares. Instead, you may vote over the internet, by telephone, or complete, sign, date, and return the enclosed proxy card by mail.

When and where are proxy materials available?

We expect to first make this proxy statement available to our stockholders and our holders of CHESS Units of Foreign Securities on the internet, and to mail notice and access materials on or about October 3, 2013. Our annual report on Form 10-K was filed with the US Securities and Exchange Commission (SEC) on August 13, 2013. You can review it on our website, at www.resmed.com, and at the website where our proxy materials are posted, at www.proxyvote.com and www.investorvote.com.au.

We encourage you to access and review all of the important information contained in the proxy materials before voting.

Voting Instructions

What am I voting on?

There are four proposals scheduled to be voted on at the annual meeting:

1.	Elect two directors specified in this proxy statement to serve until our 2016 annual meeting and until their successors are elected and qualified;

2.	Ratify our appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending June 30, 2014;

3.	Approve, on an advisory basis, the vote on the compensation we paid to our named executive officers, as described in this proxy statement; and

4.

Approve an amendment to the ResMed Inc. 2009 Incentive Award Plan, which, among other things, increases the number of shares authorized for issue under the plan by 8,345,000 shares, and which serves as approval for purposes of section 162(m) of the US Internal Revenue Code.

How does the board recommend that I vote?

Our board recommends that you vote:

1.	FOR electing each of the two directors;

2.	FOR ratifying our appointment of KPMG as accountants;

3.	FOR, on an advisory basis, approving the compensation we paid to our named executive officers; and

4.	FOR amending our 2009 Incentive Award Plan.

Who can vote at the annual meeting?

You are entitled to vote or direct the voting of your ResMed shares if you were a stockholder of record, a beneficial owner of shares held in street name, or a holder of Clearing House Electronic Subregister System (CHESS) Units of Foreign Securities, as of 4:00 p.m. (US Eastern Daylight Time), on September 16, 2013, the record date for our annual meeting. As of the record date, there were 141,659,275 shares of ResMed common stock outstanding, excluding treasury shares. Treasury shares will not be voted. Each stockholder has one vote for each share of common stock held as of the record date. As summarized below, there are some distinctions between shares held of record, those owned beneficially in street name, and those held through CHESS Units of Foreign Securities.

What does it mean to be a stockholder of record?

If, on the record date, your shares of common stock were registered directly in your name with our transfer agent, Computershare, then you are a “stockholder of record.” As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by the internet, by telephone, or to fill out and return the enclosed proxy card, to ensure your vote is counted.

What does it mean to beneficially own shares in “street name?”

If, on the record date, your shares of common stock were held in an account at a broker, bank, or other financial institution (we will refer to those organizations collectively as a “broker”), then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker. The broker holding your account is considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are invited to attend the annual meeting. However, since you are not a stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker giving you the legal right to vote the shares at the annual meeting, as well as satisfy the annual meeting admission criteria described below.

Under the rules governing brokers, your broker is not permitted to vote on your behalf on any matter to be considered at the annual meeting (other than ratifying our appointment of KPMG) unless you provide specific instructions to the broker as to how to vote. As a result, we encourage you to communicate your voting decisions to your broker before the annual meeting date to ensure that your vote will be counted.

What does it mean to be a holder of CHESS Units of Foreign Securities?

CHESS Units of Foreign Securities are depositary interests issued by ResMed through CHESS, and traded on the Australian Securities Exchange (ASX). The depositary interests are frequently called “CUFS”, or “CDIs.” If you own ResMed CUFS or CDIs, then you are the beneficial owner of one ResMed common share for every ten CUFS or CDIs you own. Legal title is held by CHESS Depositary Nominees Pty Limited. CHESS Depositary Nominees are considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct CHESS Depositary Nominees on how to vote the shares in your account. As a beneficial owner, you are invited to attend the annual meeting. However, since you are not a stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from CHESS Depositary Nominees giving you the legal right to vote the shares at the annual meeting, as well as satisfy the annual meeting admission criteria described below.

You will receive a notice from Computershare that will allow you to deliver your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and voting instructions from Computershare by following the instructions on the notice provided by Computershare.

Under the rules governing CUFS and CDIs, CHESS Depositary Nominees are not permitted to vote on your behalf on any matter to be considered at the annual meeting unless you provide specific instructions to CHESS Depositary Nominees as to how to vote. As a result, we encourage you to communicate your voting decisions to CHESS Depositary Nominees before the annual meeting date to ensure that your vote will be counted.

How do I vote my shares before the annual meeting?

Holders of common stock listed on the New York Stock Exchange (NYSE). If you are a holder of common stock listed on the NYSE, you may vote before the meeting by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.” You may request paper copies of the proxy statement and proxy card by following the instructions on the Notice.

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Holders of record. If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the internet, you may vote by submitting a proxy over the internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you, or by using the toll-free number, or by submitting a proxy over the internet using the instructions on the proxy card.

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Shares held in “street name”. If you hold your shares of common stock in “street name”, which means your shares are held on record by a broker, bank or nominee, you will receive the Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the internet.

Holders of CHESS Units of Foreign Securities listed on the ASX. If you hold our CHESS Units of Foreign Securities, you will receive a notice from Computershare, which will allow you to make your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and voting instructions from Computershare by following the instructions on the notice provided by Computershare.

Internet voting closes in the US at 11:59 p.m. (US Eastern Time) on November 12, 2013, for shares traded on the NYSE and 10:00 a.m. (Australian Eastern Daylight Time) on November 13, 2013, for holders of CHESS Units of Foreign Securities listed on the ASX.

How do I vote at the annual meeting?

If you attend our annual meeting and wish to vote in person, you may vote your shares in person by requesting a ballot at our annual meeting. You will need to have proof of ownership and valid photo identification with you for admission to our annual meeting. Please note, however, that if your shares are held in “street name,” or if you hold CUFS or CDIs and you wish to vote in person, you must bring a legal proxy from the record holder of the shares, which is the broker or other nominee, or CHESS nominee, as applicable, authorizing you to vote at our annual meeting.

How can I revoke my proxy or change my vote?

You may revoke your proxy and change your vote at any time before the proxy is exercised by any of the following methods:

Holders of record

•	Delivering written notice of revocation to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;

•	Delivering another timely and later dated proxy to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;

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Revoking by internet or by telephone before 11:59 p.m. (US Eastern Standard Time) on November 12, 2013, for shares traded on the NYSE and 10:00 a.m. (Australian Eastern Daylight Time) on November 13, 2013, for holders of CHESS Units of Foreign Securities listed on the ASX; or

•	Attending the 2013 annual meeting and voting in person by written ballot. Please note that your attendance at the meeting will not revoke your proxy unless you actually vote at the meeting.

Stock held by brokers, banks and nominees; and CHESS Units of Foreign Securities

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You must contact your broker, bank or other nominee to obtain instructions on how to revoke your proxy or change your vote. You may also obtain a “legal proxy” from your broker, bank or other nominee to attend our annual meeting and vote in person by written ballot.

What happens if I return the proxy card to ResMed but do not make specific choices?

If you return a signed, dated proxy card to us with a choice specified on a voting matter, we will vote your shares according to your choice. If you return a signed, dated proxy card to us but do not make specific choices, we will vote your shares as follows: (1) FOR each of the two nominees to our board; (2) FOR ratifying our selection of KPMG; (3) FOR approving, on a non-binding, advisory basis, the compensation we paid our named executive officers; and (4) FOR approval of the amendment to the ResMed Inc. 2009 Incentive Award Plan.

What does it mean if I received more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

GENERAL INFORMATION

What are broker non-votes and how are they counted?

If your broker holds your common stock in “street name” and you have not provided your broker with voting instructions, your broker may vote your shares in its discretion on proposals considered “routine” under NYSE rules. The only proposal considered “routine” is the proposal to ratify our auditor selection. If you do not provide direction to your broker with respect to this proposal, your broker may continue to exercise its discretion to vote your shares. The election of directors, the amendment to the ResMed Inc. 2009 Incentive Award Plan, and the advisory vote on executive compensation are not considered “routine”, and brokers do not have discretionary authority to vote on these matters without your direction. You must indicate to your broker how you wish to vote on any non-routine matter with respect to any shares you hold in “street name” or they will be considered a “broker non-vote.”

Broker non-votes will not affect the outcome of the election of our directors or the advisory vote regarding our executive compensation, as these matters are generally determined based on the number of votes cast and broker non-votes are not considered votes cast. Broker non-votes may have an effect on the proposal relating to the amendment of the incentive plan, since broker non-votes do not count as votes cast and this proposal requires at least 50% of the outstanding shares of common stock entitled to vote to be cast.

Your vote is important. We encourage you to submit your proxy, or provide instructions to your brokerage firm, bank or the CHESS nominee, as applicable. This will ensure that your shares are voted at our annual meeting.

How many shares must be present or represented to conduct business at the annual meeting?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if a majority of the outstanding shares entitled to vote are represented at our annual meeting. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares represented at our annual meeting for purposes of determining a quorum. If there are insufficient votes to constitute a quorum at the time of the annual meeting, we may adjourn the annual meeting to solicit additional proxies.

On the record date we had outstanding 141,659,275 shares of common stock (excluding treasury shares), the holders of which are entitled to one vote per share. Accordingly, an aggregate of 141,659,275 votes may be cast on each matter to be considered at our annual meeting, and at least 70,829,638 shares must be represented at the meeting to have a quorum.

What is the voting requirement to approve each of the proposals?

Proposal 1 – Directors will be elected by a majority of the votes cast in person or by proxy, which means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that candidate. Abstentions and broker non-votes do not count as a vote cast either “for” or “against” and will not affect the outcome of the election.

Under our board’s policy, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election will continue to serve, but is expected to tender a resignation to the board. The nominating and governance committee, or another duly authorized committee of the board, will decide whether to accept or reject the tendered resignation, generally within 90 days after certification of the election results. We will publicly disclose the board’s decision on the tendered resignation and the rationale behind the decision.

Proposal 2 – The proposal to ratify our selection of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2014, requires the affirmative vote of a majority of the aggregate votes cast in person or by proxy. Abstentions will not affect the outcome of this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, so we do not expect broker non-votes to result from the vote on proposal 2. Any broker non-votes that may result will not affect the outcome of this proposal.

Proposal 3 – The advisory vote to approve our executive compensation (“say on pay” vote) requires the affirmative vote of a majority of shares cast in person or by proxy. Abstentions and broker non-votes will not affect the outcome of this proposal. As an advisory vote, the results of this vote will not be binding on the board or the company. However, the board values the opinions of our stockholders and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and our executive compensation principles, policies and procedures.

Proposal 4 – Approval of the proposed amendment to the ResMed Inc. 2009 Incentive Award Plan, requires the affirmative vote of a majority of shares cast in person or by proxy, provided that the total votes cast on the proposal represent over 50% of the outstanding shares of common stock entitled to vote on the proposal. Votes “for” and “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. All outstanding shares, including broker non-votes, count as shares entitled to vote. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions, which are referred to as the “NYSE Votes Cast,” must be greater than 50% of the total outstanding shares of our common stock. Once this requirement is met, the number of votes “for” the proposal must be greater than 50% of the NYSE Votes Cast. The approval of an amendment to an equity plan is a matter on which brokers or other nominees are not empowered to vote without direction from the beneficial owner. Thus, broker non-votes can result from this proposal and make it difficult to satisfy the NYSE Votes Cast requirement. Abstentions have the effect of a vote against the proposal.

Who pays the costs of proxy solicitors?

The cost of soliciting proxies will be borne by us. After the original delivery of the Notice and other proxy soliciting material, further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail, and personal interview by our regular employees, who will not receive additional compensation for the solicitation. We will also request that brokerage firms and other nominees or fiduciaries deliver the Notice and proxy soliciting material to beneficial owners of the stock held in their names, and we will reimburse them for reasonable out-of-pocket expenses they incur.

How can I see a list of stockholders?

Under Delaware law, a list of stockholders entitled to vote at our annual meeting will be available at the meeting and for ten days before our annual meeting in our principal executive office, located at 9001 Spectrum Center Boulevard, San Diego, California, 92123 USA, between the hours of 9:00 a.m. and 4:00 p.m. US Pacific Time.

How will I receive my proxy materials?

We are furnishing proxy materials (proxy statement and annual report on Form 10-K) to our stockholders via the internet, instead of mailing printed copies of proxy materials to each stockholder. Accordingly, we are sending a notice of internet availability of proxy materials (Notice) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice if your shares are listed on the NYSE. If you hold our CHESS Units of Foreign Securities listed on the ASX, you will receive your Notice from our ASX share registry, Computershare Limited. If you received the Notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review this proxy statement, our annual report on Form 10-K, and proxy voting card via the internet. The Notice also instructs you on how you may submit your proxy via the internet.

You can, however, still receive a hard copy of our proxy materials by following the instructions contained in the Notice on how you may request to receive your materials in printed form on a one-time or ongoing basis. Certain stockholders who have previously given us a permanent request to receive a paper copy of our proxy materials will be sent paper copies in the mail.

Proposals

Proposal 1: Election of directors

Our bylaws authorize a board of directors with between one and thirteen members, with the exact number to be specified by the board from time to time. Our board has currently authorized eight directors.

The board is divided into three classes. One class is elected every year at our annual meeting for a term of three years. The class of directors whose term expires in 2013 has two current members: Michael Quinn and Richard Sulpizio. Accordingly, two directors are to be elected at this annual meeting, who will hold office until the 2016 annual meeting or until the director’s earlier death, disability, resignation, or removal. Mr. Quinn is not standing for re-election at this annual meeting.

On the nominating and governance committee’s recommendation, our board has nominated Carol Burt and Richard Sulpizio for election and re-election, respectively, as directors at this annual meeting. We are soliciting proxies in favor of these nominees and proxies will be voted for them unless otherwise specified. If Carol Burt or Richard Sulpizio becomes unable or unwilling to serve as director, the proxies will be voted for the election of such other person, if any, as the board designates. Ms. Burt was initially recommended as a potential board member by cSTONE & ASSOCIATES, a search consultant we retained.

Information concerning the nominees for director and the other directors who will continue in office after our annual meeting is set forth below:

	Current term expiration	Age as of September 16, 2013
Carol Burt	-	55	Nominee for election
Richard Sulpizio	2013	63	Director, nominee for re-election
Michael Farrell	2014	41	Chief executive officer
Christopher Roberts	2014	59	Director
John Wareham	2014	72	Director
Peter Farrell	2015	71	Founder and executive chairman of the board
Gary Pace	2015	65	Director
Ronald Taylor	2015	65	Lead director

The following biographical information is furnished with regard to our directors (including nominees) as of September 16, 2013.

Nominees for election at our annual meeting to serve for a three-year term expiring at the 2016 annual meeting:

Carol Burt is a newly-nominated candidate for director.

Carol J. Burt, a principal of Burt-Hilliard Investments since 2008, is a private investor with more than 30 years of experience in operations, strategy, corporate finance and investment banking. Ms. Burt has served as an operating partner for Consonance Capital Partners, a New York-based private equity firm focused on the healthcare industry, since January 2013.

Ms. Burt serves on the board of WellCare Health Plans, Inc., a publicly-held managed care company focused on government-sponsored healthcare programs including Medicare and Medicaid plans; and Envision Healthcare, a publicly-held company providing physician-led outsourced medical services.

Ms. Burt chairs WellCare’s compensation committee and serves on the audit and finance and nominating and governance committees. She also serves on Envision’s audit, finance, and nominating and governance committees. Ms. Burt qualifies as an audit committee financial expert.

Ms. Burt was formerly an executive of WellPoint, Inc., where she served from 1997 to 2007, most recently as WellPoint’s senior vice president, corporate finance and development. Ms. Burt was a member of the executive team that built WellPoint from a single state health plan to one of the US’ leading health benefits companies, with revenue of $61 billion. In her time at WellPoint, Ms. Burt was responsible for, among other things, corporate strategic planning and execution, mergers and acquisitions, strategic investments, finance, treasury, and real estate management. In addition, WellPoint’s financial services and international insurance business units reported to her.

Before joining WellPoint, Ms. Burt was senior vice president finance and treasurer at American Medical Response, a medical transportation company. Ms. Burt also spent 16 years at Chase Securities, Inc. (now JP Morgan), most recently as managing director and head of the healthcare investment banking group.

Ms. Burt served on the board of Vanguard Health Systems, Inc., a publicly-held hospital management company focused on developing regionally-focused integrated healthcare delivery networks through Vanguard’s acquisition by Tenet Healthcare on October 1, 2013. She also formerly served on the board of Transitional Hospitals Corporation, a publicly-held company that operated long-term care and psychiatric hospitals, and was a member of the advisory board of Psilos Group, a healthcare venture capital firm.

Ms. Burt graduated magna cum laude from the University of Houston, earning a bachelor of business administration degree, majoring in finance with a minor in accounting. In addition, Ms. Burt has completed advanced studies in business, finance, strategy and leadership through various universities including Rutgers Graduate School of Management, Darden Graduate School of Business, and The University of Chicago Graduate School of Business.

Ms. Burt’s skills and experience, particularly her 30 years of experience in operations, strategy, corporate finance and investment banking in the health insurance, healthcare services and financial services industries, combined with her board experience, led our board to the conclusion that she should serve as a director.

Richard Sulpizio has served as our director since August 2005. He is chair of our compensation committee.

From December 2009 until February 2013, Mr. Sulpizio served as president and chief executive officer of Qualcomm Enterprise Services, a division of Qualcomm Incorporated responsible for mobile communications and services to the transportation industry. He currently serves as a senior advisor to Qualcomm Enterprise Services. Mr. Sulpizio held numerous leadership positions with Qualcomm during his 20-year tenure there, including president and chief operating officer. He served as a member of Qualcomm’s board of directors from 2000 until 2007. Before joining Qualcomm, Mr. Sulpizio worked for eight  years at Unisys  Corporation, a diversified  computer and electronics company, and ten years at Fluor Corporation, an engineering and construction company. Mr. Sulpizio currently serves as a director of CA, Inc., an information technology management software company. He also serves as an honorary board member of the advisory board of the University of California San Diego’s Sulpizio Family Cardiovascular Center and the board of directors of the Danny Thompson Memorial Leukemia Foundation. Mr. Sulpizio holds a B.A. from California State University, Los Angeles, and an M.S. in Systems Management from the University of Southern California.

Mr. Sulpizio’s background reflects significant executive and operational experience with publicly-held technology companies, including his service as the president and chief operating officer of Qualcomm, and seven years as a member of the Qualcomm board’s strategic committee. In addition, Mr. Sulpizio also serves as a member of the compensation and governance committees of CA Technologies. Mr. Sulpizio’s experience and skills led our board to the conclusion that he should serve as a director.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE TWO NOMINEES TO THE BOARD OF DIRECTORS.

Directors continuing in office until our 2014 annual meeting:

Michael Farrell has served as our director since March 1, 2013.

Mr. Farrell has been our chief executive officer and a director since March 1, 2013. Before that appointment, he served as our president – Americas from May 2011. He was previously our senior vice president, strategic business unit – sleep from July 2007 to May 2011, and before that role he was our vice president, marketing for the Americas from June 2005 through July 2007, and prior to that he was our vice president, business development.

Before joining ResMed in September 2000, Mr. Farrell worked in management consulting and biotechnology, as well as in chemicals and steel manufacturing at Arthur D. Little, Genzyme Corporation, The Dow Chemical Company, and BHP Billiton.

Mr. Farrell sits on the board of directors of the La Jolla Playhouse and the New Children’s Museum, San Diego.

Mr. Farrell holds a bachelor of engineering, with first-class honors, from the University of New South Wales, a master of science in chemical engineering from the Massachusetts Institute of Technology, and an M.B.A. from the MIT Sloan School of Management.

Mr. Farrell was appointed to serve as a director on the board effective March 1, 2013, at the same time he was appointed as chief executive officer. Mr. Farrell does not serve on any of the board’s committees. Mr. Farrell’s skills and over 13 years’ experience with ResMed and 20 years’ experience with technology and healthcare industries provides him with a unique and deep understanding of our operations, technology and market, and led our board to the conclusion that he should serve as a director. In addition, the board believes it appropriate for the chief executive officer to serve as a member of the board.

Mr. Farrell’s father, Dr. Peter Farrell, is our founder and chairman of the board.

Christopher Roberts has served as our director since September 1992 and is a member of our audit committee. He also served as a director from August 1989 to November 1990.

Since February 2004, Dr. Roberts has been chief executive officer and president of Cochlear Limited, an ASX-listed hearing implant company for the treatment of severe and profound hearing impairment. Between August 1992 and January 2004 he was ResMed’s executive vice president responsible for European and Asia Pacific activities. Between 1976 and 1989 he served in various positions in medical device companies, including president of BGS Medical (Denver, Colorado), an orthopedic implant company.

Dr. Roberts holds a B.E. in chemical engineering with honors from the University of New South Wales, an M.B.A. from Macquarie University, a Ph.D. in biomedical engineering from the University of New South Wales, and a Doctor of Science (honoris causa) from both Macquarie University and from University of New South Wales. He is a fellow of the Australian Academy of Technological Sciences and Engineering, a fellow of the Australian Institute of Company Directors, and a fellow of the Institution of Engineers Australia. He was a member of the National Health and Medical Research Council, Australia’s health and medical research and advisory body for the 2003-2006 triennium, and the chairman of Research Australia, a non-profit organization from 2004 to 2010.

Dr. Roberts’ knowledge of our business gained through his significant executive service as our executive vice president responsible for our European and Asia Pacific commercial operations, combined with his executive experience with other publicly-held international medical device companies, led our board to the conclusion that he should serve as a director. In particular, the board believes Dr. Roberts’ lengthy tenure as a director of ResMed, especially when combined with his experience as a senior executive with ResMed, provides valuable depth of understanding of ResMed and its business environment, and continuity with board decisions and discussions. The board also believes that directors with longer tenure are more willing to criticize and challenge management, thus providing more independence. In addition, the board believes that the length of time that has elapsed since Dr. Roberts was an executive of ResMed enhances his independence. The board also believes that Dr. Roberts’ background and ongoing experience as the chief executive officer of a global medical device company based in Australia provides an important perspective for the board.

John Wareham has served as our director since January 2005. He is chair of our audit committee and a member of our nominating and governance committee.

From September 1993 to January 2004, Mr. Wareham was the president of Beckman Coulter, Inc. a NYSE-listed biomedical company that develops and markets instruments, chemistries, software and supplies to simplify and automate laboratory processes. Mr. Wareham also served as chief executive officer from August 1998 to February 2005 and chairman from January 1999 to April 2005. Before joining Beckman Coulter in 1984, Mr. Wareham  was  president  of  Norden Laboratories, Inc., a wholly-owned subsidiary of SmithKline Beckman. He first joined a predecessor of SmithKline Beckman Corporation in 1968.

Mr. Wareham is a director and non-executive chairman of STERIS Corporation, a NYSE-listed market leader in infection prevention, decontamination and health science technologies, products and services. Mr. Wareham previously served as a director on the boards of Beckman Coulter, Inc., Greatbatch, Inc. and Accuray Incorporated. From 2000-2001, Mr. Wareham served as chairman of the Advanced Medical Technology Association, or AdvaMed, a medical device industry trade association.

Mr. Wareham holds a B.S. in pharmacy from Creighton University in Omaha, Nebraska, and an M.B.A. from Washington University in St. Louis, Missouri.

Mr. Wareham’s background reflects significant executive and operational experience with publicly-held medical technology companies, including president, chief executive officer, and chairman of Beckman Coulter, as well as governance experience on other public companies’ boards. In particular, this experience includes more than five and six years of service on the STERIS compliance and compensation committees, respectively, six years of experience on the Greatbatch technology and audit committee and two years of experience on the Accuray governance committee. Mr. Wareham’s experience and skills led our board to the conclusion that he should serve as a director.

Directors continuing in office until our 2015 annual meeting

Peter Farrell is the founder and executive chairman of ResMed and has been chairman and a director since our inception in June 1989. He served as chief executive officer from July 1990 until December 2007 when he became executive chairman. In February 2011, he resumed the role of chief executive officer until March 2013, when he resumed the role of executive chairman.

From July 1984 to June 1989, Dr. Farrell served as vice president, research and development at various subsidiaries of Baxter International, Inc., and from August 1985 to June 1989, he also served as managing director of the Baxter Center for Medical Research Pty Ltd., a  Baxter  subsidiary.  From

January 1978 to December 1989, he was foundation director of the Graduate School for Biomedical Engineering at the University of New South Wales where he currently serves as a visiting professor and as chairman of the UNSW Centre for Innovation and Entrepreneurship.

Dr. Farrell also serves on two faculty advisory boards at the University of California, San Diego: the Rady Business School and the Jacobs Engineering School. He holds a B.E. in chemical engineering with honors from the University of Sydney, an S.M. in chemical engineering from the Massachusetts

Institute of Technology, a Ph.D. in chemical engineering and bioengineering from the University of Washington, Seattle and a D.Sc. from the University of New South Wales for research contributions in the field of treatment with the artificial kidney.

Since 2005, Dr. Farrell has been a director of NuVasive, Inc., a NASDAQ-listed company which develops and markets products for the surgical treatment of spine disorders. He also serves as the non-executive chair of QRxPharma, a clinical-stage specialty pharmaceutical company listed on the ASX.

Dr. Farrell is a fellow or honorary fellow of several professional bodies, including a member of the National Academy of Engineering, to which he was elected in 2012. Dr. Farrell was named 1998 San Diego Entrepreneur of the Year for Health Sciences, Australian Entrepreneur of the Year in 2001 and US National Entrepreneur of the Year for Health Sciences in 2005. Dr. Farrell joined the Executive Council of the Division of Sleep Medicine at Harvard Medical School in 1998, served as vice chairman from 2000 until 2010 when he became chairman; he served in that capacity until May 2013.

Dr. Farrell’s role as our founder and chief executive officer for over 19 years provides him with a unique and deep understanding of our operations, technology and industry. In addition, his background reflects significant executive experience with other publicly-held medical technology companies and public company governance experience and training. This experience and training includes more than seven years of experience on the nominating and governance committee and one year of experience on the compensation committee of NuVasive, four years of experience on the nominations and remuneration committees of QRxPharma, as well as coursework specific to corporate governance from the Harvard Business School. Dr. Farrell’s experience and skills led our board to the conclusion that he should serve as a director.

Dr. Farrell’s son, Michael Farrell, is our chief executive officer and one of our directors.

Gary Pace has served as our director since July 1994. He is a member of our nominating and governance committee and our compensation committee.

Dr. Pace is a co-founder, director, and consultant to QRxPharma Limited, a clinical-stage specialty pharmaceutical company listed on the ASX, and he was formerly the chairman and chief executive officer of a predecessor company to QRxPharma. In addition to ResMed, he serves as director of Transition Therapeutics, a NASDAQ and TSX-listed company developing new therapies, and as a director of Pacira Pharmaceuticals, a NASDAQ-listed specialty pharmaceutical company developing non-opioid products for post-surgical pain control. He is also a founder and director of Sova Pharmaceuticals, Inc., a privately-held pharmaceutical development company targeting central sleep apnea.

From 1995 to 2001, Dr. Pace was president and chief executive officer of RTPPharma, a developer of nano-articulate technology. From 2000 to 2002, Dr. Pace was chairman and chief executive officer of Waratah Pharmaceuticals Inc., a spin-off company from RTPPharma. From 1993 to 1994, Dr. Pace was the founding president and chief executive officer of Transcend Therapeutics Inc. (formerly Free Radical Sciences Inc.), a biopharmaceutical company. From 1989 to 1993, he was senior vice president of Clintec International, Inc., a Baxter/Nestle joint venture and manufacturer of clinical nutritional products.

Dr. Pace holds a B.Sc. with honors from the University of New South Wales and a Ph.D. from Massachusetts Institute of Technology. He is a fellow of the Australian Academy of Technological Sciences and Engineering.

Dr. Pace’s background reflects significant executive and operational experience in publicly-held pharmaceutical companies as well as scientific knowledge and directorial and governance experience. In 2011 the Corporate Directors Forum honored Dr. Pace as “Director of the Year in Corporate Governance.” His experience includes more than five years of service on the compensation committee of Peplin Inc., a specialty pharmaceutical company focused on advancing and commercializing innovative medical dermatology products listed on the ASX, seven years’ experience on the nominating and governance and compensation committees of Celsion Corp., an oncology drug development company listed on NASDAQ, and eight years’ experience as lead director and a member of the compensation and audit committees of Transition Therapeutics.

Dr. Pace’s executive and operational experience and skills led our board to the conclusion that he should serve as a director. In addition, the board believes Dr. Pace’s lengthy tenure as a director of ResMed provides valuable depth of understanding of ResMed and its business environment, and continuity with board decisions and discussions. The board also believes that directors with longer tenure are more willing to criticize and challenge management, thus providing more independence. The board also believes that Dr. Pace’s background and ongoing experience in pharmaceutical areas provides an important resource for the board.

Ronald Taylor has served as our director since January 2005 and our lead director since July 1, 2013. He is chair of our nominating and governance committee and a member of our compensation committee.

Mr. Taylor is a director of Actavis, Inc., a NYSE-listed specialty pharmaceutical company, and Red Lion Hotels Corp, a NYSE-listed hospitality company. From 2002 until his appointment to the ResMed board in 2005, he served as chairman of the ResMed Foundation.

In 1987, Mr. Taylor founded Pyxis Corporation, a manufacturer of automated drug dispensers for hospitals, where he served as chairman, president, and chief  executive  officer until its purchase by Cardinal Health, Inc., in 1996. For six years before founding Pyxis, Mr. Taylor was responsible for operations and international sales at Hybritech, Inc., a biotechnology company. Before joining Hybritech, he served over 10 years in management roles at Allergan Pharmaceuticals. Mr. Taylor received a B.A. from the University of Saskatchewan and an M.A. from the University of California, Irvine.

Mr. Taylor’s background reflects significant executive and operational experience with publicly-held medical technology and pharmaceutical companies, including experience in evaluating and investing in healthcare companies as a partner in a venture capital firm, and public company governance experience. He has been a director of approximately 20 public and privately held companies over the past 20 years. In addition, he has more than 15 years of experience as a member of the Red Lion Hotels governance, compensation and audit committees, and more than 16 years of experience as a member of the Actavis (formerly Watson Pharmaceuticals) audit, compensation and governance committees. Mr. Taylor’s experience and skills led our board to the conclusion that he should serve as a director.

Proposal 2: Ratification of selection of KPMG LLP as our independent auditors for fiscal year ending June 2014

The audit committee has appointed the firm of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2014. KPMG has served as our independent auditors since 1994. Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our auditor.

Stockholder ratification of the selection of KPMG LLP as our independent public auditors is not required by our bylaws or otherwise. However, the board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain KPMG. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the audit committee determines that the change would be in our and our stockholders’ best interests.

We expect representatives of KPMG LLP to be present at the meeting. They will be able to make statements if they so desire and to respond to appropriate questions from stockholders.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 2014.

Proposal 3: Advisory vote to approve named executive officer compensation

Background

We are providing stockholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal is commonly known as a “Say on Pay” proposal.

In November 2011, our stockholders approved, on an advisory basis, that we conduct this vote annually. Based on that approval, our board decided that it will hold a Say on Pay vote annually, at least until the next required vote on the frequency of an advisory vote. Because the Say on Pay vote is advisory, it does not bind us. But the board’s compensation committee, which consists entirely of independent directors, values our stockholders’ opinions, and will take the results of the Say on Pay vote into account when making future executive compensation decisions.

Summary

We are asking our stockholders to provide advisory approval of the compensation paid to the executive officers we have described in the “Compensation Discussion and Analysis” section of this proxy statement and the related executive compensation tables. Our executive compensation program is designed to:

•	provide a total compensation program that is competitive with similarly-sized companies in the medical device and medical technology industries with which we compete for executive talent;

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subject a significant portion of our executives’ compensation to the achievement of pre-established short-term corporate financial objectives through our annual cash incentive programs and our long-term shareholder value creation through our performance-based restricted stock unit (RSU) and performance-based stock unit (PSU) programs; and

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align the interests of our executives with those of our stockholders through equity-based incentive awards, in the form of stock options and RSUs, both of which align our executives’ financial rewards with those of our stockholders through appreciation of our stock price.

In 2013, our compensation programs aligned well with our goals and objectives and we continued to implement “best pay” practices and policies.

Overview of fiscal year 2013 – executive summary

Fiscal 2013 financial success.

•	During the 2013 fiscal year, we continued our trend of successful financial performance with 10% growth in net revenue, 21% growth in net income and 23% growth in diluted earnings per share.

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We attained strong one-, three-, and five-year absolute total stockholder returns (TSR) on the NYSE of 47%, 15% and 21%, respectively. Our relative TSR on the NYSE was above the 75th percentile of our US compensation peer group for the one- and three-year periods and approximated the median of our US compensation peer group for the three-year period.

Similarly, we attained strong one-, three- and five-year absolute TSR on the ASX of 63%, 12%, and 22%, respectively. On a relative basis, as compared to our Australian peers, our ASX TSR for the one- and five-year periods are above the 75th percentile and for the 3-year period approximates the median.

•	During fiscal year 2013, we began paying a quarterly dividend of $0.17 per share. In August 2013, we announced an increase in the dividend to $0.25 per share.

Successful implementation of succession plan. Effective as of March 1, 2013, we implemented a chief executive officer succession plan with the appointment of Michael Farrell, our former president – Americas, to serve as our chief executive officer. In conjunction with this appointment, Dr. Peter Farrell, the then-current chairman of the board, president and chief executive officer, was appointed to serve solely as the executive chairman of the board, and Robert Douglas, our then-chief operating officer also assumed the role of president, while James Hollingshead assumed the position of president – Americas. In making these important management changes, the board noted Mr. Farrell’s leadership skills in sales, marketing, business development and commercial strategy, and Mr. Douglas’ expertise and excellent track record of increasing productivity and efficiencies of global operations.

Compensation tied to performance. We believe that our executive officers were instrumental in achieving our positive financial results. We further believe that the compensation paid to our named executive officers for fiscal year 2013 reflects and is tied to their contributions to our success. During 2013, approximately 85% of our chief executive officers’ compensation, and 82% of our other named executive officers’ compensation was at risk and tied to our financial and stock price performance.

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Annual cash awards reflect our improved performance in two key measures. Based on strong 2013 performance for adjusted revenue and adjusted EBITDA, we paid bonuses ranging from 101% to 118% of target bonus opportunity. These were the formulaic outcomes of the bonus plan based on achievement versus pre-established goals, and there was no discretion applied. We believe that the goals achieved reflected above-median performance based on benchmark performance data provided by the compensation committee’s independent compensation consultant. Our short-term bonus program has a minimum requirement that we achieve 85% of our target before any payment is received on that target, and the maximum payout is 200% of target bonus (which would require that we achieve 130% of our targeted metrics). We do not guarantee bonuses, or have multi-year guaranteed bonuses.

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We implemented long-term performance-based equity awards. In order to better align our compensation with our performance and to tie management’s interests with those of our stockholders, beginning in fiscal year 2013, we began granting 50% of the value of the equity grant made to executive officers as PSUs, measured over a three-year period beginning on the date of grant, with the ultimate number of shares to be received depending on ResMed’s total stockholder returns compared to the total shareholder returns (TSRs) of companies included in the US Dow Jones Medical Device Index, a broad-based index of medical device companies. The PSUs require us to perform at the median of the index companies before any portion of the performance-based equity awards are earned.

The other 50% of the value of our equity awards is granted in the form of either (1) stock options, or (2) restricted stock awards. Commencing in 2013, both the options and RSU awards vest over a three-year period, but the RSU awards are also subject to the performance condition that we achieve 50% of our budgeted net profit in our third and fourth quarters, either individually or combined. We believe this design best balances the competing considerations of pay-for-performance orientation, stockholder alignment, retention, and administrative complexity.

Last year’s say on pay vote. At our 2012 annual meeting, approximately 81% of our stockholders voted to approve, on an advisory basis, the compensation paid to our executive officers disclosed in last year’s proxy statement. While the compensation committee believes this is a signal of support for our programs, it has taken strides in 2013 to further align the interests of our management with our stockholders and tie our compensation to our performance by introducing long-term performance based units. We believe that the company may have complexities in achieving a high say on pay vote that are not experienced by many of our competitors because of the dual listing of our shares in the US and Australia, as well as the fact that our compensation philosophy is consistent with our US peer companies. The US-based pay philosophy results in executive compensation that is different than the Australian model, with lower salary and higher equity value than our Australian peers. But we believe these arrangements best balance the competing philosophies and are in the best long-term interests of our stockholders because most of our executive officers are in the US, and we compete for talent mostly with companies that pay using US compensation structures.

Recent implementation of emerging best practices. Our compensation committee, assisted by its independent compensation consultant, continuously monitors emerging best executive compensation practices, particularly among our peer companies. In addition, we have continued to use compensation practices that we understand to be consistent with best practices, and do not have practices generally viewed as problematic.

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Eliminated excise tax gross-ups in change of control agreements. Effective June 30, 2012, we revised all of our change of control agreements with our executive officers to eliminate any excise tax gross-ups. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax.

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Limited change of control severance and no other severance. The cash severance on change of control is limited to a double-trigger (requiring both a change of control and a termination) and the highest multipliers are for our executive chairman and our chief executive officer, at 200% of salary and bonus. All of our named executive officers are employed at-will, without contracts, and have no right to severance on termination, except for terminations in the event of a change of control.

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Limited retirement plans. We do not provide supplemental pension plans for our named executives. Our executives in the US and Australia participate in our 401(k) plan and superannuation plan on the same statutory basis as all other employees.

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Equity award ownership guidelines. We have stock ownership guidelines for our executives and in 2013 increased the ownership guidelines for our directors. The guidelines require our executive chairman and our chief executive officer to hold ResMed stock with a value target of three times annual base salary, while other executive officers are required to hold at one and one-half times their annual base salaries. Members of our board are required to hold five times their annual retainer. As of the end of fiscal year 2013, each of our directors and named executive officers met their value target.

BOARD RECOMMENDATION

The board believes that the information provided above and within the “Compensation Discussion and Analysis” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution will be submitted for a stockholder vote at the annual meeting:

“RESOLVED, that the stockholders of ResMed approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this proxy statement.”

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE EXECUTIVE COMPENSATION OF RESMED’S NAMED EXECUTIVE OFFICERS.

Proposal 4: Approval of the Amendment to the ResMed Inc. 2009 Incentive Award Plan

We are asking our stockholders to approve an amendment (the “Amendment”) to the ResMed Inc. 2009 Incentive Award Plan, as approved by our stockholders on November 18, 2009 and subsequently amended and approved by our stockholders on November 17, 2011 (the “2009 Plan”). The Amendment would provide for the following changes to the 2009 Plan:

•	Increase the number of shares of our common stock reserved for issuance under the 2009 Plan by 8,345,000 shares;

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Modify the method by which shares of common stock subject to full value awards are counted, such that the shares of common stock available for issuance under the 2009 Plan (a) will be reduced by 2.8 shares (instead of 3.0 shares) for each share of common stock subject to a full value award and reduced by one share for each share subject to a stock option or SAR, in each case, that is granted on or after June 30, 2013; and (b) will be increased by 2.8 shares (instead of 3.0 shares) for each share of common stock subject to a full value award, and one share for each share subject to an option or SAR in each case, that terminates, expires, lapses or is forfeited or is settled for cash or, with respect to full value awards, is tendered or withheld to satisfy tax withholding liabilities;

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Amend the performance criteria under the 2009 Plan to permit the grant of performance-based awards tied to achievement of the following additional performance goals: productivity, operating efficiency and return on net assets;

•	Extend the term of the 2009 Plan from September 29, 2019 to September 11, 2023;

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Require that dividends, dividend equivalents, or stock or other property distributed as a dividend not be payable with respect to stock options or SAR or paid out on any unvested RSUs and require that dividends and dividend equivalents payable in connection with performance-based awards will only be paid to the extent that the performance-based vesting conditions are satisfied and the shares underlying the awards are earned and vest;

•	Clarifies certain non-discretionary equitable adjustments to be made to the 2009 Plan and outstanding awards in the event of certain restructurings of our common stock; and

•	Clarifies that the administrator may not amend a stock option to extend the term beyond its seven-year limit.

We are also asking our stockholders to approve the 2009 Plan, as amended by the Amendment, to satisfy the stockholder approval requirements of section 162(m) of the US Internal Revenue Code.

On September 12, 2013, based on our compensation committee’s recommendation, our board approved and adopted the Amendment, subject to approval by our stockholders. The Amendment will become effective on its adoption by our board, subject to our stockholders’ approval at our 2013 annual stockholders meeting, except as otherwise provided in this Proposal 4. Unless and until our stockholders approve the Amendment, we will continue to grant awards under the 2009 Plan’s terms and from the shares available for issuance under the 2009 Plan, without regard to the Amendment proposed in this Proposal 4. We will not grant any awards under the changes proposed in this Amendment unless and until our stockholders approve this Proposal 4.

Accordingly, if our stockholders do not approve this Proposal 4, we will not be able to grant performance-based awards tied to the achievement of the additional performance criteria for which we are seeking approval. If this Proposal 4 is not approved by our stockholders, we may continue to grant performance-based compensation under the current terms of the 2009 Plan (without regard to the Amendment) within the meaning of section 162(m) of the US Internal Revenue Code, subject to the terms and limitations of the current 2009 Plan until our 2014 annual meeting of stockholders, based on our stockholders’ November 18, 2009 approval of the 2009 Plan, and we expect that, absent stockholder approval of the proposal set forth in this Proposal 4, we will seek stockholder approval of the material terms of the performance goals under the 2009 Plan at the 2014 annual meeting of stockholders.

Stockholder approval of the Amendment is necessary for us to (1) meet the stockholder approval requirements of the NYSE; (2) take tax deductions for certain compensation resulting from awards granted under the 2009 Plan that may be intended to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code; and (3) grant incentive stock options (ISOs) under the 2009 Plan.

Specifically, stockholder approval of the Amendment will constitute approval of the material terms of the performance goals set forth in the 2009 Plan under the stockholder approval requirements of section 162(m) of the Internal Revenue Code, which will enable us to continue to award performance-based compensation within the meaning of section 162(m) through our 2018 annual meeting of stockholders, preserving the deductibility of these awards for federal income tax purposes. In addition, approval of the Amendment will constitute approval under the stockholder approval requirements of section 422 of the US Internal Revenue Code, relating to ISOs.

Introduction

We believe that equity and incentive awards are an important way to attract and retain a talented executive team and align the executives’ interests with our stockholders’ interests. The 2009 Plan was approved by our stockholders in 2009 and currently, without giving effect to the proposed Amendment, authorizes 35,475,000 shares for issuance under the Plan since the Plan’s inception. As of June 30, 2013, there were 10,654,934 shares remaining available for future awards under the 2009 Plan. The Amendment provides for an increase in the authorized and available shares by 8,345,000 shares, less any grants made between June 30, 2013, and the date our stockholders approve the Amendment (counted at the new 2.8-to-1 ratio for full value awards). The Amendment results in an aggregate number of shares authorized for issuance under the Plan since its inception of 43,820,000. After giving effect to the share increase in the Amendment, and presuming no awards are granted between June 30, 2013, and the date of the annual stockholder meeting, there will be no more than 18,999,934 shares available for grant under the Plan.

In deciding to approve the Amendment, our board and compensation committee reviewed reports prepared by Frederic W. Cook & Co., Inc. (FW Cook), our independent compensation consultant, which included an analysis of certain metrics related to the 2009 Plan, as proposed to be amended by the Amendment (the “Amended Plan” or the “incentive plan”), including burn rate, dilution and overhang, and the costs of the incentive plan, including the estimated stockholder value transfer cost. Specifically, our board and compensation committee considered that:

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For fiscal years 2011-2013, our three-year adjusted average net burn rate was 2.56% of the fully diluted common shares outstanding. For fiscal year 2013, the burn rate was 3.48%. This calculation gives effect to full value award multipliers and is net of forfeitures. See detail in “Burn Rate and Overhang” below.

•	If we do not increase the shares available for issuance under our 2009 Plan, then based on our historical share usage rates, we would expect to exhaust the share limit under the 2009

Plan by the end of fiscal year 2015, at which time we would lose an important compensation tool aligned with stockholder interests to attract, motivate and retain highly qualified talent.

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At the end of fiscal year 2013, our end of year overhang rate was 12.1%, calculated by dividing (i) the number of shares subject to equity awards outstanding at the end of the fiscal year plus the number of shares remaining available for issuance under our incentive plan by (ii) the number of our shares outstanding at the end of the fiscal year. If approved, issuing the additional shares to be reserved under the 2009 Plan would dilute stockholders’ holdings by an additional 4.8% on a fully-diluted basis, based on the number of shares of our common stock outstanding as of June 30, 2013. Accordingly, if the Amendment is approved, we expect our overhang at the time of the 2013 annual stockholders meeting will be approximately 16.9%.

Stockholder approval of the Amendment will allow us to continue to provide equity awards as part of our compensation program, an important tool for motivating, attracting and retaining talented employees and for creating stockholder value. If we do not increase the shares available for issuance under the 2009 Plan, we would expect to exhaust the share limit under the 2009 Plan by the end of fiscal year 2015, based on historical usage. This would cause us to lose an important compensation tool, and may compel us to increase the cash component of employee compensation because we would need to replace components of compensation previously delivered in equity awards. Replacing equity compensation with cash may lead to a greater cash compensation expense and a decrease in cash flow.

If our stockholders do not approve this Proposal 4, we will seek stockholder approval of the material terms of the performance goals under the 2009 Plan at our 2014 annual meeting of stockholders, so we may continue to grant performance-based compensation within the meaning of section 162(m) of the US Internal Revenue Code. If our stockholders do not approve the performance criteria under the 2009 Plan at our 2014 annual meeting of stockholders, we will lose the tax deduction for grants of performance-based awards to our named executive officers that are intended to qualify as performance-based compensation under section 162(m). Currently, our annual cash incentive program, our PSUs (which typically comprise 50% of the equity value granted to our executives) and our performance-based RSUs are all intended to qualify as performance-based compensation under Section 162(m). Because these awards are key to our executive compensation program, the loss of this tax deduction will put us at a disadvantage and will compromise our executive compensation program.

The compensation committee, which administers the 2009 Plan, recognizes its responsibility to strike a balance between stockholder concerns regarding the potential dilutive effect of equity awards and the ability to attract, retain and reward employees whose contributions are critical to the long-term success of ResMed. The incentive plan reflects a broad range of compensation and governance best practices, including the following key features:

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Limitations on grants. The maximum aggregate number of shares with respect to one or more awards that may be granted to any one person during any calendar year is 3,000,000 shares or $3,000,000 with respect to cash-based performance awards. However, the maximum aggregate number of shares may be adjusted to take into account equity restructurings and certain other corporate transactions as described below, the issuance of rights and certain other events described in the incentive plan.

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No or replacement of options or stock appreciation rights. The incentive plan prohibits us from, without stockholder approval: (1) amending options or stock appreciation rights to reduce the exercise price, (2) cancelling any outstanding option or stock appreciation right in exchange for cash or another award (other than in connection with a change of control); or (3) taking any other action with respect to an option or stock appreciation right that would be treated as a repricing under the rules and regulations of the principal US national securities exchange on which the shares are listed.

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Limited dividends or dividend equivalents. The Amendment requires that dividends and dividend equivalents payable in connection with performance-based awards will only be paid out to the extent that the performance-based vesting conditions are satisfied and the shares underlying the awards are earned and vested. In addition, our policy is not to pay dividends or dividend equivalents on restricted stock, RSUs, or PSUs that vest or are earned based on performance conditions unless and until the performance conditions have been met and the award vests or is earned. The incentive plan requires that dividends and dividend equivalents not be payable with respect to stock options or SARs or paid out on any unvested RSUs.

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No in-the-money option or stock appreciation right grants. The incentive plan prohibits us from granting options or SARs with an exercise or base price less than the fair market value, generally the closing price, of our common stock on the date of grant.

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Section 162(m) qualification. The incentive plan is designed to allow awards made under the incentive plan, including equity awards and incentive cash bonuses that are intended to qualify as performance-based compensation under section 162(m) of the US Internal Revenue Code.

If our stockholders approve this Proposal 4, their approval will be considered approval of the incentive plan for purposes of sections 162(m) and 422 of the US Internal Revenue Code.

Burn rate and overhang

In administering our equity program, we consider both our “net burn rate” and our “overhang.”

We define “net burn rate” as the number of equity awards granted in the year, net of cancellations and expirations, divided by the sum of the undiluted weighted average shares of our common stock outstanding during the year. The “net burn rate” measures the potential dilutive effect of our annual equity grants. During the previous three fiscal years, we granted the equity awards, and experienced the forfeitures set forth below:

	ResMed average annual equity usage			3-year average
	FY2013	FY2012	FY2011	(FY2011-2013)
Options Granted	444,766	791,265	1,032,800	756,277
Time-vested RSUs Granted	994,621	1,220,335	992,479	1,069,145
Target PSUs Granted	264,978	-	-	88,326

Gross Grants	1,704,365	2,011,600	2,025,279	1,913,748
Gross Option-Equivs[1].	5,347,558	4,632,263	4,272,377	4,750,732
Option Forfeitures	(59,550)	(386,800)	(915,498)	(453,949)
RSU/PSU Forfeitures	(75,784)	(256,405)	(172,281)	(168,157)

Net Grants	1,569,031	1,368,395	937,500	1,291,642
Net Option-Equivs[1].	4,976,755	3,438,429	2,794,532	3,736,572
Absolute
Gross Usage %	1.19%	1.38%	1.33%	1.30%
Net Usage %	1.10%	0.94%	0.61%	0.88%
Option-Equivalent
Gross Usage %	3.74%	3.17%	2.80%	3.24%
Net Usage %	3.48%	2.36%	1.83%	2.56%
Wtd. Avg. Shares Outstanding	143,049,000	145,901,000	152,471,000	147,140,333

1Assumes that each RSU and PSU is the ASC 718 cost-equivalent to the number of options.

We define “overhang” as the equity awards outstanding but not exercised, plus equity awards available to be granted (the “available equity award shares”), divided by the sum of total shares of common stock outstanding equity awards outstanding but not exercised, and available equity award shares. The “overhang” measures the potential dilutive effect of outstanding equity awards and future awards available for grant. Our overhang as of June 30, 2013 was 12.1%.

We believe that our net burn rate and equity overhang (with or without including the shares requested under the Amendment) are reasonable in relation to companies in our industry. Our equity overhang is near the 25th percentile as a percentage of fully-diluted shares. Our net burn rate and equity overhang also reflect a judicious and consistent use of equity for compensation purposes.

The following table summarizes outstanding equity award balances and related information as of June 30, 2013, under the incentive plan:

Outstanding options	Weighted average exercise price of outstanding options	Weighted average remaining term of outstanding options (a)	Outstanding unvested RSUs and PSUs	Number of shares remaining available for issuance

6,316,136	$22.68	3.1 yrs	2,633,407	10,919,812

(a)	The term of stock options may not exceed seven years.

The principal features of the Amended Plan are summarized below, but the summary is qualified in its entirety by reference to the 2009 Plan, which was filed as an Exhibit to Form 8-K on November 23, 2009, the 2011 amendment, which was filed as Appendix A to our definitive proxy statement on October 4, 2011, and the current Amendment, which is attached to this proxy statement as Appendix A. We encourage you to read the 2009 Plan, the 2011 amendment and the current Amendment carefully.

Purpose of the Incentive Plan

The purpose of the incentive plan is to continue to provide additional incentive for directors, employees and consultants to further our growth, development and financial success by personally benefiting through the ownership of our common stock, or other rights which recognize their growth, development and financial success. Our board also believes that the incentive plan enables us to obtain and retain the services of directors, employees and consultants that are considered essential to our long range success by offering them an opportunity to own stock and other rights that reflect our financial success. The incentive plan is also designed to permit us to make cash and equity-based awards intended to qualify as “performance-based compensation” under section 162(m) of the US Internal Revenue Code.

The 2009 Plan initially became effective on August 21, 2006.

Securities subject to the Incentive Plan

If our stockholders approve this proposal, the maximum aggregate number of shares of our common stock that may be issued or transferred by awards under the incentive plan will be increased by 8,345,000 shares, from 35,475,000 shares to 43,820,000 shares (less awards granted after June 30, 2013, and counted at the new fungible ratio described below). As of June 30, 2013, there were approximately 10,654,934 shares remaining available for future awards under the 2009 plan.

The Amendment provides that effective as of June 30, 2013, the number of shares of our common stock available for grant under the incentive plan will be reduced by (1) 2.8 shares (previously 3.0 shares) for each one share of our common stock granted subject to any “full value award,” which is any award other than a stock option, SAR or other award for which the holder pays the intrinsic value, and (2) one share for each share of our common stock granted subject to all other awards granted under the incentive plan.

The incentive plan counts shares on a “gross” basis and does not allow the re-grant of shares withheld or surrendered in payment of the exercise price of a stock option or tax withholding obligations of any option or SAR (previously any award). In addition, shares of our common stock subject to a SAR that are not issued in connection with the stock settlement of the SAR and shares of our common stock that we reacquire in the open market or otherwise using cash proceeds from the exercise of a stock option will not be added to the shares that are available for grant under the incentive plan. If any award under the incentive plan is cancelled, terminated, expires, forfeited or settled for cash, any shares subject to the award at that time will be available for future grants under the incentive plan. In addition, in the event that shares are tendered or withheld to satisfy taxes arising from an award (other than an option or SAR those shares will also be available for future grants under the incentive plan. These replenishment provisions will add back one share for each one share subject to a stock option, SAR and other award for which the holder pays the intrinsic value that was granted under the incentive plan that is subsequently terminated, expired, forfeited, lapses or settled for cash. For every share subject to a full value award that expires, lapses, terminates or is forfeited or settled for cash or that is withheld to satisfy tax withholding liabilities after June 30, 2013, 2.8 shares (previously 3.0 shares) will be made available for issuance under the incentive plan. In no event, however, will any shares of common stock again be available for future grants under the incentive plan if that would cause an incentive stock option to fail to qualify as an incentive stock option under section 422 of the US Internal Revenue Code.

Shares issued in assumption of, or in substitution for, outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the incentive plan, to the extent permitted by applicable law or any exchange rule. Additionally, available shares under a stockholder-approved plan of an entity acquired by us or any of our subsidiaries (as appropriately adjusted and converted into shares of our common stock to reflect the acquisition transaction) may be used for future awards under the incentive plan and will not be counted against the shares of common stock available for grant under the incentive plan, subject to applicable laws and exchange rules. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the incentive plan.

The shares of common stock covered by the incentive plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. For purposes of the incentive plan, the fair market value of a share of our common stock as of any given date generally will be the closing sales price for a share of our common stock on that date, as quoted on the NYSE or, if there is no closing sales price for our common stock on that date, the closing sales price for a share of our common stock on the last preceding date for which a quotation exists, as reported in The Wall Street Journal or another source the administrator deems reliable. The closing sales price for a share of our common stock on September 13, 2013, was $52.68, as quoted on the NYSE.

Eligibility

Our employees and consultants (and the employees and consultants of our majority-owned subsidiaries) and our non-employee directors are eligible to receive awards under the incentive plan. As of June 30, 2013, there were approximately 4,000 eligible employees and consultants, and eight eligible directors, six of whom are non-employee directors. The administrator determines which employees, consultants and directors will be granted awards. No person is entitled to participate in the incentive plan as a matter of right, nor does participation constitute assurance of continued

employment or service. Only those employees, non-employee directors and consultants who are selected to receive grants by the administrator may participate in the incentive plan.

Awards under the Incentive Plan

The administrator may grant or issue stock options, SARs, restricted stock, RSUs, deferred stock, dividend equivalents, performance awards and stock payments, or any combination. Each award is set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Non-qualified stock options. Non-qualified stock options (NQSOs) will provide for the right to purchase shares of our common stock at a specified price not less than the fair market value for a share of our common stock on the date of grant (except for awards issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries), and usually will become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to completing the applicable vesting service period or attaining pre-established performance goals. NQSOs may be granted for any term specified by the administrator, but may not exceed seven years.

Incentive stock options. ISOs are designed to comply with US Internal Revenue Code requirements, and will be subject to certain restrictions. For example, ISOs must have an exercise price not less than the fair market value of a share of our common stock on the grant date (except for awards issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries), and may only be granted to employees. ISOs, however, may be subsequently modified to disqualify them from treatment as ISOs. ISO treatment may not be available for options that become first exercisable in any calendar year to the extent the value of the underlying shares that are the subject of the option exceeds $100,000, based on the fair market value of the shares on the option grant date. To the extent this limit is exceeded, the options granted will be NQSOs. If we grant an ISO to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our stock, the incentive plan requires the ISO’s exercise price to be at least 110% of the fair market value of a share of our common stock on the grant date, and the ISO must not be exercisable until five years after the grant date. Like NQSOs, ISOs usually will become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to completing applicable vesting service periods or attaining pre-established performance goals. ISOs may be granted for any term specified by the administrator, but may not exceed seven years.

Stock appreciation rights. SARs provide for the payment of an amount to the holder based on increases in the price of our common stock over a set base price. The base price must be at least 100% of the fair market value of a share of our common stock on the grant date for any SAR we grant under the incentive plan (except for awards we issue in assumption of, or in substitution for, outstanding awards of any entity acquired in any form or combination by us or our subsidiaries). SARs under the incentive plan will be settled in cash or shares of our common stock, or in a combination of both, at the administrator’s election. We may grant SARs granted together with stock options or other awards, or separately. SARs may be granted for any term the administrator specifies, but may not exceed seven years.

Restricted stock. The administrator will determine the price (if any) and restrictions (including time vesting or satisfying performance goals) that apply to restricted stock we issue. If vesting conditions or other restrictions are not met, we may typically repurchase restricted stock at the original purchase price, if any, or restricted stock may be forfeited. In general, restricted stock may not be sold, or otherwise hypothecated or transferred, until the vesting restrictions and other restrictions applicable to the shares are removed or expire. Recipients of restricted stock, unlike recipients of options or RSUs, generally will have voting rights and will receive dividends before restrictions lapse.

Deferred stock awards. Deferred stock may not be sold or otherwise hypothecated or transferred until issued. Deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights before vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

Restricted stock units. RSUs entitle the holder to receive shares of our common stock, subject to the removal of restrictions which may include completing applicable vesting service periods or attaining pre-established performance goals. We may delay issuing shares of our common stock under RSUs until after the RSUs vest. RSUs may not be sold, or otherwise hypothecated or transferred, and holders of RSUs do not have voting rights. RSUs generally will be forfeited, and the underlying shares of stock will not be issued, if the applicable vesting conditions and other restrictions are not met. Our policy is not to pay dividend equivalents (described below) with respect to restricted stock, restricted stock units, or PSUs that vest or are earned based on performance conditions unless and until the performance conditions have been met and the award vests or is earned.

Dividend equivalents. Dividend equivalents represent the value of the dividends per share paid by us, if any, calculated with reference to a specified number of shares. Dividend equivalent rights may be granted alone or in connection with RSUs, deferred stock or other full value awards granted to the participant under the incentive plan, but may not be granted in connection with stock options or SARs or paid out on any unvested restricted stock units. The administrator may elect to pay dividend equivalents in cash, in shares of our common stock, or in a combination of both. The Amendment requires that dividends or dividend equivalents with respect to an award with performance-based vesting will only be paid out to the holder to the extent that the performance-based vesting conditions are satisfied and the award vests.

Performance awards. Performance awards may be granted by the administrator to employees, consultants or non-employee directors based on, among other things, the contributions, responsibilities and other compensation of the particular recipient. These awards generally will be based on specific performance goals and may be paid in cash or in shares of our common stock, or in a combination of both, at the election of the administrator. Performance awards may include “phantom” stock awards that provide for payments based on the value of our common stock. Performance awards may also include bonuses granted by the administrator, which we may pay in cash, in shares of our common stock, or in a combination of both.

Stock payments. The administrator may authorize stock payments in the form of our common stock or an option or other right to purchase our common stock and may, without limitation, issue them as part of a deferred compensation arrangement in lieu of all or any part of compensation – including, without limitation, salary, bonuses, commissions and directors’ fees – that would otherwise be payable in cash to the employee, non-employee director or consultant.

Section 162(m) “Performance-Based” Awards

The administrator may designate employees as participants whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by section 162(m) of the US Internal Revenue Code. The administrator may grant to those designated employees and other eligible persons stock options, SARs, restricted stock, RSUs, deferred stock, dividend equivalents, performance awards, cash bonuses and stock payments that are paid, vest or become exercisable on the achievement of specified performance goals which are related to one or more of the following performance criteria, as applicable to us or any subsidiary, division, operating unit, product or individual:

•    net earnings (either before or after interest, taxes, depreciation and/or amortization);

•    gross or net sales or revenue; net income (either before or after taxes);

•    operating income (either before or after taxes);

•    cash flow or cash flow per share (including, but not limited to, operating cash flow and free cash flow either before or after dividends);

•    cash flow return on investment;

•    return on assets or net assets;

•    return on capital (including, but not limited to, total return on capital and return on invested capital);

•    return on stockholders’ equity;

•    total stockholder return;

•    economic value added;

•    return on sales;

•    gross or net profit, cash or operating margin;

•    costs;

•    funds from operations;

•    expenses;

•    working capital;

•    earnings per share;

•    price per share of our common stock or any other publicly-traded security of ours;

•    FDA or other regulatory body approval for commercialization of a product;

•    implementation or completion of critical projects;

•    market share;

•    debt;

•    cash;

•    factoring transactions;

•    initiating or completing clinical studies or phases of clinical studies;

•    initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies;

•    financing and other capital raising transactions (including sales of our equity or debt securities);

•    in-licensing and out-licensing of intellectual property;

•    third-party validation of any manufacturing process of ours, any subsidiary or any third-party manufacturer;

•    sales or licenses of assets (including, but not limited to, intellectual property);

•    manufacturing yields;

•    productivity;

•    operating efficiency.

Performance goals established based on the performance criteria may be measured either in absolute terms, or as compared to any incremental increase or decrease, or as compared to one or more other companies’ performance. The administrator may provide at the grant that objectively determinable adjustments will be made for purposes of determining the achievement of one or more of the performance goals established for an award. The incentive plan provides that any adjustments will be based on one or more of the following:

•    items related to changes in applicable laws, regulations;

•    accounting principles or business conditions;

•    items related to financing activities;

•    expenses for restructuring or productivity initiatives;

•    other non-operating items;

•    items related to acquisitions;

•    items attributable to the business operations of any entity acquired by us during the performance period;

•    items related to the disposal of a business or segment of a business;

•    items related to any unusual or extraordinary corporate item, transaction, event, or development; or

•    items related to discontinued operations that do not qualify as a segment of a business under United States generally accepted accounting principles, sometimes referred to herein as GAAP.

Achievement of performance goals and any adjustments will be determined in accordance with GAAP to the extent it applies, unless the administrator provides otherwise.

Award limit

The incentive plan provides that the maximum number of shares that may be subject to awards granted under the incentive plan to any individual during any calendar year may not exceed 3,000,000 shares, or 4,500,000 shares in a participant’s initial hiring year, subject to adjustment in the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off or other transaction that affects our common stock in a manner that would require adjustment to the limit to prevent the dilution or enlargement of the potential benefits we intended to make available under the incentive plan. Cash-settled performance awards granted in any calendar year may not have an aggregate maximum amount payable in excess of $3,000,000.

Vesting and exercise of awards

The applicable award agreement will state when the right to exercise the award vests. At any time after granting an award, the administrator may accelerate the vesting period, subject to certain limitations. No portion of an award which is not vested at a participant’s termination of service will subsequently become vested, except as the administrator may otherwise provide, either in the agreement relating to the award, or by action after granting the award. There are no minimal vesting requirements for full value awards.

A participant generally may only exercise an option or SAR while the participant remains our employee, director or consultant, or for a specified period of time (up to the remainder of the award term) after the recipient’s termination of service, as the administrator may specify. While continuing service, a participant may exercise any vested portion of an award until the award expires. The grant agreements currently provide that unexercised vested stock options at least 1% in the money will be automatically exercised on the expiration date.

Only whole shares of our common stock may be purchased or issued under an award. Any required payment for the shares subject to an award will be paid in the form of cash or a check payable to us in the amount of the aggregate purchase price. However, the administrator may, in its discretion and subject to applicable laws, allow payment through one or more of the following:

•	delivery (actual or constructive through attestation) of certain shares of our common stock owned by the participant;

•	surrender of shares of our common stock that would otherwise be issuable on exercise or vesting of the award;

•	delivery of property of any kind which constitutes good and valuable consideration;

•

with respect to options, a sale and remittance procedure where the optionee places a market sell order with a broker with respect to the shares of our common stock then issuable on exercise of the option, and the broker timely pays a sufficient portion of the net proceeds of the sale to us in satisfaction of the option exercise price for the purchased shares; or

•	any combination of the methods above.

Transferability of awards

Participants generally may sell, pledge, assign or transfer awards in any manner other than by will or by the laws of descent and distribution or, subject to the consent of the administrator of the incentive plan, under a domestic relations order, unless and until the award has been exercised, or the shares underlying the award have been issued, and all restrictions applicable to shares have lapsed. Notwithstanding the foregoing, a participant may also, with the administrator’s consent, transfer NQSOs to certain family members and trusts. During the holder’s lifetime, only the holder or a permitted transferee may exercise an award.

No repricing

The administrator will not (a) lower the price per share of an option or stock appreciation right after it is granted, (b) cancel an option or stock appreciation right in exchange for cash or another award (other than in connection with a change in control), or (c) take any other action with respect to an option or stock appreciation right that would be treated as a repricing under the rules and regulations of the principal US national securities exchange on which the shares are listed, unless (1) our stockholders approve it, or (2) it occurs in connection with certain equitable adjustments as described in the plan (to prevent the dilution or enlargement of potential benefits in connection with a corporate transaction).

Plan benefits

We cannot currently determine the future benefits that our current directors, executive officers and all eligible employees will receive under the incentive plan, if approved.

Equity award grants under the 2009 Plan

The following table sets forth summary information concerning the number of shares of our common stock subject to options, RSUs and PSUs made under the 2009 Plan since the 2009 Plan’s inception on August 21, 2006 through September 16, 2013:

Named executive officer	# of shares underlying option grants	Weighted average exercise price	# of shares underlying RSU grants
Peter C. Farrell	1,350,000	$24.00	240,261
Michael Farrell	390,110	$28.00	182,293
Robert Douglas	386,555	$22.00	207,338
James Hollingshead	37,244	$44.00	131,585
David Pendarvis	608,714	$24.00	90,089
Brett Sandercock	360,000	$19.00	168,313

All current executive officers as a group (7 persons)	3,429,623	$23.05	1,182,893
All current non-employee directors as a group (6 persons)	1,051,701	$24.93	38,424
Nominees for election as a director
Richard Sulpizio	172,793	$23.83	6,527
Carol Burt	-	-	-
All employees, including current officers who are not executive officers, as a group	13,179,821	$21.37	3,504,035

Adjustments for stock splits, recapitalizations and mergers

If there is any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off, disposition of all or substantially all of our assets or other similar transaction that affects our common stock, or certain restructurings, the administrator of the incentive plan will make proportionate adjustments to any or all of the:

•	number and kind of shares of our common stock (or other securities or property) with respect to which awards may be granted or awarded under the incentive plan;

•	limitation on the maximum number and kind of shares that may be subject to one or more awards granted to any one individual during any calendar year;

•	number and kind of shares of our common stock (or other securities or property) subject to outstanding awards under the incentive plan;

•	manner in which full value awards will be counted; and

•	grant or exercise price with respect to any outstanding award.

Change of control

In the event of a “change of control,” as defined in the incentive plan, each outstanding award will be assumed, or substituted for an equivalent award, by the successor corporation. If the successor corporation does not provide for the assumption or substitution of the awards, the administrator may cause all awards to become fully exercisable before the transaction is completed and all forfeiture restrictions on any or all awards to lapse. The administrator may also grant awards under the incentive plan which provide for immediate accelerated vesting on a change of control or the occurrence of a subsequent event, such as the termination of the participant’s employment or service.

Administration of the Incentive Plan

Our board’s compensation committee administers the incentive plan unless our board assumes authority for administration. Our board administers the incentive plan as to awards to non-employee directors. We expect the compensation committee to consist of two or more directors, each of whom is intended to qualify as both a “non-employee director,” as defined in Rule 16b-3 of the Exchange Act, an “outside director” for purposes of section 162(m) of the US Internal Revenue Code, and an “independent director” by NYSE listing standards. Our board or the compensation committee may delegate its authority to grant awards under the incentive plan to a committee consisting of one or more members of the board or compensation committee. Our board also may delegate its authority to grant awards under the incentive plan to a committee consisting of one or more of our officers, but that delegation will not include authority to grant awards to individuals who are subject on the date of grant to the reporting requirements of section 16(a) of the Exchange Act, individuals whose compensation in the year of grant is, or in a future calendar year may be, subject to the limitation on deductibility under section 162(m) of the US Internal Revenue Code or the officers who are delegated authority as a member of that committee.

The administrator has the power to:

•	select which directors, employees and consultants are to receive awards and the award’s terms;

•	determine whether options are to be NQSOs or ISOs, or whether awards are to qualify as “performance-based” compensation under section 162(m) of the US Internal Revenue Code;

•	construe and interpret the terms of the incentive plan and awards granted under the incentive plan;

•	adopt rules for the administration, interpretation and application of the incentive plan;

•	interpret, amend or revoke any of the rules adopted for the administration, interpretation and application of the incentive plan; and

•

amend one or more outstanding awards in a manner that does not adversely affect the rights and obligations of an award’s holder (except in certain limited circumstances). The amendment clarifies that the administrator’s power to amend may not be used to extend a stock option’s term beyond the incentive plan’s seven-year limit.

Because we have operations in Australia and other countries outside the United States, the incentive plan also authorizes the administrator to modify the terms and conditions of awards, including adopting one or more subplans, as the administrator deems advisable to ensure compliance with applicable foreign laws and listing standards, provided that the modifications do not violate any other applicable law or require stockholder approval.

Amendment and termination of the Incentive Plan

Our board or the compensation committee may amend the incentive plan at any time, but stockholder approval is required to increase the limits on the number of shares that may be issued, to materially change the eligibility requirements, to decrease the exercise price of any outstanding option or SAR granted under the incentive plan, or to replace any outstanding option or SAR with cash, restricted shares, or any other awards.

Our board or the compensation committee may suspend or terminate the incentive plan at any time. If this proposal is approved by our stockholders, the Amended Plan provides that in no event may an award be granted under the Amended Plan on or after September 11, 2023.

Material US Federal income tax consequences associated with the Incentive Plan

The following is a general summary under current law of the material US federal income tax consequences to participants granted an award under the incentive plan. This summary deals with the general US federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and non-US income taxes and employment taxes are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality.

This summary does not discuss all aspects of federal income taxation that may be relevant in light of a holder’s personal circumstances. This summarized tax information is not tax advice and a holder of an award should rely only on the advice of their legal and tax advisors.

Non-qualified stock options. If an optionee is granted a non-qualified stock option under the incentive plan, the optionee should not have taxable income on the grant of the option. The optionee generally should recognize ordinary income at the time of exercise in an amount equal to the fair market value of a share of our common stock at that time, less the exercise price paid. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of the shares generally will be the fair market value of our common stock on the date the optionee exercises the option. Any subsequent gain or loss will be taxable as a capital gain or loss.

Incentive stock options. No taxable income should be recognized by the optionee at the time of the grant of an incentive stock option, and no taxable income should be recognized for regular federal income tax purposes at the time the option is exercised; however, the excess of the fair market value of our common stock received over the option price is an “item of adjustment” for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition.

For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying.

•

A qualifying disposition generally occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in the sale or disposition is granted and more than one year after the date the shares are transferred on exercise.

•	A disqualifying disposition generally occurs if the sale or disposition occurs before these two periods are satisfied.

On a qualifying disposition, the optionee should recognize long-term capital gain in an amount equal to the excess of the amount realized on the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the optionee should recognize ordinary income on the smaller of the:

•	excess of the fair market value of those shares on the exercise date over the exercise price paid for the shares, or

•	price at which the shares are sold over the exercise price paid for those shares.

Any additional gain or loss recognized on the disposition will be recognized as a capital gain or loss by the optionee.

With respect to our tax obligations, we will not be entitled to any federal income tax deduction if the optionee makes a qualifying disposition of the shares. If the optionee makes a disqualifying disposition of the purchased shares, then generally we or our subsidiary should be entitled to a federal income tax deduction, for the taxable year in which the disposition occurs, equal to the ordinary income recognized by the optionee.

Stock appreciation rights. The recipient of a SAR should generally not recognize taxable income on the grant of the SAR, but, on exercise of the SAR, the cash or the fair market value of the shares received should be taxable as ordinary income.

Restricted stock. In general, a recipient of restricted stock should not be taxed on the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture” and that is non-transferable within the meaning of section 83 of the US Internal Revenue Code. However, when the restricted stock is no longer subject to the substantial risk of forfeiture (for example, when the restrictions lapse on a vesting date) or the shares become transferable, the recipient should recognize ordinary income equal to the fair market value of the common stock on the date the restrictions lapse or become transferable, less the amount paid, if any, for the restricted stock. A recipient of restricted stock may, however, make an election under section 83(b) of the US Internal Revenue Code to be taxed at the time of the grant or purchase on an amount equal to the fair market value of the common stock on the date of transfer, less the amount paid, if any, for the restricted stock. If a timely section 83(b) election is made, the recipient should not recognize any additional income as and when the restrictions applicable to the restricted stock lapses.

Restricted stock units and deferred stock. A recipient of RSUs or a deferred stock award generally should not have ordinary income on grant of RSUs or deferred stock. When the shares of common stock are delivered under the terms of the award, the recipient should recognize ordinary income equal to the fair market value of the shares delivered, less any amount paid for the shares.

Dividend equivalent awards and performance awards. A recipient of a dividend equivalent award or a performance award generally will not recognize taxable income at the time of grant. However, when an award is paid, whether in cash or in shares of common stock, the recipient will recognize ordinary income equal to the value received.

Stock payments. A recipient of a stock payment generally will recognize taxable ordinary income in an amount equal to the fair market value of the shares of common stock received.

Tax deductions and section 162(m) of the US Internal Revenue Code. We or our subsidiaries generally should be entitled to a federal income tax deduction at the time and for the same amount as the recipient recognizes as ordinary income, except as otherwise described above with respect to ISOs, and subject to the limitations of section 162(m) of the US Internal Revenue Code with respect to compensation paid to certain “covered employees.” Under section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1,000,000 in any one year. The section 162(m) deduction limit, however, does not apply to certain “qualified performance-based compensation” as defined by the US Internal Revenue Code, and established by an independent committee.

In particular, stock options and SARs will satisfy the “qualified performance-based compensation” exception if the awards are made by a qualifying committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (that is, the exercise price or base price is not less than the fair market value of the stock subject to the award on the grant date). Other awards granted under the incentive plan may be “qualified performance-based compensation” for purposes of section 162(m), if the awards vest or are paid solely based on the achievement of one or more pre-established, objective performance goals. The incentive plan is structured in a manner that is intended to enable the committee to provide awards that satisfy the requirements for “qualified performance-based compensation” under section 162(m). If the committee determines that it is in our best interest to make use of those awards, the remuneration attributable to those awards should not be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the US Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the US Internal Revenue Service nor preclude the US Internal Revenue Service from adopting a contrary position.

Section 409A of the US Internal Revenue Code. Certain awards under the incentive plan may be considered “non-qualified deferred compensation” for purposes of section 409A of the US Internal Revenue Code, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a non-qualified deferred compensation plan fails to meet the requirements of section 409A, or is not operated in accordance with those requirements, all amounts deferred under the non-qualified deferred compensation plan for the taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includable in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under section 409A, the amount will be subject to income tax at the regular income tax rates plus an additional 20% tax, as well as a potential interest on the tax.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2009 PLAN.

COMPANY INFORMATION

Corporate Governance

Board independence

Our board has determined that six of our eight continuing directors, Messrs. Quinn, Pace, Roberts, Sulpizio, Taylor and Wareham, are independent members of our board under the listing standards of the NYSE, and they and their respective family members have no material relationship with us, commercial or otherwise, that would impair the director’s independence. Ms. Burt, our director-nominee, is also independent. The board also determined that each member of the audit, nominating and governance, and compensation committees is independent as required by the applicable listing standards of the NYSE and that each member of the audit committee is independent as required by the applicable laws of the SEC. The board determined that Dr. Peter Farrell and Michael Farrell each have a material relationship with us as an executive officer that prohibits them from being considered independent under applicable standards.

The following specific relationships or transactions were considered by our board in making its independence decisions:

•

During fiscal year 2013, Dr. Farrell served as chairman of the board of QRxPharma Limited, a clinical-stage specialty pharmaceutical company listed on the ASX. Dr. Pace is a co-founder and director of QRxPharma and continues to work with QRxPharma as a consultant. Mr. Quinn is a director of QRxPharma. We do not do any business with QRxPharma.

•

As of fiscal year-2013, we continued to hold a total equity investment of $505,250 in Sova Pharmaceuticals, a company of which Dr. Pace is a founder and director. Sova is a pharmaceutical development company targeting central sleep apnea. In addition, during 2013, we continued to hold an equity investment of approximately $500,000 in Sanitas, Inc., a company in which Dr. Pace holds an equity investment of approximately $50,000. These investments were approved by our board without Dr. Pace’s participation.

•

Mr. Quinn’s son, Matthew Quinn, serves as the head of facility management for one of our Australian-based subsidiaries. Mr. Matthew Quinn is not a ResMed executive officer. For a more complete description, see “Transactions with Related Persons.”

•	Dr. Roberts served as an executive officer from 1992 through 2003. He has not been affiliated with us, other than being one of our directors, during the past approximate ten years.

•

Drs. Pace and Roberts and Mr. Quinn have each served as directors for more than ten years. The board considered that the length of their tenure had not compromised their independence; in fact, in the board’s view, the depth of their knowledge and insight with the company has strengthened their contributions to our board.

Our board determined that these matters did not prevent Dr. Pace or Dr. Roberts from being considered independent under applicable standards.

Meetings and director attendance

During fiscal year 2013, each director attended 100% of the meetings of our board and of the committees on which the director served. Our board and standing committees met as follows:

Regular board: four meetings;

Compensation committee: eight meetings;

Audit committee: eight meetings; and

Nominating and governance committee: four meetings.

During each regular meeting, our independent directors met without management present, and our lead director chaired those sessions. In addition to meetings, the members of our board and its committees sometimes take action by written consent in lieu of a meeting, as permitted under Delaware corporate law, or discuss company business without calling a formal meeting.

All directors were present for our 2012 annual stockholders meeting. We encourage directors to attend our annual meetings and generally schedule board meetings to coincide with the annual meeting to facilitate directors’ attendance.

Board oversight of risk

The general risk oversight function is retained by the full board while the standing committees of the board, comprised and chaired by our independent directors, retain primary responsibility for risk identification and analysis in the key areas further defined below. The committees periodically provide updates to the board regarding significant risk management issues and management’s response.

Committee	Primary risk oversight responsibility

Audit committee	Overseeing financial risk, capital risk, financial compliance risk and internal controls over financial reporting.

Compensation committee	Overseeing our compensation philosophy and practices and evaluating the balance between risk-taking and rewards to senior officers.

Nominating and governance committee	Evaluating each director’s independence and the effectiveness of our corporate governance guidelines and code of business conduct and overseeing management’s succession planning.

Designated internal management, as well as certified professional accounting firms performing annual internal audits, regularly review and test functions, controls and processes to review, evaluate and recommend mitigation strategies, as may be warranted. Critical areas of focus include financial, operational, regulatory, compliance, economic, compensation, and competition, among others.

Board leadership structure

Dr. Farrell has served as our chairman of the board since 1989, and has concurrently served as our chief executive officer from our founding through January 2008, and from February 2011 through March 2013. In March 2013, Dr. Farrell resigned as chief executive officer, and continued in his role of executive chairman, on the appointment of Michael Farrell as our new chief executive officer. Since March 2013, we have separated the roles of chairman of the board and chief executive officer.

The board continues to believe that having Dr. Farrell serve as the chairman of the board is the most appropriate leadership structure for us and in the best interest of our stockholders. Dr. Farrell is our founder, has been our chairman since our founding in 1989, and served as our chief executive officer for over 20 years. Dr. Farrell provides deep institutional knowledge about our organization’s history and operations, the industry, the science underlying the medical conditions we address and the technology we develop. Under his leadership, the board believes we have achieved remarkable success and delivered substantial long-term rewards for our stockholders. Maintaining him in the role as chairman provides leadership continuity.

The board believes the advantages described above outweigh any theoretical risks or disadvantages arising from Dr. Farrell’s role as an executive or from his serving as chairman while his son, Michael Farrell, serves as chief executive officer.

First, the board believes that since March 2013, Dr. Farrell has been uniquely suited to effectively perform the dual roles of providing leadership to the board as chairman, and serving in an officer role as executive chairman, in which he assists in the executive transitions and provides guidance to management, particularly in the areas of long-term strategy, consulting with key opinion leaders in related fields, and maintaining our unique values and culture. In addition, our board and Dr. Farrell intend that he will not serve in his officer role effective January 1, 2014, and will continue to serve as non-executive chairman of the board.

Second, the board believes our leadership structure mitigates any potential risks from the family relationship between Dr. Farrell and Michael Farrell. Six of our eight directors are independent, which provides an independent counterbalance to an executive chairman. The role of independent lead director also provides an additional structure enabling an effective independent board. Our lead director role is filled by our current nominating and governance committee chairman. The primary responsibilities of the lead director are to preside over board meetings in the absence of the chairman, call, establish the agenda for and preside over meetings of the independent directors, act as a liaison between the independent directors and chairman, guide the chairman on board meeting agendas as well as the adequacy of information to be presented, communicate with stockholders as appropriate, and other duties that may be delegated by the board, independent directors, chairman or the nominating and governance committee. Finally, all of the board’s committees are filled entirely by independent directors, providing an opportunity for the board to fulfill its oversight responsibilities.

For the reasons discussed above, our board believes the current leadership structure is in our best interest at this time. However, our corporate governance guidelines give the board the flexibility to change its leadership over time, as needed. The board continues to evaluate whether its leadership structure is appropriate as our business evolves.

Committees of our board of directors

The board has three standing committees to assist in the management of our affairs: compensation, nominating and governance, and audit. A copy of the charters for each of these standing committees can be found on our website at www.resmed.com. In addition, in February 2011, the board formed an ad hoc committee, the chief executive officer succession committee. The board dissolved that committee in March 2013, after completing the chief executive officer succession process. In May 2013, as part of its routine ongoing assessment of its own operating procedures, the board reviewed the existing committee structure and decided to reduce the size of the nominating and governance committee, and rotate the chairs of all committees, effective at the beginning of fiscal year 2014.

Below is a summary of our committee structure and membership information for fiscal year 2013 and currently.

CURRENTLY (FISCAL YEAR 2014)
Independent director	Compensation committee	Nominating and governance committee	Audit committee

Gary Pace	member	member	-

Michael Quinn (not standing for re-election)	-	-	member

Christopher Roberts	-	-	member

Richard Sulpizio	chair	-	-

Ronald Taylor	member	chair	-

John Wareham	-	member	chair

FISCAL YEAR 2013
Independent director	Compensation committee	Nominating and governance committee	Audit committee	CEO succession committee

Gary Pace	member	chair	-	chair

Michael Quinn (not standing for re-election)	-	member	chair	-

Christopher Roberts	-	member	member	-

Richard Sulpizio	member	member	-	-

Ronald Taylor	chair	member	-	member

John Wareham	-	member	member	member

Compensation committee

The compensation committee currently consists of Richard Sulpizio (chair), Gary Pace, and Ronald Taylor. During fiscal year 2013, Mr. Taylor served as chair, and Messrs. Pace and Sulpizio were members. Each of the compensation committee members has been determined by our board to meet the independence requirements for compensation committee service under the current listing standards of the NYSE and SEC.

The compensation committee’s primary purposes are to:

•	establish and review the compensation of our officers and executives;

•	oversee management’s decisions regarding our compensation philosophies, practices, and procedures; and

•	advise the board regarding the compensation of directors.

The compensation committee meets in person and by telephone to perform its duties. It works primarily with our chief administrative officer and global general counsel, our chief human resources officer, and their staff to gather internal data and solicit management’s recommendations regarding compensation. The committee also communicates directly with our chief executive officer, as appropriate, for recommendations and information regarding compensation, particularly with regard to the direct reports to the office of the chief executive officer. In addition, the committee consults with our chief financial officer and his staff regarding the financial impact of certain compensation decisions. However, the committee generally determines the compensation for each of our individual officers outside of the presence of the affected officer. The committee also advises and consults with other non-executive board members as it determines appropriate regarding compensation issues.

During fiscal year 2013, the committee retained a nationally-recognized independent consultant, Frederic W. Cook & Co., Inc. The consultant was engaged to render advisory services and to serve as the committee’s independent compensation consultant in connection with compensation-related matters for our executives and board. During fiscal year 2013, these compensation matters included assessing our executive compensation program, including salaries, target and actual bonuses, and long-term incentive equity grants. The consultant also advised the compensation committee regarding board compensation, including board fees and equity grants. The consultant provided the committee with information regarding industry trends, best practices, and regulatory changes. Companies included in the peer group for competitive comparisons were initially proposed by the consultant and approved by the committee. The consultant was engaged directly by the committee. The consultant worked with our chief administrative officer and global general counsel, our chief human resources officer and their staff, but also communicated directly with the committee.

During fiscal year 2013, the committee also considered information provided by management from other third-party consultants we retained, primarily regarding market practices and data concerning the compensation paid in certain non-US countries.

During fiscal year 2013, the committee continued its practice of delegating to our chief executive officer and our chief administrative officer and global general counsel, authority to approve certain equity grants to employees who were not officers whose compensation was approved by the committee, so long as the aggregate total of those equity grants did not exceed committee-established thresholds and were consistent with committee-determined standard terms for grants. During fiscal year 2013, under this authority, this subcommittee granted 37,500 options and 32,523 RSUs. The committee believes this delegation enhances our ability to attract, reward and retain talented employees by allowing management to extend binding employment offers and to act in other special situations quickly and flexibly. All other equity grants (including grants to named executive officers) must be pre-approved by the committee.

Nominating and governance committee

During fiscal year 2013, the nominating and governance committee consisted of all of our independent directors, namely Gary Pace (chair), Michael Quinn, Christopher Roberts, Richard Sulpizio, Ronald Taylor and John Wareham. Beginning in fiscal year 2014, the board reduced the size of the nominating and governance committee, to increase its efficiency, and in the expectation that the March 2013 completion of the chief executive officer succession process would reduce the committee’s workload. The current members are Mr. Taylor (chair), and Messrs. Pace and Wareham.

The nominating and governance committee’s primary purposes are to:

•	assure that the composition, practices and operation of our board contribute to lasting value creation and effective representation of our stockholders; and

•

assist the board with selecting board and committee members, committee selection and rotation practices, evaluating the board’s overall effectiveness, and reviewing and considering developments in corporate governance practices.

Our corporate governance guidelines state goals regarding composition of the board and committees, meetings and expectations of directors. A copy of our corporate governance guidelines may be found on our website at www.resmed.com.

The nominating and governance committee is responsible for reviewing with the board, on an annual basis, the appropriate characteristics, skills and experience required for the board as a whole and its individual members. To assist in promoting a diversity of backgrounds and experience on the board, the nominating and governance committee takes reasonable steps to identify and consider board candidates who are drawn from a wide talent pool, representing diversity of thought, culture, gender, ethnicity, race, background and other qualities.

The suitability of individual candidates depends on many factors. Those factors include:

•	fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility;

•	practical wisdom and mature business judgment;

•	ability to make independent analytical inquiries, general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

•	experience in corporate management, or as a board member of a publicly-held company;

•	academic experience and technical understanding in the area of our operations;

•	professional experience in our industry; and

•	a commitment to representing the long-term interests of our stockholders.

The board evaluates each individual in the context of the board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

In determining whether to recommend a director for re-election, the nominating and governance committee also considers the director’s past attendance at meetings and participation in and contributions to the board’s activities.

After review and deliberation of all feedback and data, the nominating and governance committee makes its recommendation to our board.

Recommendations we receive from stockholders are subject to the same criteria as are candidates nominated by the nominating and governance committee. The committee will consider stockholder suggestions for nominees for directorship and has a policy to consider any candidate recommended by stockholders who have held a minimum of 1% of our outstanding voting securities for at least one year. A recommending stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board. The stockholder must also provide any other information about the candidate that would be required by US SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate (including the consent to a background check) and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of ownership of our stock.

All communications should be submitted in writing to the chair of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. Recommendations received after 120 days before the mailing of the proxy will likely not be considered timely for consideration at that year’s annual meeting.

The nominating and governance committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. For further information, see “Stockholder proposals for 2014 annual meeting.”

Audit committee

The audit committee currently consists of John Wareham (chair), and Michael Quinn and Christopher Roberts. During fiscal year 2013, Mr. Quinn served as chair, and Messrs. Roberts and Wareham were members. Each of the audit committee members has been determined by our board to be financially literate and meet the other requirements for audit committee service under the current listing standards of the NYSE and SEC. In addition, our board has identified all members of the audit committee as financial experts according to the SEC’s requirements.

The audit committee’s primary purposes are to assist the board with its oversight responsibilities regarding:

•	management’s conduct of, and the integrity of our financial reporting;

•	our systems of internal control over financial reporting and disclosure controls and procedures; and

•	qualifications, engagement, compensation, independence, and performance of our independent auditors.

Chief executive officer succession committee

In February 2011, our board created an ad hoc committee -- the chief executive officer succession committee -- comprised of board members Messrs. Pace, Taylor and Wareham, and advised by Mr. Pendarvis and Dr. Farrell, to evaluate and oversee succession planning for the chief executive officer role. The committee was chaired by Dr. Pace, and met on an as-needed basis. In March 2013, the board appointed a new chief executive officer and made other related executive appointments. Accordingly, the board decided there was no ongoing need for the committee, and dissolved the committee.

Communications with our board of directors

Any interested person, including any stockholder, may communicate with our non-employee board members by written mail addressed to the chairman of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. We encourage stockholders to include proof of ownership of our stock in their communications. The secretary will forward all communications to the chairman of the nominating and governance committee.

Code of ethics

We have a code of business conduct and ethics for directors, officers and employees, which can be found at www.resmed.com. The code summarizes the compliance and ethical standards and expectations we have for all of our officers, directors and employees, including our chief executive officer and senior financial officers, with respect to their conduct in connection with our business. Our code of business conduct and ethics constitutes our code of ethics within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. We intend to disclose future amendments to or waivers of certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and individuals performing similar functions on our website at www.resmed.com within five business days or as otherwise required by the SEC or the NYSE.

Director Compensation — 2013

Fiscal year 2013 program – cash. Our non-executive director cash compensation program for fiscal year 2013 was revised, resulting in cash payments and equity grants as follows:

•	an annual retainer of $50,000;

•	no additional retainer to members of standing committees;

•

a temporary additional retainer of $10,000 to members of the chief executive officer succession committee (note that this committee dissolved during fiscal year 2013 and the additional service retainer will not continue);

•	additional retainers to the lead director and chairs of our standing committees as follows:

-	$20,000 for the lead director;

-	$18,000 for the audit committee chair;

-	$12,000 for the compensation committee chair; and

-	$10,000 for the nominating and governance committee chair.

•	no per-meeting fees, nor any retirement benefits to our non-executive directors.

Fiscal year 2013 program – equity. During fiscal year 2013, we awarded an equity grant on our annual stockholders meeting date to our non-executive directors with a grant date fair value of $250,000. Our non-employee directors had the opportunity to elect to receive their equity grant in the form of: (1) 100% options; (2) 100% RSUs, or (3) 50% options and 50% RSUs. Four of our directors elected to receive 100% options, and two elected to receive 100% RSUs.

The number of options or RSUs we granted was based on a relative fair value calculation prepared by an outside third party. RSUs and options vest in full on the earlier of: (1) November 11 in the year after the grant date, or (2) the date of the first annual meeting of stockholders following the grant date. Non-executive directors are prohibited from selling or otherwise transferring 50% or more of the shares of common stock delivered to them on vesting of RSUs, and from exercising any vested options, until the earlier of November 11 in the third year after the grant date or six months after the director’s termination of directorship.

Changes for fiscal year 2013. The fiscal year 2013 director compensation program compared to the fiscal year 2012 as follows:

•	Board retainer: no change;

•	No retainer to standing committee members: no change;

•	Additional retainer to chief executive officer succession committee: increased from $5,000 per year to $10,000 per year, to reflect the increased activity level for this committee;

•	Additional retainers:

-	Lead director: no change;

-	Audit chair: increased from $15,000 to $18,000, to reflect the 75th percentile of peer companies;

-	Compensation committee chair: increased from $10,000 to $12,000, to reflect the 75th percentile of peer companies; and

-	Nominating and governance committee chair: no change.

•	Equity grant: no change in grant value.

Compensation philosophy. The compensation committee reviews non-executive director compensation, including reports from FW Cook, the committee’s independent compensation consultant. After its review, the committee makes recommendations on non-executive director compensation to the board, and the board makes the final determination regarding non-executive director compensation.

The compensation committee and board review data on both US peers and Australian peers, reflecting the company’s dual-listing locations. Australia and the US generally have different pay philosophies for compensating non-executive directors. ResMed’s Australian peers generally pay higher cash, award less equity, and have overall lower compensation for non-executive directors than ResMed’s US peers. While the board considers Australian peer data, the board believes the most relevant peers for ResMed director compensation are US peers. ResMed’s primary listing is on the NYSE, it is primarily subject to US corporate governance requirements and risks, and its headquarters and the majority of its senior executives and directors are in the US. In addition, this philosophy is also consistent with ResMed’s philosophy on executive compensation, which gives more weight to ResMed’s US peer’s pay practices. Finally, we do not wish to create internal or cultural divisions by using significantly differentiated pay models between directors based in the US and Australia.

Market Comparisons. In May 2012, the board and compensation committee reviewed director compensation for fiscal year 2013. They reviewed FW Cook’s report covering cash compensation and equity compensation, compared to a peer group of 16 medical device and medical technology companies. They also considered information from a group of eight Australian-based peers. The committee confirmed these peer groups in April 2012, and used the same peer groups to benchmark ResMed’s executive compensation for fiscal year 2013. More information on the peer groups is included in section below, Compensation Process – Peer group companies.

After considering this material and the compensation committee’s recommendation, the board agreed to continue cash and equity compensation levels from fiscal year 2012 (with the changes mentioned above), which would continue to target total annual compensation at approximately $300,000, the same value target used for fiscal years 2011-2012. This program aligned cash compensation in the bottom quartile as compared to the peer companies, equity compensation in the upper quartile compared to the peer companies and total compensation at approximately the 75th percentile of peer companies. The board believes the 75th percentile was the appropriate positioning, given that the lower cash/higher equity program has more performance risk, and more alignment with stockholders than many peer programs. A 75th percentile total compensation positioning is also consistent with ResMed’s philosophy on executive compensation.

The compensation committee and board will continue to monitor compensation trends, competitive practices, tax regulations, and other matters related to non-executive director compensation, and make adjustments as appropriate.

Equity ownership guidelines. We have adopted equity ownership guidelines for our non-executive directors. Each non-executive director is expected to hold ResMed stock with a value of at least five times the annual retainer amount (a total value of $250,000 based on the retainer and guidelines in effect in fiscal year 2013). Shares of stock and unvested RSUs count towards the guidelines, but stock options (whether in-the-money or not) do not count toward the guidelines. Existing directors have five years from August 2010 to meet this guideline. If these guidelines are not met, upon vesting of RSUs or option exercise, the director must retain shares equal to 50% of the after-tax value of shares acquired upon the vesting or exercise until the director’s guidelines are met. As of June 30, 2013, each of our non-executive directors met the equity ownership guidelines.

Cap on total cash compensation. At the 2010 annual stockholders meeting, our stockholders approved a cap in the total cash compensation paid to non-executive directors as a group of $800,000. This cap was originally required under a listing rule of the ASX. That listing rule no longer applies to us, because in 2011, the ASX approved a change in our admission category to an ASX Foreign Exempt Listing. Nevertheless, in fiscal year 2013, the non-executive directors received in the aggregate total cash consideration of $390,000, leaving room under the current aggregate cap for the addition of other non-executive directors, as intended. However, we have no current plans to increase the size of the board.

Changes for fiscal year 2014. In May 2013, the board adopted the following changes to the non-executive director compensation program for fiscal year 2014:

•	increase the board retainers to $65,000; and

•	increase the compensation committee chair retainer to $15,000.

The board approved these changes after reviewing the compensation committee’s independent consultant’s report that with these changes, total board compensation would remain broadly in-line with the 75th percentile comparable peer companies’ practices.

New directors. New directors will pro-rate their value-based equity awards and retainers (for the period between their start date and the next annual meeting or service period, respectively). We do not provide new directors with any initial inducement equity awards.

Executive directors. Our officers do not receive additional compensation for their service as directors.

Fiscal year 2013 compensation table. The table below summarizes the compensation received by our non-employee directors for the year ended June 30, 2013:

Director	Fees earned or paid in cash (a)	Option awards (b)(d)	Restricted stock units (c)(d)	Total
Gary Pace	$90,000	$242,898	-	$332,898
Michael Quinn	$68,000	$242,898	-	$310,898
Christopher Roberts	$50,000	$242,898	-	$292,898
Richard Sulpizio	$50,000	-	$249,984	$299,984
Ronald Taylor	$72,000	-	$249,984	$321,984
John Wareham	$60,000	$242,898	-	$302,898

(a)	Each director was also reimbursed for expenses incurred for attending meetings (although these amounts are not reflected in the table above).

(b)

The amounts shown are the grant date fair value of options granted in fiscal year 2013, computed in accordance with FASB ASC Topic 718, based on the Black-Scholes model of option valuation to determine grant date fair value. The following assumptions were used:

November 15, 2012
Market price of stock	$38.98

Exercise price of option	$38.98

Expected stock volatility	32.52

Risk-free interest rate	0.61%

Expected life	4.9

Dividend yield	1.74%

(c)

The dollar value of the RSUs shown represent the grant date fair value of stock awards granted in the year computed based on the $38.98 closing value on November 16, 2012, the date of the grant, rounded down to the nearest whole share.

(d)	The following table sets forth the number of options (both exercisable and unexercisable) and RSUs held by each of our non-employee directors as of the end of fiscal year 2013:

Director	Options outstanding at fiscal year end	Restricted stock units outstanding at fiscal year end

Gary Pace	330,727	-

Michael Quinn	270,727	-

Christopher Roberts	270,727	-

Richard Sulpizio	268,793	6,527

Ronald Taylor	36,000	14,070

John Wareham	132,727	-

Executive Officers

As of the record date, September 16, 2013, our executive officers were:

Executive officer	Age	Position
Don Darkin	60	President – sleep-disordered breathing strategic business unit
Robert Douglas	53	President and chief operating officer
Michael Farrell	41	Chief executive officer
Peter Farrell	71	Executive chairman of the board
James Hollingshead	50	President – Americas
David Pendarvis	54	Chief administrative officer, global general counsel and secretary
Anne Reiser	52	President – Europe
Brett Sandercock	46	Chief financial officer

BIOS

For a description of the business background of Mr. Michael Farrell and Dr. Peter Farrell, see “Items of Business – Proposal 1: Election of Directors.”

DON DARKIN

President – sleep-disordered breathing strategic business unit

Don Darkin has been president, sleep-disordered breathing strategic business unit since May 2011. Previously he was senior vice president, strategic business unit – patient interfaces from July 2007 to May 2011. Before these positions, Mr. Darkin held several senior roles within ResMed. He joined ResMed in August 1999 as vice president, product development. In May 2005, he became director of operations in France for ventilation, and subsequently served as vice president, business divisions, and senior vice president, global product development. Before working at ResMed, Mr. Darkin served as vice president of operations for Ambri Pty (Molecular Engineering and Biotechnology) Ltd., Australia, and vice president, product development for Telectronics Medical Systems Australia and US. Mr. Darkin is identified as an inventor or co-inventor on over 80 granted patents worldwide. Mr. Darkin was educated in the UK in mechanical engineering and has further professional management training from University of New South Wales and Massachusetts Institute of Technology.

ROBERT DOUGLAS

President and chief operating officer

Robert Douglas has been ResMed’s president since March 2013, and our chief operating officer since September 2011. Together with our chief executive officer, he holds full operational responsibility for ResMed and its subsidiaries. Mr. Douglas has had an extensive career within ResMed. His former roles include president – Asia Pacific and chief, global supply operations from May 2011, responsible for global manufacturing and commercial distribution and sales operations in the Asia Pacific region; chief operating officer – Asia Pacific since 2008; chief operating officer – Sydney from 2005, responsible for our manufacturing and research and development; vice president of operations from 2003 responsible for our manufacturing and vice president of respiratory and cardiac business from 2002. Mr. Douglas first joined ResMed in 2001 in the role of vice president of corporate marketing. Mr. Douglas has a Master of Business Administration from Macquarie University, a bachelor’s degree in electrical engineering with first-class honors and a B.Sc. (Computer Sciences) from the University of New South Wales, Sydney. Mr. Douglas currently serves on the board of directors of the San Diego Regional Economic Development Corporation.

JAMES HOLLINGSHEAD

President – Americas

James Hollingshead was appointed president – Americas in March 2013. Mr. Hollingshead joined ResMed in March 2010 as vice president of strategy and business development. In August 2011, his role was expanded to include the leadership of ResMed ventures and initiatives, the unit responsible for growing early stage businesses. Before joining us, Mr. Hollingshead spent 18 years in strategy consulting, where he worked with senior executives across a wide range of industries. From September 2008 to February 2010, he was a senior partner in the strategy and life sciences practices in Deloitte Consulting, based in San Francisco. Before that Mr. Hollingshead was managing partner, west coast for Monitor Group, a global strategy consulting firm. While at Monitor Group, Mr. Hollingshead worked in various offices around the world, and successfully launched and ran three different practices, including a pan-European marketing strategy practice based in London. Mr. Hollingshead holds an A.B. in history and international relations with highest distinction from Stanford University, and an M.A. and Ph.D in political science from the University of California at Berkeley, where he was awarded a graduate student fellowship by the National Science Foundation.

DAVID PENDARVIS

Chief administrative officer, global general counsel and secretary

David Pendarvis was appointed chief administrative officer in May 2011 and remains global general counsel, a position he has held since joining ResMed in September 2002 and corporate secretary since February 2003. Mr. Pendarvis was senior vice president, organizational development from February 2005 to May 2011. From September 2000 until September 2002, Mr. Pendarvis was a partner in the law firm of Gray Cary Ware & Freidenrich LLP, where he specialized in intellectual property and general business litigation. Until September 2000 he was a partner with Gibson, Dunn & Crutcher LLP, where he began working in 1986. From 1984 until 1986 he was a law clerk to the Hon. J. Lawrence Irving, US District Judge, Southern District of California. Mr. Pendarvis is also a member of the board of Sequenom, Inc., a NASDAQ-listed company providing molecular diagnostic testing and genetic analysis solutions. He holds a B.A. from Rice University; a J.D., cum laude, from the University of Texas School of Law; and a master of science in executive leadership from the University of San Diego.

ANNE REISER

President – Europe

Anne Reiser was appointed president – Europe in March 2012. She had served as our chief operating officer - France since 2007, after joining as the sales director in 2006. Before joining ResMed, her career experience was in the medical device industry (Mölnlycke, Zimmer, American Home Product). More recently she worked for Medtronic and Hollister, with responsibilities for both France and finally southern European countries. Ms. Reiser has a master degree from Ecole Supérieure de Commerce de Clermont-Fd (Business School), and a bachelor degree of law from the University of Clermont-Ferrand and an executive master in management and healthcare policies from SciencesPo Paris.

BRETT SANDERCOCK

Chief financial officer

Brett Sandercock has been chief financial officer since January 1, 2006. From November 2004 until December 2005, Mr. Sandercock was vice president, treasury and finance at ResMed. Before that, from 1998 to November 2004, Mr. Sandercock was group accountant and then controller at ResMed. From March 1996 to August 1998 he was manager, financial accounting and group reporting at Norton

Abrasives, a division of the French multi-national, Saint Gobain. Mr. Sandercock also held finance and accounting roles from November 1994 to March 1996 at Health Care of Australia, a large private hospital operator in Australia. From 1989 to 1994, Mr. Sandercock worked at PricewaterhouseCoopers in Sydney, specializing in audits of clients predominantly focused on distribution and manufacturing, financial services and technology. Mr. Sandercock holds a B.Ec. from Macquarie University and is a certified chartered accountant.

Compensation Discussion and Analysis (CD&A)

Introduction

This compensation discussion and analysis section discusses the compensation policies and programs for our named executive officers. During fiscal year 2013, two persons served as our principal executive officer: Dr. Peter Farrell, from July 1, 2012 through February 28, 2013; and Michael Farrell, from March 1, 2013 through the end of the fiscal year and currently. Our other named executive officers for fiscal year 2013 were Brett Sandercock, our chief financial officer, and our three next most highly paid executive officers: Robert Douglas, our president and chief operating officer; James Hollingshead, our president – Americas; and David Pendarvis, our chief administrative officer, global general counsel and secretary.

This section also discusses the role of the compensation committee of our board in the design and administration of our compensation programs and policies and in making compensation decisions for our executive officers.

Overview of fiscal year 2013 – executive summary – please see the corresponding section in Proposal 3: Advisory vote to approve named executive officer compensation.

Financial success. During the 2013 fiscal year, we continued our trend of successful financial performance with growth in net revenue, net income and diluted earnings per share, as illustrated below:

Financial measure	% change	Fiscal Year 2013 performance	Fiscal Year 2012 performance
Net revenue	10%	$1.51 billion	$1.37 billion
Net income	21%	$307 million	$255 million
Diluted earnings per share	23%	$2.10	$1.71

In addition, we experienced strong relative total stockholder returns (TSR) on the NYSE for the one-year, three-year and five-year periods ended June 30, 2013, as compared to the peer group we use for our compensation purposes.

Period	TSR on NYSE	Comparison to US peer group
One year ended June 30, 2013	47%	> 75th percentile
Three years ended June 30, 2013	15%	Approximate median
Five years ended June 30, 2013	21%	> 75th percentile

Because our primary listing is on the NYSE, our TSRs based on performance of our CHESS Units of Foreign Securities trading on the ASX is impacted by currency fluctuations between the US and Australian dollars. Nevertheless, our one-, three-, and five-year total stockholder returns on the ASX are, respectively, 63%, 12%, and 22%. They compare to our Australian peers similarly, with total stockholder return that is greater than the 75th percentile over one year, approximates the median over three years, and is above the 75th percentile over five years, respectively. Total stockholder return is also above the ASX 100 index for each of those three time periods.

During the first three months of fiscal year 2014, our total stockholder return has continued to perform well. As of September 16, 2013, a share of ResMed stock had increased in value by more than 15% on the NYSE, and more than 10% on the ASX.

Dividend. During fiscal year 2013, we began paying a quarterly dividend of $0.17 per share. In August 2013, we announced an increase in the dividend to $0.25 per share. While dividends and other capital management activities are not directly related to executive compensation, many of our stockholders mentioned their preference for dividends while discussing executive compensation. Accordingly, the board considered this input, along with other factors it found appropriate, in making its decision.

Successful Succession Planning. Effective as of March 1, 2013, we completed a multi-year CEO succession planning process with the appointment of Michael Farrell, our former president – Americas, to serve as our chief executive officer. In conjunction with this appointment, Dr. Peter Farrell, the then-current chairman of the board, president and chief executive officer, was appointed to serve solely as the executive chairman of the board, and Robert Douglas, our then-chief operating officer also assumed the role of president, while James Hollingshead assumed the position of president – Americas.

We made compensation changes that supported the succession. The compensation committee set Michael Farrell’s base salary at slightly less than the 25th percentile of our peer companies, reflecting his new appointment to the role, but set his short-term bonus percentage at a median level. This cash compensation opportunity was substantially lower than the amount we had paid to Dr. Farrell in this role. But the committee positioned Michael Farrell’s total equity value (including equity he received in November 2012 in his previous role) at the 75th percentile of peer companies, reflecting a greater weighting toward long-term performance to align him with shareholders after the promotion and to retain him as chief executive officer. The committee also approved promotional equity grants for Mr. Douglas and Mr. Hollingshead to provide long-term retention incentives and to align rewards with long-term performance in support of the leadership transition. At the same time, the committee also reduced Dr. Farrell’s base salary by half, and reduced his bonus percentage, to reflect the reduced scope of responsibility in his new role.

Compensation tied to performance. We believe that our executive officers were instrumental in achieving our positive financial results. We further believe that the compensation paid to our named executive officers for fiscal year 2013 reflects and is tied to their contributions to our success. During 2013, approximately 85% of our current chief executive officers’ compensation, and 82% of our other named executive officers’ compensation was at risk and tied to our financial and stock price performance.

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Bonuses. During fiscal year 2013, we exceeded our performance goals under our annual cash incentive program, despite challenging overall market conditions, and our compensation program rewarded this over-performance. As in past years, the primary performance measures for 2013 were adjusted net sales and adjusted net profit as a percentage of sales at the global level (weighted equally) and, for certain executive officers, at the regional or business unit level. We believe these measures reflect operating activities that are most important to stockholder value creation. Named officer bonuses were formulaic, based on performance versus the goals, and did not include any upwards discretion.

We achieved 100% of the adjusted global net sales goal, and we achieved 111% of the net profit as a percentage of sales goal, which resulted in a corporate bonus payout of approximately 118% of target. Bonus payments to our named executive officers reflected this success and were paid at amounts ranging from approximately 103% to 118% of their target bonus opportunities, with those below 118% difference due to performance versus the regional component of their bonus. Our current chief executive officer earned approximately 112% of his target bonus opportunity based on his composite financial metrics for his different roles during the year. One quarter of his bonus was a blend of a payout of 107% on our corporate goals, for his performance as chief executive officer from March 2013, and three-quarters based on a payout of 116% on our regional goals, for his performance as president – Americas. Because our financial performance exceeded our targets, our bonus payments exceeded target levels, which resulted in total cash compensation for our named executive officers at or above median as compared to our peer companies. However, our chief executive officer’s bonus was pro-rated for service in the role, so his actual take-home cash bonus is below the median of our peer chief executive officers in their position for an entire year.

For fiscal year 2013, the only target bonus opportunities that changed among named executive officers was for those whose responsibilities changed during the year. Effective March 1, 2013, Mr. Michael Farrell’s target bonus increased from 75% to 100% of salary with his promotion to chief executive officer; Mr. Douglas’ target bonus increased from 80% to 90% with his promotion to president and chief operating officer; and Dr. Peter Farrell’s target bonus decreased.

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Equity program - introduction of long-term performance-based awards. Beginning in fiscal year 2013, we changed our practice regarding equity awards to our executive officers, partly in response to feedback from our stockholders. Fifty percent of the value of the annual equity grants made to executive officers in fiscal year 2013 were performance-based, measured over a three-year period beginning on November 15, 2013, with the number of shares to be earned depending on ResMed’s total stockholder returns over the three-year period compared to the average TSR of companies included in the US Dow Jones Medical Device Index, a broad-based index of medical device companies that could be viewed as an alternate investment by our stockholders.

The other 50% of the value of our annual equity awards are granted in the form of either (1) stock options, or (2) restricted stock awards. Both the options and RSU awards time vest over a three-year period, but the RSU awards, consistent with prior years, are subject to the performance condition that we achieve 50% of our budgeted net profit in our third and fourth quarters, either individually or combined.

The program is illustrated below:

We believe this design best balances the competing considerations of pay-for-performance orientation, stockholder alignment, retention, and administrative complexity. In addition, it balances the current practices among our US-based peers, who currently grant a majority of the value of their equity awards in the form of time-vested stock options or restricted stock. In contrast, most of our Australian peers grant a majority of the value of their equity awards in the form of performance-based restricted stock. Most of our executive officers reside and work in the US, our primary listing is on the NYSE, and most of our competitors are US-based, so we think this balance is appropriate. In connection with this change, we also reduced the vesting period from four to three years for RSUs and stock options granted to our named executive officers in 2013 and thereafter, to offset the increased deferral and downside risk from the shift to PSUs.

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Performance-based stock units. These awards are measured and earned, or cliff-vested, after a three-year performance period commencing with the date of grant. They require us to perform at the median of our peers before any portion of the performance-based equity awards are earned and require target performance at the 60th percentile. Shares earned may range from a minimum of 0% of target shares, to a maximum of 200% of target shares, based on the following schedule:

ResMed’s relative TSR	Payout as a percent of target
80th percentile and above	200%
60th percentile	100%
50th percentile	40%
Below 50th percentile	0%

We made two grants of performance share awards during fiscal year 2013: on the date of our 2012 annual meeting, to all of our named executive officers, and on March 1, 2013, in connection with the promotions of Mr. Michael Farrell as our chief executive officer and of Mr. Douglas as our chief operating officer and president. Based on performance through June 30, 2013, the November 2012 and March 2013 grants would have delivered payouts at 83% and 157% of the target, as shown in the table below. Since the awards have over two years to run, any mid-period payout calculation is hypothetical. Nevertheless, the estimates show how the awards are designed to fluctuate in value based on our total stockholder return’s relative performance.

Award date	ResMed total stockholder return through June 30, 2013	Ranking vs. Dow Jones Medical Device Index peers	Hypothetical payout as a percentage of target

November 15, 2012	24.31%	16	83%

March 1, 2013	10.15%	11	157%

Restricted stock units and options. On the date of our 2012 annual meeting, in accordance with our equity program we also made our annual RSU grants and options to our named executive officers. This is the regular timing of our annual grants. All RSU grants to the named executive officers may only be earned based on exceeding a minimum targeted pro forma net profit for the second half of fiscal year 2013. Because we exceeded the minimum targeted pro forma net profit for the second half of fiscal year 2013, all RSUs that were granted during fiscal year 2013 were earned, but continue to be subject to a three-year service-based vesting requirement from the grant date.

We made additional equity grants as part of the succession process in March 2013. The compensation committee structured grants for our newly-appointed chief executive officer, Michael Farrell, in an amount which, when combined with the grants Mr. Farrell previously received in November 2012, brought his total equity value for the fiscal year to the approximate 75th percentile of peer group companies. That grant was then structured so that, of his total fiscal year 2013 equity grants, the value that approximated the peer group median was split half and half between PSUs with a three-year TSR measurement period beginning March 1, 2013, and half in RSUs vesting over three years and also subject to a performance condition based on second-half fiscal year 2013 profit. The balance of the March 1 equity grant, represented roughly the approximate value between the median and the 75th percentile, and was awarded as stock options at a strike price set at the March 1, 2013 market price, time-vesting over four years. The committee chose this structure to provide a balance between performance-alignment, stockholder return alignment, and retention for a new chief executive officer promotion.

We also made equity grants to Mr. Douglas and Mr. Hollingshead in connection with their March 1, 2013 promotions. Mr. Douglas received a grant that brought his total fiscal year equity grant value to approximately the 75th percentile, awarded half in PSUs, and half in RSUs. The committee awarded Mr. Hollingshead an additional March 2013 equity award that was not market-data based, but rather represented a promotional award to retain him long-term and further align his interests with stockholders. This was awarded as a four-year time vesting stock option.

Last year’s say on pay vote and implementation of emerging best practices. At our 2012 annual meeting, approximately 81% of our stockholders voted to approve, on an advisory basis, the compensation paid to our executive officers disclosed in last year’s proxy statement. In response to our stockholders’ input in 2011 and 2012: (1) effective June 30, 2012, we revised all of our change of control agreements with our executive officers to eliminate any excise tax gross-ups; and (2) beginning in fiscal year 2013, we began granting 50% of the value of the equity grant made to executive officers as PSUs, measured over a three-year period, with the ultimate number of shares to be received depending on ResMed’s total stockholder returns compared to companies included in the US Dow Jones Medical Device Index, a broad-based index of medical device companies.

Philosophy and objectives of our executive compensation program

We want to attract, motivate and retain high-quality employees who will enable us to achieve our short-term and long-term strategic goals and values. We operate in a high-growth environment where substantial competition exists for skilled employees. Our ability to attract, motivate and retain high-caliber individuals depends in large part on the compensation packages we offer. We believe that our executive compensation programs should reflect our financial and operating performance. In addition, individual contribution to our success should be supported and rewarded. In designing and implementing our executive compensation program, the committee is guided by the following principles:

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Pay-for-performance is fundamental. A significant portion of our executives’ compensation is at risk and tied to the achievement of pre-established short-term corporate financial objectives through our annual cash incentive programs. We maintain this at-risk philosophy despite the increased emphasis on base salary in Australia and Europe, where certain of our executive officers reside. We also believe that our equity program is performance-based. As discussed above in “Proposal 3: Advisory vote to approve named executive officer compensation – Equity Awards”, beginning in fiscal year 2013, we granted 50% of our executive officers equity grants in the form of PSUs, with the number of shares vesting determined only after a three-year performance period, based on our total stockholder return compared to a broad-based index of medical device companies. In addition, the value our executive officers ultimately receive from the remaining 50% equity value granted in either stock options or RSUs depends on our stock performance over the vesting period of the grants.

Finally, RSUs are also subject to a performance condition related to our net profit.

The following pie charts illustrate the allocation of total direct compensation that the named executive officers (NEO’s) earned for fiscal year 2013:

We are committed to a philosophy of total pay (the sum of the cash compensation opportunity, the fair value of the equity compensation opportunity, and benefits programs) being competitive within relevant labor and stockholder markets when our performance meets target performance criteria set forth in our bonus programs. Total pay will typically lag the market when our performance is below the performance goal criteria set forth in the bonus programs and will typically exceed competitive levels when our performance is above the performance criteria set forth in the bonus programs as annual goals. We try to set the performance goals at a level that justifies the competitive position of target compensation and believe that actual fiscal year 2013 performance aligned with actual cash compensation levels in our peer group.

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Provide market competitive cash compensation. Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the medical device and medical technology industries with which we compete for executive talent. During fiscal year 2013, the committee decided to target total target cash compensation (assuming a cash bonus earned for achieving the goals at plan) for executive officers between the 60th and 75th percentile of our peer group; and that total target cash compensation should reflect a relatively lower emphasis on salary and a higher percentage of pay at risk in the form of an annual cash incentive. Outside benchmark data for fiscal year 2013 reviewed by the committee at the beginning of 2013 indicated that the base salaries for our named executives was generally between the 60th to 75th percentile target, bonuses were generally targeted at the 75th percentile, with total target cash compensation generally between the 60th and 75th percentile.

This positioning was consistent with the relative comparison of our fiscal year 2012 annual operating performance, measured by revenue growth, operating income growth, and return on invested capital. These metrics generally also ranked between the 60th and 75th percentiles of our peers, indicating good execution of the committee’s compensation position and alignment with actual operating performance and performance expectations.

As discussed above, we exceeded our performance goals for fiscal year 2013. And our revenue growth, operating income growth, and return on invested capital all exceeded the 75th percentile of peer companies. Our actual cash compensation reflected this over-performance by bonuses that adjusted up for over-achievement. As a result of performance that exceeded the 75th percentile in most measures, our actual total cash compensation to our named executive officers exceeded the 75th percentile in most instances. However, our current chief executive officer’s cash compensation was below the 25th percentile, reflecting his partial year of service as chief executive officer and our conservative positioning of his compensation versus competitive benchmarks after the promotion.

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Align stockholder interest with long-term equity. We believe that our equity-based incentive award program enhances long-term stockholder value and encourages long-term performance by providing a strong alignment of interests between our executives and our stockholders. Equity is a key component of our executive compensation because the committee believes that equity-based incentive awards align our executives’ financial rewards with those of our stockholders through appreciation of our stock price.

As discussed above, we introduced PSUs into our equity program for fiscal year 2013, and they represented 50% of the equity value in our annual grants. We continued our practice of providing named executive officers the choice to select whether the balance of their equity awards would be entirely in the form of stock options, entirely in RSUs or evenly split (in value) between the two. Grant values were established by the committee, and the relative ratios of PSUs, RSUs, or stock options was determined by the relative values computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718. In addition, the committee continued its practice of granting RSU awards to our executive officers and certain other officers conditioned on achieving certain performance targets, in addition to having a time-based vesting period. This condition is intended for units to qualify as performance-based compensation under US tax laws and preserve the deductibility of the compensation paid, and also provides a tie to our performance.

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Make informed decisions. The committee annually retains an independent compensation consultant to advise the committee on executive compensation matters for executive officers and to perform a comprehensive market analysis of our executive compensation program, pay levels, and relative operating performance. See the section titled “Peer Group Comparisons” below.

Compensation process

Compensation committee role. The compensation committee reviews and approves salaries, bonuses, equity-based compensation, and all other elements of the compensation packages offered to our executive officers, including our named executive officers, and establishes our general compensation policies. The board has determined that all members of the compensation committee are independent directors under NYSE standards.

On an annual basis, the committee considers each of the three primary elements of compensation (salary, cash incentives and equity) based on market analysis, individual performance, the perceived value of the individual to ResMed and other factors it deems relevant. The committee also considers regional variation. For example, base salaries for certain positions in countries outside the US, when translated to US dollars, may reflect a different percentile when compared to US market peers than when compared to market peers in an executive’s home country. There are similar regional variations in the use of short-term and long-term incentives. The committee attempts to balance the goal of paying consistent with the local market, with the goal of maintaining internal consistency in compensating executives in different regions, and creating common alignment among the executive team.

Timing of decisions. Generally, our executive officers’ compensation is adjusted each year effective October 1, the beginning of our second fiscal quarter. This is a long-standing practice that allows us to consider the previous year’s performance, and new year’s performance goals, in compensation decisions. Accordingly, the committee generally makes decisions on the principal components of executive officer compensation – base salary, bonus potential, equity awards, and perquisites – during the first quarter. Specific performance bonus targets for executive officers are generally determined before or during the first month of the fiscal year for that year. Determining actual performance versus targets and calculating bonus payouts generally occur in the first two months following the end of our fiscal year. Bonus payments to our executive officers are made after the fiscal year-end audit is complete. If other executive compensation issues arise during the course of the year, the committee takes those issues up on a case-by-case basis. Determinations regarding promotions are generally made contemporaneous with the promotions.

Independent compensation consultant. In making its decisions, the committee reviews data obtained from peer group companies and considers the recommendations of management and the advice of its independent compensation consultants regarding each element of compensation. The committee has independent authority to retain advisors. The committee has retained FW Cook, Inc., an independent compensation consultant, to advise the committee with respect to executive compensation matters for executive officers. FW Cook performs no work for us other than its work providing executive compensation consulting services to the committee. During fiscal year 2013, the committee reviewed the independence of FW Cook, and its other advisors, including considering the factors required by NYSE listing standards. After the review the committee determined FW Cook was independent and that no conflict of interest existed that would prevent FW Cook from providing independent and objective advice to the committee.

During fiscal year 2013, the committee reviewed market practices and benchmark data from FW Cook and considered ResMed’s and our executives’ relative performance and the recommendations of the consultants when setting compensation. For fiscal year 2013, FW Cook also advised the committee regarding the Australian company benchmarks for the positions of our chief executive officer, as well as executive officers who reside there. The committee also considered the experience and knowledge of committee members regarding compensation practices for comparable positions at other companies. Although the committee considers various sources of information and recommendations, ultimately, of course, the committee relies on its own independent judgment.

Management’s role. Our chief executive officer, our chief administrative officer and global general counsel, our chief human resources officer, and other members of management provide input and recommendations to the committee regarding pay to the executive officers and other members of management for their review and approval. While the committee gives consideration to these recommendations, it exercises independent judgment. Management provides to the compensation consultants and to the committee historical and prospective breakdowns of total compensation components for each executive officer and financial data in support of the various compensation components. Management also provides recommendations that include financial goals and criteria for our annual and long-term incentive plans. Management gathers the information it provides from consultants, the market, and internal resources, allowing designs and strategies to be tied directly to our business needs. While management typically attends committee meetings, the committee chair excuses individual management members as appropriate for independent review or decision-making.

Peer group comparisons. In making its decisions on executive compensation, the committee generally uses industry compensation surveys prepared by outside consultants. In August 2012, FW Cook, the committee’s independent compensation consultants, performed an executive compensation review based on current US and Australian market compensation data. The US peer companies were generally within one-quarter and four times the size of our revenue and market capitalization, with ResMed in the middle to avoid bias from too many large or small peer companies. The compensation committee confirmed the peer group in May 2012, and companies comprising the US peer group were:

Alere Inc.	Hologic Inc.
CareFusion Corporation	Illumina Inc.
Charles River Laboratories International, Inc.	Intuitive Surgical, Inc.
The Cooper Companies Inc.	Life Technologies Corporation
DENTSPLY International Inc.	Masimo Corporation
Edwards Lifesciences Corp.	PerkinElmer Inc.
Gen-Probe Incorporated*	STERIS Corporation
Haemonetics Corp.	Varian Medical Systems Inc.

*	Gen-Probe is now a wholly-owned subsidiary of Hologic.

The committee believes that this peer group reflected a reasonable cross-section of our labor market for talent and included companies that our investors might consider in determining the reasonableness of our pay and alignment of our pay with our performance. Consistent with these selection criteria, for fiscal year 2013, the committee removed from the peer group two companies that had been acquired: Beckman Coulter and Kinetic Concepts; and added Hologic, Inc. (which met the committee’s revenue and market capitalization criteria) to the group used for fiscal year 2012.

Each position was reviewed against comparable positions within our peer group. The committee periodically reviews the composition of the peer group and the criteria and data used in compiling the list, and considers modifications to the group. We select peer companies that are medical device or medical technology companies with a market capitalization, stockholder return, profitability, revenue and employee population roughly comparable to ours.

In August 2012, the committee also considered compensation survey data from eight similarly-sized Australia-based publicly listed companies for our Australia-based chief financial officer and our president – Asia Pacific, as well as for our chief executive officer. The committee generally gives less weight to the Australian peer group. First, because of the small number of publicly-traded global medical device companies in Australia, the peer group is less comparable. In addition, FW Cook noted that Australian peer companies typically have different pay models with higher salaries and lower incentives. The Australian peer group companies reviewed were:

Ansell Limited	CSR Limited
Boral Limited	Incitec Pivot Limited
Cochlear Limited	Ramsay Healthcare
CSL Limited	Sonic Healthcare

The committee decided to eliminate two companies used in the fiscal year 2011 Australian peer group: Primary Health Care and Worley Parsons, on the basis that their business characteristics and financial metrics were not sufficiently comparable to ResMed.

Elements of compensation

Base salary. Base salaries provide our executives with a degree of financial certainty and stability. In order to attract and retain highly qualified executives, we pay within salary ranges that are generally based on similar positions in companies of comparable size and complexity. Using the peer group data, the committee assesses base salaries at the median, 60th and 75th percentiles with the goal of positioning base salary around the 60th percentile. Adjustments are made based on the final committee assessment.

Salary adjustments are generally made annually to be effective October 1, at the start of the second quarter of our fiscal year. In August 2012, the committee approved a base salary increase effective October 1, 2012 for all of our named executive officers. Dr. Farrell, and Messrs. Sandercock, Pendarvis, and Hollingshead each received a salary increase of between 5 and 6% or greater, reflecting a typical increase broadly consistent with our budgeted increase for non-executive officers. Mr. Farrell and Mr. Douglas received larger increases of 12.3% and 8.5% respectively, based on comparable market data for their positions. Messrs. Douglas and Hollingshead’s salaries were set at our more typical positioning, approximately between the 60th and 75th percentiles.

In March 2013, in connection with their promotions, the compensation committee reviewed updated peer group data from our independent compensation consultant for the new positions of Messrs. Farrell, Douglas, and Hollingshead. After considering that data, the committee increased their salaries by an additional 83%, 13%, and 16%, respectively. After these increases, Mr. Farrell’s base salary was at approximately the 25th percentile, primarily reflecting his experience in this role, while still resulting in a substantial increase, while Messrs. Douglas’ and Hollingshead’s salaries were approximately between the 60th and 75th percentiles, reflecting their experience and importance to the company’s strategy.

For Mr. Sandercock, the amounts shown in the table below represent the US dollar equivalent of his non-US dollar-denominated salaries, with actual compensation expense varying based on currency fluctuations. We believe that year-to-year currency fluctuations make the constant currency increases most meaningful for officers residing outside the US.

Named executive officer/position	2012 base salary	2013 base salary	Constant currency % increase/decrease from 2012 to 2013

Peter Farrell Executive chairman of the board

New role as executive chairman effective March 1, 2013	$950,000	$500,000	-47.37%	(b)

Prior role as president and chief executive officer through February 28, 2013	$900,000	$950,000	5.56%	(b)

Michael Farrell Chief executive officer

New role as chief executive officer effective March 1, 2013	$410,000	$750,000	82.93%	(b)

Prior role as president – Americas through February 28, 2013	$365,000	$410,000	12.33%	(b)

Robert Douglas President and chief operating officer

New role as president and chief operating officer effective March 1, 2013	$575,000	$650,000	13.04%	(b)

Named executive officer/position	2012 base salary		2013 base salary	Constant currency % increase/decrease from 2012 to 2013

Prior role as chief operating officer through February 28, 2013	$530,000		$575,000	8.49%	(b)

James Hollingshead President – Americas

New role as president – Americas effective March 1, 2013	$365,000		$425,000	16.44%	(b)

Prior role as chief strategy officer through February 28, 2013	$345,000		$365,000	5.80%	(b)

David Pendarvis Chief administrative officer and global general counsel	$450,000		$475,000	5.56%

Brett Sandercock Chief financial officer	$520,000	(a)	$546,000	5.00%
	AUD 500,000	(c)	AUD 525,000

(a)	These amounts were approved based on the average annual exchange rate we used to set our fiscal year 2013 budget. The AUD:USD exchange rate used was approximately 1.04.

(b)	The salary history provides the respective salary change percentages for each role held during the fiscal year.

(c)

In previous years, executive salaries were approved in local currency and converted to USD for all non-US based executives using the exchange rates from the consultant’s report presented to the compensation committee at the time of decisions. Beginning in fiscal year 2013, the conversion of all non-US executive salaries will be calculated using the ResMed fiscal year budget exchange rates.

Annual performance-based bonuses. The second direct compensation component is a cash bonus under our annual bonus program. The primary purpose of our annual bonus program is to motivate our executives to meet or exceed our company-wide, regional, and business unit short-term operating performance objectives. The program is intended to share our success with eligible executives to the extent warranted by our performance, and to provide competitive compensation to eligible executives in a manner consistent with our philosophy of paying for performance. The bonus program is intended to qualify as a performance-based award under our incentive plan as well as performance-based compensation for purposes of section 162(m) of the US Internal Revenue Code.

In setting appropriate bonus target opportunities for fiscal year 2013, the committee reviewed the 50th, 60th, and 75th percentiles of peer comparables (both in terms of target amounts and amounts actually earned). The committee also considered the potential effect of bonus targets on total cash compensation and reviewed total cash compensation at peer comparables at those percentiles. For fiscal year 2013, the committee initially maintained the target bonus opportunity at the same levels as fiscal year 2012 for all named executive officers: 120% of base salary for the chief executive officer, 80% for the chief operating officer, and 75% for other named executive officers.

In March 2013, various target bonus opportunities were changed in connection with the management succession. Michael Farrell’s target bonus opportunity was set at 100% of salary (previously 75%), reflecting market data and his appointment to the role of chief executive officer. Mr. Douglas’ target bonus opportunity was increased to 90% in connection with his promotion to president and chief operating officer, reflecting market data for his new role. Dr. Farrell’s target bonus opportunity was decreased from 120% to 100%, reflecting a reduction in his responsibilities, while considering his unique role as founder and executive chairman. These changes were made effective as of March 1, 2013, resulting in pro-rated blended target bonus opportunities for the full year.

The committee believes it best to tie each executive’s incentive pay to the areas over which the executive can assert the most influence and to vary the weighting to reflect the relative focus desired by the executive for each metric. The committee continues to believe that net sales and net profit as a percentage of revenue are important performance metrics on a global and regional basis because these goals focus on profitably increasing our revenue. We have consistently used these same bonus metrics for several years.

For fiscal year 2013, our executive officers with primarily global responsibilities had bonuses determined based on pre-established performance measures of our global adjusted net sales and adjusted net operating profit after tax as a percentage of sales, weighted equally. This applied to Dr. Farrell and Messrs. Douglas, Pendarvis and Sandercock for the entire fiscal year, as well as Messrs. Farrell and Hollingshead, for the time they were chief executive officer and chief strategy officer, respectively. Other executive officers with primarily regional responsibilities had a percentage of their bonus opportunity tied to these global metrics and a percentage tied to similar metrics at the regional or product level for which they were responsible. This applied to Messrs. Farrell and Hollingshead, for the respective times they were each president – Americas. Mr. Farrell’s and Mr. Hollingshead’s bonuses for the full year were calculated pro rata, based on their time in each role.

The performance measures and their weighting by named executive officer for fiscal year 2013 were as follows:

Named executive officer	Global net sales	Global net profit after tax as a % of revenue	Regional/ SBU net sales	Regional/SBU net operating profit as a % of revenue

Peter Farrell	50%	50%	-	-

Michael Farrell
July 2012 – Feb 2013	15%	15%	50%	20%
March 2013 – June 2013	50%	50%	-	-

Robert Douglas	50%	50%	-	-

James Hollingshead
July 2012 – Feb 2013	50%	50%	-	-
March 2013 – June 2013	15%	15%	50%	20%

David Pendarvis	50%	50%	-	-

Brett Sandercock	50%	50%	-	-

The fiscal year 2013 payout structure, based on achieving pre-established targeted milestones for each performance metric, is identical for each metric and is described in the following table. Payouts are expressed as a percentage of target bonus opportunity after giving effect to the weighting for the performance metric. Performance between and above the milestones listed below is paid based on linear interpolations.

No payout	50% payout	100% payout	150% payout	150% to 200% payout
< 85% of goal	85% of goal	100% of goal	115% of goal	>115% of goal

The committee approves the actual bonus amounts for executive officers after review of our financial data and performance. The committee has established a cap on the maximum amount of bonus payout per executive officer at 200% of that officer’s target bonus opportunity.

The fiscal year 2013 targets and actual performance for each of the metrics are listed below.

Bonus component	Targeted performance	Actual performance	Percentage achieved	Bonus % payout based on % achieved
Adjusted global net sales(a)	$1,516,710	$1,521,487(a)	100.31%	101.03%
Adjusted global net profit after tax as a % of revenue	21.53%	21.83%	110.66%	135.58%

(a)	Our revenue targets assume constant currency, so we adjust performance to eliminate any currency impact.

Our 2013 revenue target represented 11% growth versus our 2013 revenue. Our 2013 net profit percentage target was consistent with our 2012 adjusted net profit as a percentage of revenue.

We also achieved 103.36% and 104.70% of our Americas net sales and Americas net operating profit as a percentage of revenue targets, respectively, for the first three quarters of fiscal year 2013, which impacted Michael Farrell’s bonus; 99.98% and 94.57% of our Americas net sales and Americas net operating profit as a percentage of revenue targets, respectively, for the fourth quarter of fiscal year 2013, which impacted Mr. Hollingshead’s bonus. At the time the compensation committee set the regional and business unit metrics, the regional net sales and net operating profit as a percentage of revenue targets were determined to be challenging but attainable.

For fiscal year 2013, applying the pre-determined bonus payment formula, and without the use of any discretion, the committee determined that the following percentages of target bonus opportunities would be paid:

•	118.31% to Dr. Farrell, and Messrs. Sandercock, Douglas and Pendarvis under our global bonus program based on equal weighting of both global metrics;

•	111.91% to Michael Farrell, which reflected our global and Americas regional metrics, on a pro-rata basis; and

•	115.90% to Mr. Hollingshead, which reflected our Americas regional and global metrics, on a pro-rata basis.

In calculating bonus metric achievement, the committee made the following adjustments from our GAAP financial statement revenue and net profit calculations to eliminate the impact of certain non-operating revenue and expenses:

•	Adjusted global net sales is a non-GAAP measure, and was adjusted to eliminate the impact of currency movements (approximately $7 million);

•	Adjusted global net operating profit is a non-GAAP measure and was adjusted to eliminate the impact of:

-	stock-based compensation expenses (approximately $26 million, net of tax);

-	amortization of acquired intangibles (approximately $8 million, net of tax);

-	notional interest on cash used for stock repurchases (approximately $0.7 million, net of tax);

-	investment valuation charges (approximately $0.5 million, net of tax);

-	acquisition purchase price adjustments (approximately $2 million, net of tax);

-	foundation donation (approximately $0.3 million, net of tax);

-	unbudgeted acquisition results (approximately $2.5 million, net of tax); and

-	payments to Sydney University (approximately $18 million, net of tax) for education, research and settlement expenses.

•	Adjustments to regional and business unit net profit metrics were adjusted consistently to eliminate the impact of currency movements on revenue, and the impact of amortizing acquired intangibles.

The following table sets forth the 2013 target and actual bonus payments. All actual bonuses were funded under pre-established formulas, and do not reflect any discretionary adjustment by the compensation committee.

Named executive officer	Annual bonus target %	Annual bonus target $	Actual bonus pay	Actual bonus as a % of target
Peter Farrell(b)		$911,667	$1,078,593	118.31%
Executive chairman of the board

New plan as executive chairman effective March 1, 2013	100%	$166,667	$197,184	118.31%

Prior plan as president and chief executive officer through February 28, 2013	120%	$745,000	$881,410	118.31%

Michael Farrell(b) Chief executive officer		$446,563	$499,754	111.91%

New bonus plan as chief executive officer effective April 1, 2013(c)	100%	$187,500	$200,044	106.69%

Prior plan as president – Americas through March 31, 2013(c)	75%	$259,063	$299,710	115.69%

Robert Douglas(b) Chief operating officer		$492,666	$582,874	118.31%

New plan as president and chief operating officer effective March 1, 2013	90%	$195,000	$230,705	118.31%

Prior plan as chief operating officer through February 28, 2013	80%	$297,666	$352,169	118.31%

James Hollingshead(b) President – Americas		$285,000	$330,315	115.90%

New plan as president – Americas effective April 1, 2013(d)	75%	$79,688	$77,329	97.04%

Prior plan as chief strategy officer through March 28, 2013(d)	75%	$205,312	$252,985	123.22%

David Pendarvis Chief administrative officer and global general counsel	75%	$351,563	$415,934	118.31%

Brett Sandercock(a) Chief financial officer	75%	$378,945	$448,335	118.31%

(a)

These amounts were approved in local currency by the committee. The foreign currency is converted to USD based on the fiscal year 2013 average annual exchange rate. The average annual exchange rates were approximately USD to AUD 1.0267. The percentage increases are reported based on local currency.

(b)

Mr. Michael Farrell, Mr. Douglas and Mr. Hollingshead were promoted to their respective positions as Dr. Peter Farrell took on the role of executive chairman as of March 1, 2013. Bonus plans were changed to align to these new positions presented in this schedule. The actual bonuses were calculated based upon percentages and rates of pay for their time in the former and new role.

(c)

Mr. Michael Farrell remained on the America’s region bonus plan through the end of the third quarter applying his new target rate of 100% for the month of March 2013. His new bonus plan was effective on April 1, 2013.

(d)	Mr. Hollingshead remained on the Global Inc bonus plan through the end of the third quarter. His new bonus plan was effective on April 1, 2013.

In order to promote the retention value of our incentive programs, the committee has adopted a policy that we will not pay any bonus or other short-term incentive awards in the event of a separation of employment of an executive officer before the date of the payment. This policy does not impact options, RSUs, or other long-term incentives that have vested at the time of separation.

The committee has approved a bonus program for fiscal year 2014 that incorporates the same metrics and weighting as in fiscal year 2013.

Long-term equity award program. The third major component of our named executive officers’ direct compensation provides a long-term incentive and alignment with stockholders through equity participation. The primary purpose of granting equity awards is to link our officers’ financial success to that of our stockholders, with the value of the equity awards increasing only as the stock price increases. Fifty percent of the value of the annual equity grants made to executive officers in fiscal year 2013 were performance-based, measured over a three-year period, with the ultimate number of shares to be received depending on ResMed’s TSRs compared to companies included in the US Dow Jones Medical Device Index, a broad-based index of medical device companies. The other 50% of the value of our equity awards are granted in the form of either (1) stock options, or (2) restricted stock awards. We use PSUs, RSUs, and stock options in the equity award program to provide a mix of awards that increases the capability of the committee to manage more effectively our use of shares under our stock plan, balance the leverage and risk provided by various equity vehicles, more closely conform with practices at our peer companies, and provide more tax-effective equity awards (particularly for our Australian-based executives in light of Australian tax treatment of option grants).

The committee generally granted half the value of the annual equity grants to our named executive officers in PSUs, and allowed the executives to choose, before the grant date, whether the other half of the equity value would be entirely in the form of stock options, entirely in RSUs, or evenly split in value between the two. The combined availability of options and RSUs enables the award designee the opportunity to balance the incentive award in a manner that suits their particular risk profile and with respect to their own preferences in financial or tax planning in the US and non-US jurisdictions.

In determining the value of awards granted to specific named executive officers, the committee reviews our performance, the number of outstanding awards available, the percentage of the pool represented by the proposed grant, the present value of the proposed grant, existing option ownership, the awards granted in the prior year and the three prior years, and the grant practices of our peer group companies. For fiscal year 2013, the committee reviewed peer company data to determine competitive equity award values, at the median, 60th and 75th percentiles, for each officer’s position.

FW Cook reported that the grants we gave during fiscal year 2013 to Dr. Farrell, as our then-chief executive officer in November 2012, and to Michael Farrell, as our newly-promoted chief executive officer in March 2013, were both at about the 55th percentile compared to our peers. FW Cook also reported that grants to our remaining named executive officers were at the 75th percentile in aggregate, with most at or near approximately the 75th percentile. For fiscal year 2013, the committee decided to set equity grants at a particular dollar value, the actual number of awards depending on the relative values of the equity on the day of the grant. For most named executive officers, equity grants were set at values broadly consistent with the fiscal year 2012 values, except for Mr. Douglas and Mr. Hollingshead, whose grant values increased by approximately 100% and 54%, respectively reflecting their March 2013 promotions. (The grant value is the sum of the regular annual grant provided in November 2012 and the special one-time promotion grants in March 2013.) The committee also continued the practice it followed in previous fiscal years, and normalized award sizes to most of our named executive officers so that they reflected both internal equity relationships and the market data. The purpose is to promote a team-based approach by our senior management team, ensure equitable internal relationships, and eliminate geographical distinctions in equity grants. In arriving at the specific grant size, the committee considered the peer group benchmarks at an individual level, as well as aggregate equity compensation for similar groups of our peers.

In March 2013, in connection with the chief executive officer succession, the committee made additional grants to executives whose responsibilities increased, as discussed above. In deciding on these awards, the committee reviewed market data for comparable positions at peer companies, and also considered its goals to retain these executives and align their compensation with long-term performance. For our newly-appointed chief executive officer, Michael Farrell, the committee approved a total equity grant value of $2,730,000, which, when combined with the grants Mr. Farrell previously received in November 2013, brought his total equity value for the fiscal year to $4,030,000, or approximately the 75th percentile of chief executive officers at peer group companies. That March 2013 grant was structured as follows: equity with a value of $1,730,000 was issued under the structure used in the November 2012 annual grant, with half ($865,000) in PSUs with a 3-year TSR measurement period beginning March 1, 2013, and half the ($865,000) in RSUs vesting over three years and also subject to a performance condition based on second half fiscal year 2013 profit. This incremental grant, combined with the November 2012 grant, brought total equity value for the year for Mr. Farrell to the median of the March 2013 peer group data for his position. In addition, the committee believed it appropriate to make an additional grant, roughly representing the incremental value to bring total equity value to approximately the 75th percentile as means of recognizing his promotion to the chief executive officer position. That March 1 equity grant, with a value of $1 million, was awarded as stock options at a strike price set at the March 1, 2013 market price, time-vesting over four years. The committee chose this structure to provide a balance between performance-alignment, shareholder return alignment, and retention.

We also made equity grants to Mr. Douglas and Mr. Hollingshead in connection with their March 1, 2013 promotion. Mr. Douglas received a grant with a value of $1 million, awarded half in PSUs, and half in RSUs, on the same terms as Mr. Farrell’s March 2013 PSU and RSU grants. This grant, combined with his November 2013 annual grant, brought his total equity grant value for fiscal year 2013 to $3.1 million, or the approximate 75th percentile of peer group data. The committee awarded to Mr. Hollingshead a $400,000 value equity award, with 100% granted as a stock option on the same terms as Mr. Farrell’s March 2013 option grant. This grant was not determined on the basis of market data, but instead represented a one-time promotional grant.

The following table sets forth equity grant values provided to our named executive officers in fiscal year 2013, as well as the elections made by our named executive officers regarding the form of award to receive. When it approved the equity grants described above, the committee used estimated grant values to calculate the number of stock options, RSUs, or PSUs granted. The equity grant values in the table below reflect actual values calculated after the grants were made, which vary slightly from the estimated values used by the committee. The actual values were based on the closing stock price on the date of grant of $38.98 on November 15, 2012, and $43.63 on March 1, 2013, and a Black-Scholes

formula for the options, and a Monte-Carlo simulation for the performance units, each consistent with the accounting standards of FASB 718.

Named executive officer	Grant issued date	2013 grant value	Awards as performance- based stock units %	Awards as option %	Awards as restricted stock units %

Peter Farrell	November 15, 2012	$3,999,983	50%	-	50%
Executive chairman of the board

Michael Farrell(a)	November 15, 2012	$1,299,999	50%	-	50%
Chief executive officer	March 1, 2013	$1,729,997	50%	-	50%
	March 1, 2013	$999,713	-	100%	-

Robert Douglas(b)	November 15, 2012	$2,099,995	50%	-	50%
President and chief operating officer	March 1, 2013	$999,839	50%	50%	-

James Hollingshead(c)	November 15, 2012	$1,299,995	50%	-	50%
President – Americas	March 1, 2013	$399,885	-	100%	-

David Pendarvis	November 15, 2012	$1,290,765	50%	25%	25%
Chief administrative officer and global general counsel

Brett Sandercock	November 15, 2012	$1,500,008	50%	-	50%
Chief financial officer

(a)

Michael Farrell received two grants in fiscal year 2013. One in November 2012 for his ongoing service as president – Americas. The second, in March 2013 was for his service as chief executive officer from March 2013.

(b)

Robert Douglas received two grants in fiscal year 2013. One in November 2012 for his ongoing service as chief operating officer. The second, in March 2013 was for his service as president and chief operating officer from March 2013.

(c)

James Hollingshead received two grants in fiscal year 2013. One in November 2012 for his ongoing service as chief strategy officer. The second, in March 2013 was for his service as president – Americas.

In addition, the committee continued its requirement that RSU awards granted to our executive officers and certain senior executives would, in addition to having a vesting period, be earned based on performance targets as shown in the table below. These conditions require that RSUs are only earned when we meet threshold levels of profitability. After grant, RSUs granted may be earned based on our actual performance compared to targeted levels of earnings for each of the three performance periods: (1) third fiscal quarter; (2) fourth fiscal quarter; and (3) the third and fourth fiscal quarters combined. No more than 100% of the RSUs granted may be earned, and once the target is met for a performance period, all RSUs associated with that period are earned. If the target for a performance period is not met, none of the RSUs for that period is earned. However, if the cumulative target for both periods is achieved in either period or in the combined period, 100% of the RSUs granted are earned. The committee determined that the performance condition on the November 2012 and March 2013 RSU grants to executive officers had been met, as shown in the table below.

Performance component	Target	Approximate actual performance	Percentage payout of RSU award for the metric

2013 third and fourth quarter earnings	$90,423,000	$191,655,000	100%

As a result of our earnings performance for the third and fourth quarters of fiscal year 2013, 100% of the RSUs granted were earned. Because the combined periods’ earnings were sufficient, there was no need to review the quarterly earnings independently.

Once the RSUs granted in fiscal year 2013 were earned, they remained subject to a vesting requirement based on service with us, with 33% vesting each year as described more fully below under “Terms of stock options, performance-based stock units, and restricted stock units.”

Beginning in fiscal 2013, we granted PSUs that are measured and earned after a three-year period based on our TSR performance relative to companies included in the US Dow Jones Medical Device Index. This was viewed as an objective and relevant list of other companies a typical ResMed investor might choose. New entrants to the index during the performance period are not added to the peer group and companies that fall out of the index mid-cycle, but continue trading, are not removed from the group. Companies that stop trading mid-cycle due to going private, acquisition or similar events are excluded from the final TSR calculation and companies that go bankrupt remain in the peer group and are assigned a TSR of -100%. The share price at November 15, 2012 is used as the starting point for the TSR calculation, and a trailing 30 trading-day average share price is used to calculate the share price at the end of the performance period.

The awards require us to perform at the median of the index before any portion of the performance-based equity awards is earned, and require performance at the 60th percentile to earn the target number of shares. Shares earned may range from a minimum of 0% of target shares, to a maximum of 200% of target shares, based on the following schedule:

ResMed’s relative TSR	Payout as a percent of target
80th percentile and above	200%
60th percentile	100%
50th percentile	40%
Below 50th percentile	0%

We made two grants of performance share awards during fiscal year 2013: on the date of our 2012 annual meeting, to all of our named executive officers, and on March 1, 2013, in connection with the promotions of our chief executive officer and our president and chief operating officer. The grants were made under the same program, except that the performance period for the November 2012 grants is November 12, 2012 through November 11, 2015, whereas the performance period for the March 2013 grants began March 1, 2013, and will end February 29, 2016, and each is based on the companies included in the index on the respective grant dates.

Terms of stock options, performance-based stock units, and restricted stock units

Stock options and RSUs were issued to our named executive officers during fiscal year 2013 under our 2009 incentive award plan. The plan requires that the exercise price of options equals the fair market value on the day of the grant, as measured by the closing price of our common stock on the NYSE on the grant date. In connection with the introduction of PSU awards in fiscal year 2013, we also generally reduced the vesting period from four to three years for RSUs and stock options granted to our named executive officers, to offset the increased deferral and downside risk from the shift to PSUs. Beginning in fiscal year 2013, stock options and RSUs granted to named executive officers during the November 2012 annual grant process are exercisable 33% per year on November 11th of each year after the grant date.

The additional stock option grants to Messrs. Farrell and Hollingshead on March 1, 2013, in connection with their promotions, continued to have a four-year vesting period and will vest 25% on each annual anniversary. These grants were independent of PSU awards, and thus the committee thought it appropriate that the vesting be consistent with our historical four-year vesting periods. Mr. Douglas’

March 1, 2013, stock option grant was made in conjunction with a performance-based stock unit award and vests over three years, on each annual anniversary. Similarly, Mr. Farrell’s March 1, 2013 restricted stock grant was made in conjunction with a PSU award and vests over three years on each annual anniversary.

PSUs cliff-vest after the third anniversary of the grant, and to the extent the committee certifies the performance criteria have been met. In addition, as discussed below, vesting for our equity awards is automatically accelerated on a change of control, death, or permanent disability. Accelerated vesting upon permanent disability was added to all outstanding and new grants of options and RSUs in fiscal 2013 as the committee believed that acceleration in that situation is a common market practice and appropriate to provide additional economic benefits to employees and their families in what is likely to be a time of need. After vesting, our named executive officers may exercise options for a maximum period of the earlier of: (1) expiration of the grant (generally seven years after the date of grant), or (2) one year after separation for any reason (except six months after death in the case of non-US participants).

Equity compensation award policies

The committee’s policy is to generally have its annual incentive award grants to named executive officers and non-executive management effective on or about the annual stockholders meeting date. However, it reserves the right to make exceptions and change the policy. In setting this policy the committee considered many factors, including the alignment of this date with the election of directors and the traditional October 1 salary adjustment date. This enables management and the committee to combine the salary review process with the equity grant process for consistency and administrative convenience and to make awards only after performance in the previous year is known and current year budgets and goals are set. Also, given our traditional earnings release date in late October or early November, the stockholders meeting is likely to occur in an open window period. In addition, the stockholders meeting date is set and announced several months in advance, providing transparency to the process. Based on these reasons, the committee has set the annual stockholders meeting date as the target for our annual equity grants, although the actual grant date (i.e., the date when the committee takes formal action to make the grants) may vary by a few days from the annual meeting date due to administrative or other factors. The exercise price for options included in the equity grants equals the closing price of our common stock on the actual grant date.

The committee’s policy on granting incentive awards for promotions, new hire and other special situations is that the grants must be properly approved in advance of, or on the grant date, and the grant date is to occur on the first business day of the month following the promotion, new hire or other special situation; unless the event occurs on the first business day of the month, in which case the grant may be made as of that day. The committee has delegated authority to our chief executive officer and our chief administrative officer and global general counsel to make grants in connection with new hires, promotions, or special situations, provided that the grants are not to executive officers, and are consistent with other practices relating to our equity award program. In fiscal year 2013, our officers approved grants of an aggregate amount of 148,300 option equivalents to individuals under this delegation. RSUs are available for these grants, depending on the recipient’s position, and represented 140,559 option equivalents of the 148,300 option equivalents.

Equity ownership guidelines

In August 2010, after reviewing industry trends and competitive comparisons, the committee approved equity share ownership guidelines for our executive officers in an effort to continue to improve alignment of stockholder and management interest, and to conform to prevalent peer practices. These guidelines require our chief executive officer to achieve stock ownership levels, including vested and unvested RSUs, in ResMed common stock of at least three times his annual base salary within five years. All other named executive officers are required to own at least one and one-half times their respective annual salaries within five years. If these guidelines are not met, upon vesting of RSUs or option exercise, the officer must retain shares equal to 50% of the after-tax value of shares acquired on the vesting or exercise until the officer’s guidelines are met. As of August 2013, each of our named executive officers met their ownership guideline.

Change of control and termination arrangements

None of our named executive officers serving at the end of fiscal year 2013 has a contractual right to receive severance payments if employment is terminated, except in the event of certain change of control events, described below.

Equity award agreements.

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Stock options. Our form option agreement for named executive officers provides that if they terminate service with us for any reason, they forfeit options that were unvested at the time of termination. However, a terminated officer has until one year after the termination to exercise options that vested before the termination. These post-termination exercise provisions are intended to facilitate financial planning after employment terminates and to ensure that the executive would be able to exercise options and sell the underlying shares when not in possession of material public information about us. In addition, our form of option agreement for executive officers provides for accelerated vesting on a change of control, death or permanent disability. This accelerated vesting is intended to protect the expected economic benefit of the executive’s equity participation in the event of certain change of control transactions or personal tragedies, and to make it easier to attract, retain, and motivate our key executives. All employees are entitled to similar acceleration of equity awards upon death, permanent disability, or a change of control. We provide these vesting terms for employees who are not executive officers for similar reasons. In addition, we believe it is consistent with our culture to provide, to the extent reasonable, similar benefits to all employees holding equity awards.

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Restricted stock units – Our form RSU agreement for executive officers also provides accelerated vesting on a change of control, death or permanent disability. Similar provisions apply to all employees, and the rationale is the same as that described above for stock options.

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Performance-based stock units. Our form PSU agreement for executive officers provides that if we terminate the officer for “cause” or the officer terminates employment without “good reason” (as those terms are defined in our change of control agreements and summarized below in “Change of control agreements”). If we terminate the officer other than for cause, or the officer terminates for good reason, then the PSUs become earned and vested, on a prorated basis, based on the truncated period ending at the termination, and based on relative TSR performance measured over that truncated performance period. Similarly, in the event of a change of control, the performance stock units are earned and vested as of the date of the change of control, with the number of units based on performance through the date of the change of control. In the event of death or permanent disability, 100% of the target units vest and are immediately distributed. The committee believes these provisions preserve the value of the award without unduly benefiting the executive.

Change of control agreements. We have change of control agreements with each of our named executive officers and certain other members of our senior management team. Effective June 30, 2012, we entered into revised agreements with all of our executive officers. The primary change in the revised agreements is the elimination of excise tax gross-up benefits, to reflect the committee’s view of best practice, particularly among peer companies, and in response to concerns expressed by our stockholders. The revised agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control of our company would be subject to the excise tax under Section 280G of the US Internal Revenue Code. Effective as of March 1, 2013, in connection with Mr. Farrell’s promotion to chief executive officer, his change of control agreement was amended to increase his severance multiple from 1.5X to 2X. Similarly, as of March 1, 2013, Mr. Hollingshead’s change of control agreement was amended to increase his severance multiple from 1X to 1.5X. Also, effective March 1, 2013 we further revised our change of control agreements to reflect the revised target bonus opportunities implemented in connection with the implementation of our succession plan and changes in management.

Our change of control agreements provide accelerated vesting for generally all outstanding equity awards on a change of control. These agreements also provide for severance payments based on a multiplier (based on position, which for our chief executive officer is 2 times) of salary, bonus and other benefits, to be made to our named executive officers if their employment is terminated under specified circumstances within six months before or one year after a change of control. A description of the material terms of our change of control agreements can be found “Potential payments on termination or change of control.” These agreements are maintained in order to recruit and retain new executives, as well as to foster best efforts of management in the deliberation of a potential transaction. The committee believes that these agreements may continue to attract senior level candidates in light of the relatively specialized nature of our product offerings and the continued potential for merger and acquisition activity in the medical technology market sector. Also, the committee believes that the agreements assure appropriate motivation by senior management to evaluate potential transactions that may involve the company.

Perquisites and other benefits

During fiscal year 2013, we provided the benefits described below to our named executive officers. The incremental cost to us for these benefits is described in the summary compensation table.

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We provided comprehensive medical examinations to all of our named executive officers to promote their personal health and work/life balance. We believe this benefits us as well as the individuals through improved health, productivity and longevity.

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We participate in a fractional aircraft interest program to provide for more efficient use of our executives’ time and to provide a more confidential and secure travel environment in which to conduct company business. This program is used primarily for business purposes by our chief executive officer and, to a lesser extent, by other named executive officers, subject to chief executive officer approval. We also make the program available to Dr. Farrell for his personal use. The aggregate incremental cost to us for any personal use is reviewed at least annually by the committee, and the committee has a limit of $100,000 in the value of personal use by Dr. Farrell. In connection with Michael Farrell’s promotion to chief executive officer, the committee did not authorize use of the aircraft for personal trips, nor has it authorized use for personal trips by any other named executive officer. Named executive officers may, however, invite their spouses or guests to accompany them during specified business trips subject to space availability. Our chief executive officer is authorized to make limited exceptions to this policy, if viewed as essential or appropriate under the circumstances.

•

Aircraft use by a named executive officer, spouse or guest that does not constitute business use based on IRS guidance is treated as imputed income to the executive based on the IRS standard industry fare level. We do not reimburse the officers for taxes on the imputed income.

In view of the increased productivity and security, we believe that these policies are appropriate to provide a comprehensive and competitive compensation package, particularly for our executive chairman and our chief executive officer.

•

We provided certain named executive officers with access to corporate club memberships they may use for personal and business use, to promote work/life balance, enable business-related entertainment and enhance community affiliations.

•

We provided certain of our named executive officers with benefits in connection with a sales incentive award travel program. This program is primarily targeted for sales personnel and other key management who regularly interact with our customers and to recognize their contributions to us. The committee believes that participation by executive officers in this program enhances the overall sales incentive program and requires their attendance, to the extent determined by the appropriate operating officer. We provide these benefits on the same general basis as we provide to non-executives who qualify to participate in the program, including a tax gross-up. The tax gross-up is provided to all participants, not only to executive officers, and is provided so that they are not discouraged from participating by tax expenses that would otherwise be a personal expense attributable to this program. Our policy reflects the committee’s belief that our named executive officers’ attendance at this program is a part of their general business duties and that this is not a perquisite.

•

We provided certain of our named executive officers with relocation benefits in connection with their relocation for company purposes. These benefits were approved by the compensation committee and included reimbursement of certain expenses, and a one-time lump sum transition allowance to be applied against costs as appropriate. These benefits did not include any extraordinary items such as home purchases or reimbursement for losses on the sale of real estate.

•

We also provided paid time off, medical plans, dental plans, vision plans, tax-qualified defined contribution retirement plans (including matching contributions and government-mandated contributions) and disability and life insurance plans. Named executive officers generally are eligible to participate in these benefit programs on the same basis as other similarly-situated employees in their respective locations.

Deferred compensation plan

We maintain the ResMed Inc. Deferred Compensation Plan, under which eligible US employees (including, but not limited to executive officers) selected to participate in the deferred compensation plan may elect to defer a portion of their base salary, bonus, commissions and other specified compensation. The amounts deferred under the plan represent an unsecured general obligation to make payments to the participant at some time in the future. Amounts deferred under the plan are credited to accounts maintained under the plan for each participant and are credited with earnings, gains, or losses based on certain investment options chosen by the participant. These investment options are to be used for measurement purposes only and amounts deferred under the plan will not represent any actual investment made on the participant’s behalf. The amount that we are required to pay under the plan is equal to the elective deferrals made by the participant, as adjusted for these hypothetical gains or losses. The plan allows us to make discretionary contributions to participant accounts in amounts and at times that we determine from time to time in our discretion, including restoration matching contributions that are intended to restore the matching contributions lost under our 401(k) plan as a result of deferrals under the plan. The committee believes that the deferred compensation plan represents an additional retention tool for executive management as well as an attractive vehicle in recruiting talent to our executive team.

Tax considerations

Section 162(m) of the US Internal Revenue Code limits the US federal income tax deductions of publicly-traded companies to the extent total compensation for certain named executive officers exceeds $1 million in any one year. Under Section 162(m) the deduction limit does not apply to payments that constitute “qualified performance-based compensation.” Generally, objectively determinable performance bonus payments and option grants to our named executive officers are intended to constitute “qualified performance-based compensation” under Section 162(m) and not be subject to the Section 162(m) limit. However, in certain circumstances, the committee may provide bonus payments, option grants, and other payments and awards that do not constitute “qualified performance-based compensation” if the committee determines that payments and awards would be in the best interest of ResMed. If compensation to certain named executive officers does not constitute “qualified performance-based compensation,” our deduction for US federal income tax purposes for that compensation may be wholly or partially disallowed under Section 162(m). Our 2009 incentive award plan is designed to permit the grant of awards that are intended to qualify as performance-based compensation for purposes of section 162(m) of the US Internal Revenue Code.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on excess parachute payments, which are compensatory payments or benefits that are contingent on a change of control and exceed in the aggregate three times the executive’s base amount. Excess parachute payments are subject to a 20% excise tax and our compensation deduction in respect of the excess parachute payments is disallowed. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to accelerated vesting of stock options and certain severance payments) could be excess parachute payments. In fiscal year 2013, we amended our change of control agreements with all executive officers to eliminate any obligation of ResMed to provide tax gross-ups to an affected individual for any excise taxes due under the agreement. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable on a change of control would be subject to exercise tax.

Section 409A of the Internal Revenue Code requires programs that allow executives to defer a portion of their current income to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations). Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under the plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the US Internal Revenue Code.

Summary compensation table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the fiscal years ended June 30, 2013, June 30, 2012, and June 30, 2011. We compensate our executive officers in their residences’ local currency. The compensation amounts for named executive officers based outside of the US are presented in US dollars based on an average annual conversion rate for the relevant fiscal years.

Named executive officer	Year	Salary (a)	Option awards (b)	Stock awards (c)	Non-equity incentive plan compensation (d)	All other compensation (e)	Total

Peter Farrell
Executive chairman of the board

	2013	$788,654	-	$3,999,983	$1,078,593	$146,201	$6,013,431
	2012	$880,013	$2,222,125	$3,035,278	$1,348,531	$93,005	$7,578,952
	2011	$625,188	$1,031,540	$962,843	$740,742	$70,595	$3,430,908

Michael Farrell
Chief executive officer

	2013	$511,211	$999,713	$3,029,996	$499,754	$47,071	$5,087,745

Robert Douglas
President and chief operating officer

	2013	$588,780	$499,856	$2,599,979	$582,874	$96,022	$4,367,511
	2012	$513,991	-	$1,545,718	$515,170	$236,859	$2,811,738
	2011	$412,137	-	$1,444,281	$314,259	$41,389	$2,212,065

James Hollingshead
President – Americas

	2013	$379,846	$399,885	$1,299,999	$330,315	$33,975	$2,444,020

David Pendarvis
Chief administrative officer and global general counsel

	2013	$468,750	$315,765	$975,000	$415,934	$29,602	$2,205,051
	2012	$445,132	$711,080	$630,396	$426,325	$44,323	$2,257,256
	2011	$425,401	$773,655	$722,157	$307,965	$42,165	$2,271,343

Brett Sandercock
Chief financial officer

	2013	$505,266	-	$1,500,008	$448,335	$52,314	$2,505,923
	2012	$510,517	-	$1,260,820	$488,944	$44,446	$2,304,728
	2011	$462,045	-	$1,444,281	$334,748	$45,914	$2,286,988

(a)

Includes salary deferred under defined contribution retirement plans such as our US 401(k) plan, US deferred compensation plan, and Australia superannuation plan. Had these amounts not been deferred, they would have been payable to the officer in cash during the year. The 2013 base salary for Mr. Sandercock was paid in local currency. It is reported here in US dollars based on the fiscal year 2013 average annual exchange rate. The average annual exchange rate for fiscal year 2013 was approximately AUD to USD of 1 to 1.0267. Earlier years are reported using the rates disclosed in prior years’ proxy statements.

(b)

The amounts shown are the grant date fair value of stock options granted in the year indicated, computed under FASB ASC Topic 718. See “Grants of plan-based awards” table for a more complete description.

(c)

The amounts shown are the grant date fair value of stock awards granted in the year indicated as computed under FASB ASC Topic 718. For a discussion of valuation assumptions for 2013, see Note 2(r) to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2013. Stock options and RSU awards granted to our named executive officers in fiscal years 2009 through 2013 are governed under our 2009 incentive plan.

(d)

Represents actual payouts under our performance-based cash bonus programs for the fiscal years shown. See “Compensation Discussion and Analysis – Annual Performance Based Bonuses” and the “Grants of plan-based awards” table for a more complete description of the 2013 bonus program.

(e)	The amounts shown consist of our incremental cost for the provision in fiscal 2013 to our named executive officers of certain specified perquisites, as follows:

Named executive officer	Medical exams	Personal use of company aircraft (i)	Personal use of corporate club memberships (ii)	Travel sales incentive award trip (iii)	Tax gross-up	Relocation compensation(iv)	Other compensation (v)
Peter Farrell	-	$99,671	$5,983	$3,840	$3,485	-	$33,222
Michael Farrell	$1,871	-	-	$5,987	$5,434	-	$33,778
Robert Douglas	-	-	-	-	$22,411	$27,524	$46,086
James Hollingshead	-	-	-	-	-	-	$33,975
David Pendarvis	$2,991	-	$5,983	-	-	-	$20,628
Brett Sandercock	-	-	-	-	-	-	$52,314

(i)

The calculation of the aggregate incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity, which includes the occupied hourly rate, fuel, trip related maintenance, universal weather monitoring, on-board catering, landing and ramp fees, excise taxes, and all other miscellaneous costs. No incremental cost for personal use of the aircraft is attributed to a named executive officer when the aircraft was previously scheduled to the destination for a business purpose. Since the aircraft are primarily used for business purposes, the aggregate incremental cost excludes fixed costs, such as the monthly management fee and amortization, because such costs would have been incurred regardless of the personal use.

(ii)

The incremental cost of personal use of our golf club membership is allocated equally among Dr. Farrell and Mr. Pendarvis based on time during the year employed by the company and on the membership registry.

(iii)

We provided certain of our named executive officers with benefits in connection with a sales incentive award travel program. Amounts above represent the cost of participation by executive officers in that program. The cost includes the incremental cost to us of travel, hotel, meals, entertainment and other expenses for the executive officer and the officer’s spouse or guest. The cost shown as gross-up represents the amounts we reimburse the officer for the tax associated with income imputed to the officer in connection with the program. We provide tax gross-ups to all employees who participate in this program. We do this to encourage participation in the program, because they might otherwise be discouraged from participating by tax expenses attributable to this program. Also, attendance is part of their management duty and enhances the effectiveness of the sales incentive program.

(iv)

Represents residual relocation costs in connection with compensation we paid in connection with Mr. Douglas’ relocation from Australia to the US in fiscal year 2012 as a part of his agreement when promoted to chief operating officer. The associated tax gross-up payment was consistent with our relocation policy for senior managers who are not executive officers.

(v)

The amounts shown as “Other” include matching contributions we made under our US 401(k) plan and deferred compensation plan, government-mandated contributions we made under the ResMed Limited superannuation plan (a defined contribution retirement program for our Australia-based employees), and executive long-term disability premiums paid by us on behalf of our named executive officers. Those amounts for fiscal year 2013 were as follows:

Named executive officer	Company contributions to Deferred Compensation Plan	Company contribution to 401(k) and non-US retirement	Insurance premiums
Peter Farrell	-	$10,200	$23,022.00
Michael Farrell	-	$11,805	$21,973.84
Robert Douglas	-	$14,322	$3,760.36
James Hollingshead	-	$11,194	$22,781.32
David Pendarvis	-	$3,375	$17,253.24
Brett Sandercock	-	$47,934	$4,380.00

We contribute to the US 401(k) plan for each of our participating named executive officers on the same terms that apply to all other eligible employees. For fiscal year 2013 we made a discretionary matching contribution to the plan in an amount up to 4% of eligible participants’ base salary, normal bonus and commissions subject to US Internal

Revenue Code limits on the maximum amount of eligible compensation. We also contributed to the ResMed Limited superannuation plan in Australia at the government-mandated rate of 9% of total base salary, up to the maximum contribution base.

We pay the cost of an executive long-term disability policy that provides for additional benefits for US-based executives (including US-based named executive officers) not generally available to other employees. Amounts shown above represent premiums paid for both generally-available and additional insurance. For a description of the company contributions made to the Amended and Restated ResMed Inc. Deferred Compensation Plan see “Deferred Compensation Plan.”

Grants of plan-based awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the fiscal year ended June 30, 2013:

		Estimated possible payouts under non-equity incentive plan awards(a)			Estimated possible payouts under equity incentive plan awards(b)(c)
Named executive officer	Issued/ grant date	Threshold	Target	Max.	Threshold	Target	Max.	All other option awards number of securities underlying options(d)	Exercise price of option awards ($/ share)	Grant date fair value of stock and options(e)(f)

Peter Farrell	8/30/2013	$455,834	$911,667	$1,823,334
	11/15/2012				26,582	53,163	53,163			$1,999,992
	11/15/2012				21,125	52,812	105,624			$1,999,991
Michael Farrell	8/30/2013	$223,282	$446,563	$893,126
	11/15/2013				8,639	17,278	17,278			$649,998
	11/15/2013				6,866	17,164	34,328			$650,001
	3/1/2013							93,110	$43.63	$999,713
	3/1/2013				10,232	20,464	20,464			$865,013
	3/1/2013				8,097	20,243	40,486			$864,983
Robert Douglas	8/30/2013	$246,333	$492,666	$985,332
	11/15/2012				13,956	27,912	27,912			$1,050,012
	11/15/2012				11,090	27,726	55,452			$1,049,984
	3/1/2013							46,555	$43.63	$499,856
	3/1/2013				4,680	11,701	23,402			$499,984
James Hollingshead	8/30/2013	$142,500	$285,000	$570,000
	11/15/2012				8,639	17,278	17,278			$649,998
	11/15/2012				6,866	17,164	34,328			$650,001
	3/1/2013							37,244	$43.63	$399,885
David Pendarvis	8/30/2013	$175,782	$351,563	$703,126
	11/15/2013				4,320	8,639	8,639			$324,999
	11/15/2013							33,714	$38.98	$315,765
	11/15/2013				6,866	17,164	34,328			$650,001
Brett Sandercock	8/30/2013	$189,472	$378,945	$757,890
	11/15/2013				9,968	19,936	19,936			$749,992
	11/15/2013				7,922	19,805	39,610			$750,015

(a)

Represents potential payouts under our annual performance-based cash bonus program for fiscal year 2013. See “Compensation Discussion and Analysis – Annual performance-based bonuses” for a more complete description of the 2013 bonus program. The bonuses actually paid under the 2013 bonus program are reflected in the Summary Compensation Table

(b)

Our named executive officers were given a choice as to receive their annual equity award as 100% options, 100% performance-based RSUs or 50% of each; with each RSU representing the equivalent of 3.5 options. RSU awards granted to our executive officers in fiscal year 2013 were issued under our Incentive Plan and were earned based on earnings performance targets for the third and fourth fiscal quarters of fiscal year 2013. Fifty percent of the RSUs are earned based on our achievement of 2013 third quarter earnings target and 50% of the RSUs are earned based on our achievement of the 2013 fourth quarter earnings target, while 100% of the RSUs could be earned based on achievement of a combined 2013 third and fourth quarter earnings target. In addition, earned RSUs are subject to a service-vesting condition of 25% per year on November 11th of each year following grant date. The threshold amounts shown in the table above are 50% of the RSUs granted, assuming that either the 2013 third quarter or fourth quarter earnings target is achieved. The target and maximum amounts shown in the table above are 100% of the RSUs granted, assuming that both the third quarter and fourth quarter earnings targets or the combined third and fourth quarter target are achieved. Based on actual performance, 100% of the units were earned for fiscal 2013 performance.

(c)

RSU awards granted to our executive officers in fiscal year 2013 were issued under our Incentive Plan and are earned for relative TSR performance versus the 37 members of the Dow Jones US Medical Devices Index over a three-year period. The threshold is the 50th percentile versus the peer group at which 40% of the award is earned. Target is the 60th percentile versus the peer group at which 100% of the award is earned. Maximum is the 80th percentile versus the peer group at which 200% of the award is earned.

(d)

Stock options granted to our executive officers in fiscal year 2013 were issued under our Incentive Plan, are exercisable 25% per year on November 11th of each year following the grant date and have an exercise price equal to the closing price of our common stock on the NYSE on the grant date.

(e)

The dollar value of options shown represents the grant date fair value based on the Black-Scholes model of option valuation, as computed in accordance with FASB ASC Topic 718. The actual value, if any, an executive may realize depends on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that an executive will realize a value at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model:

November 15, 2012
Market price of stock	$38.98
Exercise price of option	$38.98
Expected stock volatility	32.52%
Risk-free interest rate	0.61%
Expected life	4.9

(f)	The dollar value of RSUs shown represents the grant date fair value, based on the closing value on the date of the various grants.

Outstanding equity awards at fiscal year end

The following table sets forth summary information regarding outstanding equity awards held by our named executive officers at June 30, 2013.

	Option awards				Stock awards
Named executive officer	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable(a)	Option exercise price	Option expiration date	Equity incentive plan awards: number of earned shares or units of stock that have not vested(b)	Equity incentive plan awards: market value of earned shares or units of stock that have not vested(c)	Equity incentive plan awards: number of unearned shares or units of stock that have not vested		Equity incentive plan awards: market value of unearned shares or units of stock that have not vested(c)

Peter Farrell	62,500	187,500	$27.58	11/16/2018	93,575	$4,223,040	53,163	(d)	$2,399,246
	50,000	50,000	$33.70	11/11/2017			52,812	(e)	$2,383,406
	150,000	50,000	$25.54	12/17/ 2016
	229,612	-	$19.25	2/3/2016
	200,000	-	$15.52	11/20/2015
	223,960	-	$12.47	1/20/2015
	200,000	-	$21.03	11/7/2014

Michael Farrell	-	93,110	$43.63	3/1/2020	55,002	$2,482,240	17,278	(d)	$779,756
	37,500	37,500	$33.70	11/11/2017			17,164	(e)	$774,611
	20,000	-	$21.68	10/1/2015			20,464	(f)	$923,540
	47,500	-	$15.52	11/20/2015			40,486	(g)	$1,827,133

Robert Douglas	-	46,555	$43.63	3/1/2020	74,287	$3,352,572	27,911	(d)	$1,259,623
	70,000	-	$19.25	2/3/2016			27,726	(e)	$1,251,274
	70,000	-	$15.52	11/20/2015			23,402	(g)	$1,056,132
	20,000	-	$18.67	8/1/2015
	52,500	-	$21.03	11/7/2014

James Hollingshead	-	37,244	$43.63	3/1/2020	51,430	$2,321,036	17,278	(d)	$779,756
							17,164	(e)	$774,611

David Pendarvis	-	33,714	$38.98	11/15/2019	32,858	$1,482,882	8,639	(d)	$389,878
	20,000	60,000	$27.58	11/16/2018			17,164	(e)	$774,611
	37,500	37,500	$33.70	11/11/2017
	52,500	17,500	$25.54	12/17/2016
	63,557	-	$15.52	11/20/2015
	37,744	-	$21.03	11/7/2014

Brett Sandercock	5,000	-	$23.88	7/7/2016	65,716	$2,965,763	19,936	(d)	$899,712
	120,000	-	$15.52	11/20/2015			19,805	(e)	$893,800

(a)	The table below shows the vesting schedules relating to unexercisable option awards represented in the above table by their expiration dates.

Expiration date	Grant date	Vesting schedule
March 1, 2020	March 1, 2013	Four equal installments on March 1 of 2014, 2015 2016 and 2017

November 15, 2019	November 15, 2012	Three equal installments on November 11 of 2013, 2014 and 2015

November 16, 2018	November 16, 2011	Four equal installments on November 11 of 2012, 2013, 2014 and 2015

November 11, 2017	November 11, 2010	Four equal installments on November 11 of 2011, 2012, 2013 and 2014

December 17, 2016	December 17, 2009	Four equal installments on November 11 of 2010, 2011, 2012 and 2013

October 1, 2015	October 1, 2008	Four equal installments on October 1 of 2009, 2010, 2011 and 2012

August 1, 2015	August 1, 2008	Four equal installments on August 1 of 2009, 2010, 2011 and 2012

(b)	The number shows outstanding unvested earned RSUs. The table below shows the vesting schedules relating to the RSUs as follows:

Name	# Vesting on 11/11/13	# Vesting on 11/11/14	# Vesting on 11/11/15
Peter Farrell	33,573	33,573	26,429

Michael Farrell	26,786	16,786	11,430

Robert Douglas	35,000	25,001	14286

James Hollingshead	17,143	17,143	10,000

David Pendarvis	16,071	11,072	5,715

Brett Sandercock	32,143	22,143	11,430

(c)	The market value is equal to the number of RSUs or PSUs multiplied by the closing price of our common stock ($45.13) on the NYSE at June 30, 2013, the last day of our fiscal year.

(d)

These RSUs were granted to our executive officers in November 2012 under our 2009 incentive plan and are earned based on earnings performance targets for the third and fourth fiscal quarters of fiscal year 2013. Fifty percent of the RSUs are earned based on our achievement of 2013 third quarter earnings target and 50% of the RSUs are earned based on our achievement of the 2013 fourth quarter earnings target while 100% of the RSUs could be earned based on our achievement of a combined 2013 third and fourth quarter earnings target. On June 30, 2013, these shares were unearned because the committee had not made a determination regarding whether the third or fourth quarter earnings targets, or the combined target, had been achieved. The number of RSUs and market values shown in these columns represent 100% of the RSUs based on the assumption that the third and fourth quarter earnings targets or the combined earnings target would be achieved. The committee determined in August 2013 that the combined earnings targets were achieved. In future years these units will be shown as earned, but unvested, until they vest or are forfeited.

(e)

Amounts represent PSUs granted in November 2012 that are eligible for vesting following the end of a three-year performance period (fiscal 2013-2015) depending on our TSR performance for the three-year period relative to companies in the US Dow Jones Medical Device Index. In accordance with SEC rules, amounts are listed at 100% of the target stock units granted, representing the target stock units that may be earned following the three-year period because our actual performance during fiscal 2013 would result in a payout between the threshold and target levels.

(f)

These RSUs were granted to Mr. Farrell in March 2013 under our 2009 Incentive Award Plan and are earned based on earnings performance targets for the third and fourth fiscal quarters of fiscal year 2013. Fifty percent of the RSUs are earned based on our achievement of 2013 third quarter earnings target and 50% of the RSUs are earned based on our achievement of the 2013 fourth quarter earnings target while 100% of the RSUs could be earned based on our achievement of a combined 2013 third and fourth quarter earnings target. On June 30, 2013, these shares were unearned because the committee had not made a determination regarding whether the third or fourth quarter earnings targets, or the combined target, had been achieved. The number of RSUs and market values shown in these columns represent 100% of the RSUs based on the assumption that the third and fourth quarter earnings targets or the combined earnings target would be achieved. The committee determined in August 2013 that the combined earnings targets were achieved. In future years, these units will be shown as earned, but unvested, until they vest or are forfeited.

(g)

Amounts represent PSUs granted in March 2013 that are eligible for vesting following the end of a three-year performance period (beginning March 1, 2013 and ending February 29, 2016) depending on our TSR performance for the three-year period relative to companies in the US Dow Jones Medical Device Index. In accordance with SEC rules, amounts are listed at 200% of the target stock units granted, representing the maximum stock units that may be earned following the three-year period because our actual performance during fiscal 2013 (March 1, 2013 through June 30, 2013) would result in an above-target payout.

Option exercises and stock vested

The following table summarizes the option exercises for each of our named executive officers for the fiscal year ended June 30, 2013. The number of stock awards vested represents previously earned RSUs that vested in fiscal year 2013. Information concerning RSUs earned based on fiscal year 2013 performance but not vested as of June 30, 2013, is located in the outstanding equity awards table above (see footnote d).

Named executive officer	Number of securities acquired on exercise	Market value on exercise(a)	Number of shares acquired upon vesting	Value realized upon vesting(b)

Peter Farrell	400,000	$9,552,840	33,569	$1,340,184

Michael Farrell	58,000	$1,008,126	26,785	$1,090,953

Robert Douglas	107,500	$1,782,536	34,999	$1,427,081

James Hollingshead	-	-	24,285	$1,029,266

David Pendarvis	6,443	$157,274	16,071	$654,572

Brett Sandercock	130,000	$2,724,107	32,142	$1,309,144

(a)	Represents the difference between the market price of a share of common stock at exercise, less the exercise price for each share so exercised.

(b)	Represents the value deemed realized based on the average of the daily high and low stock price of our common stock on the date of vesting multiplied by the number of shares vested.

Nonqualified deferred compensation

We maintain the ResMed Inc. Deferred Compensation Plan. Our deferred compensation plan allows participants to defer receipt of a portion of their eligible compensation to a future date, with an opportunity to earn tax-deferred returns on the deferrals. The following table sets forth summary information regarding aggregate contributions to and account balances under our deferred compensation plan by our named executive officers for and as of the year ended June 30, 2013.

Named executive officer	Executive contributions in fiscal year 2013(a)	Registrant contributions in fiscal year 2013(b)	Aggregate earnings in fiscal year 2013(c)	Aggregate withdrawals/ distributions	Aggregate balance at end of fiscal year 2013(d)

Peter Farrell	-	-	-	-	-

Michael Farrel	-	-	-	-	-

Robert Douglas	-	-	-	-	-

James Hollingshead	-	-	-	-	-

David Pendarvis	$517,479	-	$44,598	-	$881,821

Brett Sandercock	-	-	-	-	-

(a)

Represents amounts that the named executive officers elected to defer in fiscal 2013 under the deferred compensation plan. These amounts represent compensation earned by the named executive officers in fiscal 2013, and are therefore also reported in the appropriate columns in the “Summary Compensation Table” above.

(b)

Represents amounts credited in fiscal 2013 as company contributions to the accounts of our named executive officers under the deferred compensation plan. These amounts are also reported in the “Summary Compensation Table” above under the “All other compensation” column.

(c)

Represents the net amounts credited to the named executive officers’ accounts as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the “Summary Compensation Table.”

(d)	Aggregate balance as of June 30, 2013 includes all contributions from earned income through fiscal year 2013 and investment income reported by June 30, 2013.

General. Our deferred compensation plan is designed to attract and retain key employees by providing participants with an opportunity to defer receipt of a portion of participants’ salary, bonus and commissions. The plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Deferred amounts under the plan are our general unsecured obligations and are subject to our ongoing financial solvency. Employees who are part of a select group of management or highly compensated employees are eligible to participate in the deferred compensation plan.

Contributions. Participants may elect to defer up to 75% of each of base salary, bonus and/or commissions for the plan year. The plan permits us to make discretionary contributions from time to time, including restoration matching contributions that are intended to restore the matching contributions lost under our 401(k) plan as a result of deferrals under the plan.

Distributions. Participants may elect to take distributions on: (1) participant’s separation from service with us; (2) specified date; (3) participant’s permanent disability; (4) participant’s death; (5) change of control of ResMed; or (6) unforeseeable emergency. Participants will receive a lump sum payment of those benefits, or if elected by the participant, in installments. Notwithstanding the foregoing, all distributions due to death or permanent disability will be payable in a single lump sum.

Vesting. Participants are at all times 100% vested in the amounts that they elect to defer. Participants are vested in discretionary contributions in accordance with vesting schedules established by the plan’s administrative committee; however, discretionary contributions will become 100% vested upon the earliest to occur of (1) the participant’s death; (2) the participant’s permanent disability; or (3) a change of control of ResMed.

Investment options. Earnings on amounts contributed to our deferred compensation plan are based on participant selections among the investment options determined by the plan’s administrative committee. This committee has the sole discretion to discontinue, substitute or add investment options at any time. Participants can select from among these investment options for purposes of determining the earnings or losses that we will credit to their plan accounts, but they do not have an ownership interest in the investment options they select. No “above market” crediting rates are offered under the deferred compensation plan. Invested amounts can be transferred among available plan investment options. The investment options under the deferred compensation plan and their annual rates of return for fiscal year 2013 are contained in the table below:

Name of investment option	Rate of return through June 30, 2013
PIMCO VIT Total Return Admin	1.12%
PIMCO VIT Real Return Admin	-5.05%
Maxim T. Rowe Price Equity/Income	23.81%
American Funds IS Growth 2	20.06%
Maxim T. Rowe Price Mid Cap Growth	21.33%
Royce Capital Small Cap Inv	20.26%
Vanguard VIF Small Company Growth Inv	25.55%
American Funds IS International 2	16.69%
Dreyfus Stock Index Initial	20.30%
American Century VP Mid Cap Value I	25.15%

Potential payments on termination or change of control

Change of control agreements. Beginning in July 2007, we entered into agreements with each of our named executive officers and certain other members of senior management (a total of 20 currently employed persons as of September 16, 2013), that provide certain change of control payments and benefits. In March 2013, we amended agreements with certain executives to reflect their changed roles. We amended Mr. Michael Farrell’s and Mr. Hollingshead’s agreements to provide them with the level of benefits our form agreement provides for the chief executive (described below) and executive officers, respectively. We also amended Dr. Peter Farrell’s, Mr. Michael Farrell, and Mr. Douglas’ agreements to reflect their current bonus percentages.

On the effective date of a “change of control” as defined in the agreement and summarized below, all of the executive’s unvested stock options, restricted stock, RSUs, performance shares or performance units will vest in full.

In addition, if at any time during the period that commences six months before and ends one year after the effective date of a “change of control,” an executive terminates employment under certain conditions described below, then the executive will be entitled to receive certain additional compensation and benefits from us. The conditions that entitle an executive to additional compensation are:

•	the executive voluntarily terminates his employment for “good reason” (as defined in the agreement and summarized below); or

•	we terminate the executive’s employment other than for “cause” (as defined in the agreement and summarized below); and

•	if we terminate other than for “cause” before the change of control, the termination is at the request of the successor entity or is otherwise in anticipation of the change of control.

In the event of a qualifying termination, the executive will be entitled to compensation and benefits, including the following:

•

a severance payment equal to two times (in the case of Dr. Peter Farrell and Mr. Michael Farrell), or one and one-half times (in the cases of the other named executive officers), the sum of the executive’s: (a) highest annual rate of base salary paid to the executive during the three-year period ending on the date the executive is terminated (the “termination base salary”); plus (b) the higher of (1) the highest actual bonus received by the executive during the past three years before the year of termination; or (2) a specified percentage of the termination base salary (100% in the case of Dr. Peter Farrell and Mr. Michael Farrell, 90% in the case of Mr. Douglas, and 75% in the case of the other named executive officers); plus (c) the pro-rata portion of bonus amounts earned through the date of termination; plus (d) the amount we would be required to contribute on the executive’s behalf under our pension, 401(k), deferred compensation and other retirement plans based on the executive’s termination base salary;

•	the executive will become fully vested in the executive’s accrued benefits under all pension, 401(k), deferred compensation or any other retirement plans maintained by us;

•	all of the executive’s unvested stock options and shares of restricted stock, RSUs, performance shares or performance units will vest in full;

•

we will provide medical and dental health benefits for two years (in the case of Dr. Peter Farrell and Mr. Michael Farrell) or one and one-half years (in the cases of the other named executive officers) following the date of termination; and

•

the agreement has a “best pay” provision, so that severance payments will be reduced to the extent necessary so that no portion of any payments payable upon a change of control would be subject to the excise tax under Section 280G of the Internal Revenue Code, if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.

All payments under the change of control agreements are designed to be paid in lump sum, subject to certain restrictions set forth in US Internal Revenue Code section 409A.

Throughout the change of control payout period (two years in the case of Dr. Peter Farrell and Mr. Michael Farrell, and one and one-half years in the cases of the other named executive officers), the executive will not induce any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us or meaningfully support any person, business, entity or activity or initiate or further that business or activity. In addition, as a condition to payment and providing any benefits under the agreements, the executive must deliver a general release of claims in favor of us. This restriction will not apply to executives residing in California, in accordance with California law.

The initial term of the agreements terminate on the third anniversary of the effective date of the agreements (December 1, 2015, for Messrs. Pendarvis and Sandercock, and March 1, 2016, for Dr. Peter Farrell, Mr. Michael Farrell, and Messrs. Douglas and Hollingshead). Unless either party gives notice of its intention not to renew, the term will be automatically extended for successive three-year periods.

“Cause” is generally defined as the executive’s (a) conviction or plea of guilty or nolo contendere of a misdemeanor involving moral turpitude, dishonesty or a breach of trust; (b) commission of any act of theft, fraud, embezzlement or misappropriation against us; (c) failure to devote substantially all of the executive’s business time to our business affairs or material breach of the terms of any employment-related agreement; (d) failure to comply with any corporate policies that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (e) unauthorized disclosure or use of our confidential information, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (f) violation of any rules or regulations of any governmental or regulatory body, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; or (g) abuse of drugs, alcohol or illegal substances that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation.

A “change of control” is generally defined as (a) a transaction or series of transactions whereby any person or related group of people directly or indirectly acquires beneficial ownership of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after the acquisition, subject to certain exceptions; (b) individuals who currently constitute the board cease for any reason to constitute at least a majority of the board, subject to certain exceptions; (c) the consummation by us of (1) a merger, consolidation, reorganization, or business combination, subject to certain exceptions; (2) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions, subject to certain exceptions; or (3) the acquisition of assets or stock of another entity, subject to certain exceptions; or (d) our stockholders approve a liquidation or dissolution of us.

“Good reason” is generally defined as (a) the assignment to an executive of duties, responsibilities and authority that are materially diminished when compared with executive’s duties, responsibilities and authority with us immediately before the change of control; (b) a material reduction in executive’s base salary as in effect at the time of the change of control; (c) any material diminution in the aggregate benefits provided to executive under the benefit plans and arrangements executive is participating in at the time of the change of control; (d) any failure by us to continue in effect, or any material reduction in target bonus opportunity or any material increase in target performance objectives under any bonus or incentive plan or arrangement the executive is participating in at the time of the change of control that results in a material negative change in the executive’s bonus or incentive compensation; (e) material diminution in the budget executive retains authority over at the time of the change of control; (f) any requirement by us that the executive be based anywhere that is at least fifty miles away from both (1) the executive’s office location as of the date of the change of control and (2) the executive’s then primary residence, except for required travel by the executive on our business; (g) any failure by us to obtain the assumption of this agreement by our successor or assign; or (h) any purported termination by us of executive’s employment that is not effected by a notice of termination satisfying the requirements set forth in the agreement.

Equity award terms. Our form of option agreement for named executive officers provides accelerated option vesting on a change of control. Our form of RSU agreement for executive officers also provides accelerated vesting on a change of control. Acceleration of equity awards on a change of control is provided to all of our employees. We provide accelerated equity award vesting in all grants. We believe it provides an appropriate balance of incentives in the most likely change of control scenario: an acquisition by a larger entity, where our business performance after the transaction is not the primary determinant of performance of the new entity’s equity.

Estimated value of benefits. In accordance with US SEC rules and requirements, the following table presents our reasonable estimate of the benefits payable to our named executive officers under our agreements assuming that a change of control and qualifying termination of employment occurred on June 29, 2013, the last business day of fiscal year 2013. Excluded are benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our life and other insurance policies. Also excluded is the value of the named executive officer’s deferred compensation account, which would be payable on termination of employment for any reason. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a qualifying termination in connection with a change of control, our named executive officers will receive, in addition to the cash compensation earned for the period, the amounts reflected below. The compensation amounts for Australian-based named executive officers are presented in US dollars based on the conversion rate in effect at the close of business June 29, 2013.

Named executive officer	Cash severance(a)	Health and insurance(b)	Retirement plan contributions(c)	Value of option and RSU acceleration(d)	Total value(e)

Peter Farrell	$5,547,062	$38,929	$20,400	$13,847,316	$19,453,707
Michael Farrell	$3,408,180	$40,429	$20,400	$6,442,005	$9,911,014	(f)
Robert Douglas	$2,275,000	$16,839	$87,750	$6,461,369	$8,840,958
James Hollingshead	$1,434,375	$30,322	$15,300	$3,931,269	$5,411,266
David Pendarvis	$1,708,238	$20,451	$15,300	$4,679,162	$6,423,150
Brett Sandercock	$1,810,676	-	$64,636	$4,759,274	$6,634,585

(a)

Represents the dollar value of cash severance under the formula described above. The amounts do not include a pro-rated bonus for fiscal year 2013 as the trigger event is assumed to occur on the last day of fiscal year 2013, and thus the payout would be the same as if the trigger event had not occurred.

(b)	Represents continued medical and dental benefits for the payout period, based on our current costs to provide such coverage.

(c)	Represents the dollar value of retirement plan contributions, under the formula described above and based on the executive’s termination base salary.

(d)

The value of option acceleration is based on the difference between the option exercise price and the closing price of our common stock ($45.13) on the NYSE on June 28, 2013. The value of acceleration of outstanding RSUs is based on the closing price of our common stock on the NYSE on June 28, 2013. All outstanding options and RSUs would accelerate on the change of control, even without a qualifying termination of employment. If additional options or RSUs are granted after the change of control but before a qualifying termination of employment, the vesting of such additional options and RSUs would accelerate on the qualifying termination of employment.

(e)

Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (to the extent applicable).

(f)	Michael Farrell’s cash severance benefit was assumed to have been reduced by $341,820 in accordance with the “best pay” provision discussed above.

In the event of a change of control without a qualifying termination of employment of any of our named executive officers, all equity awards held by the officer would accelerate. As a result, the valuation listed in the table above under “Value of option and RSU acceleration” would be payable upon the change of control.

Risk considerations in compensation programs

The compensation committee reviews our compensation programs for executives as well as our compensation policies and practices for all employees, to evaluate whether the policies or practices present an environment that would facilitate excessive risks or behaviors. The committee believes that our programs, policies and practices, are not reasonably likely to have a material adverse effect on our company. This conclusion is supported by the combination of controls and considerations used in our compensation program, including the annual review of the program, blend of short-, long-term and incentive-based compensation, and use of performance-based targets and evaluations.

Compensation committee report

The compensation committee has reviewed and discussed the compensation discussion and analysis with management, and based on the review and discussions, the compensation committee recommended to our board that the compensation discussion and analysis be included in our 2013 annual report on Form 10-K (where it is incorporated by reference) and in this proxy statement for the 2013 annual meeting of stockholders.

COMPENSATION COMMITTEE

Richard Sulpizio, Chair

Gary Pace

Ronald Taylor

The report of the compensation committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

Audit Committee Report

Following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended June 30, 2013, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the three years in the period ended June 30, 2013, and the notes to those statements.

The audit committee oversees our financial reporting process on behalf of our board. Our management has primary responsibility for our financial statements as well as its financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles. In this context, the audit committee has reviewed and discussed with management and its independent auditors, KPMG LLP, our audited financial statements as of and for the year ended June 30, 2013. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU sec. 380), and adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. In addition, the audit committee has received and reviewed the written disclosures and the letter from the independent auditors required by PCAOB regarding the independent auditors’ communications with the audit committee concerning the accountant’s independence and it has discussed with the auditors their independence from ResMed and its management.

The audit committee members are not engaged in the accounting or auditing profession and are not involved in day-to-day operations of ResMed. In the performance of their oversight function, the audit committee’s members necessarily rely on the information, opinion, reports and statements presented to them by our management and by the independent auditors. The audit committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that our financial statements are accurate, that the audit of the financial statements has been conducted in accordance with generally accepted auditing standards or that our auditors meet the applicable standards for auditor independence.

Based on the reports and discussions described above, the audit committee recommended to our board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2013, for filing with the SEC.

AUDIT COMMITTEE

John Wareham, Chair

Michael Quinn

Christopher Roberts

The report of the audit committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

Audit Fees

The following table presents fees for professional audit services by KPMG LLP for the audit of our annual financial statements for fiscal years 2013 and 2012, and fees billed for other services by KPMG LLP.

Fees	2013	2012
Audit fees(a)	$1,901,605	$1,796,488
Audit-related fees(b)	-	-
Tax-related fees	-	-
All other fees(c)	$12,000	-

Total fees	$1,913,605	$1,796,488

(a)

Fees for audit services consisted of: (1) audit of our annual financial statements; (2) reviews of our quarterly financial statements; (3) consents and other services related to US SEC matters; and (4) Sarbanes-Oxley Act Section 404 attestation reports.

(b)

Fees for audit-related services normally consist of: (1) audits and/or due diligence associated with mergers/acquisitions; (2) financial accounting and reporting consultations; (3) Sarbanes-Oxley Act, Section 404 advisory services; and (4) employee benefit plan audits.

(c)	Fees related to review and approvals of financial statements included in registration statements.

Pre-approval policy

The audit committee pre-approves all audit and permissible non-audit fees. Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of KPMG LLP was approved in advance by our audit committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

Common Stock Ownership of Principal Stockholders and Management

The following table shows the number and percentage of shares of our common stock that, according to information supplied to us, are beneficially owned as of the record date by: (1) each person who, to our knowledge based on Schedules 13G filed with the SEC and Substantial Stockholder Notices filed with the ASX, is the beneficial owner of more than five percent (5%) of our outstanding common stock; (2) each person who is currently a director, three of whom are also nominees for election as directors; (3) each of the named executive officers; and (4) all current directors and executive officers as a group. In this proxy statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). All of the following calculations are based on 141,659,275 shares of our common stock outstanding (which excludes treasury shares) on September 16, 2013, the record date. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by the person or entity, subject to community property laws, where applicable:

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of outstanding common stock

Commonwealth Bank of Australia	13,982,310	(1)	9.87%
201 Sussex Street Sydney NSW 2000

BlackRock, Inc.	9,808,127	(2)	6.92%
40 East 52nd Street New York, NY 10022

Perpetual Investment Management Limited	9,913,039	(3)	7.00%
Angel Place, 123 Pitt Street Sydney NSW 2001

Vanguard	7,672,201	(4)	5.41%
100 Vanguard Blvd. Malvern, PA 19355

Named executive officers, directors and nominees:	Amount and nature of beneficial ownership (5)
Peter Farrell	1,934,428	(6)	1.40%
Michael Farrell	194,913		*
Christopher Roberts	707,990	(7)	*
Michael Quinn	630,990	(8)	*
Gary Pace	341,663		*
David Pendarvis	330,935		*
Richard Sulpizio	273,444		*
Robert Douglas	270,997		*
Brett Sandercock	187,589		*
John Wareham	91,390		*
Ronald Taylor	54,068		*
James Hollingshead	28,629		*
Carol Burt	0		*
All current executive officers and directors as a group (15 persons)	5,166,343		3.64%

(1)

Based on information provided in a Schedule 13G filed with the SEC on February 14, 2013, by Commonwealth Bank of Australia, that includes 13,982,310 shares of common stock and 9.77% based on shares outstanding as of October 24, 2012 as per Form 10-Q dated October 31, 2012.

(2)	Based on information provided in a Schedule 13G/A filed with the SEC on February 14, 2013, by BlackRock, Inc., that reports sole voting and dispositive power over all of these shares.

(3)

Based on information provided in a Form 604 “Notice of Change to Substantial Shareholding” filed with the ASX on February 18, 2013, by Perpetual Limited and its subsidiary Perpetual Investment Management Limited. Holder reports 99,130,394 CDIs which at a conversion ratio of 10:1 is equal to 9,913,039 NYSE shares and using the denominator of 1,556,242,300 CDIs as listed on the ASX at the time of the filing.

(4)	Based on information provided in a Schedule 13G filed with the SEC on February 13, 2013, by Vanguard Group Inc., that reports sole voting and dispositive power over all of these shares.

(5)

Beneficial ownership is stated as of September 16, 2013, and includes shares subject to options exercisable, and RSUs that vest within sixty days after September 16, 2013, as set forth below. Shares subject to those options and RSUs are deemed beneficially owned by the holder to compute that person’s ownership percentage, but are not treated as outstanding to compute any other person’s ownership percentage. Shares have been rounded to the nearest whole number.

Named executive officers, directors and nominees	Stock options	RSUs

Peter Farrell	1,228,572	42,721

Michael Farrell	123,750	39,296

Christopher Roberts	216,390	-

Michael Quinn	216,390	-

Gary Pace	264,390	-

David Pendarvis	278,789	18,950

Richard Sulpizio	240,390	6,527

Robert Douglas	205,000	44,303

Brett Sandercock	125,000	38,787

John Wareham	78,390	-

Ronald Taylor	36,000	6,527

James Hollingshead	0	22,901

Carol Burt	0	0

All current executive officers and directors as a group (15 persons)	3,063,461	532,771

(6)	Includes 463,135 shares held by the Peter C. Farrell Trust and 200,000 shares held by the Peter C. Farrell December 2012 Annuity Trust.

(7)	Includes 23,200 shares held by his spouse, 242,400 shares held by Cabbit Pty Ltd and 136,000 shares owned by AceMed Ltd., two Australian corporations controlled by Dr. Roberts and his wife.

(8)	Includes 90,000 CDI’s owned by his spouse and 306,000 CDIs owned by Kaylara ATF Straflo Pension Fund on the ASX equal to 9,000 and 30,600 NYSE shares, respectively.

Equity Compensation Plan Information

The following table summarizes outstanding stock option plan balances as of June 30, 2013:

Plan category	Number of securities to be issued on exercise of outstanding options, warrants and rights(a)	Weighted average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans(c)
Equity compensation plans approved by security holders	8,949,543	$22.68	10,919,812(d)

Employee stock purchase plan approved by security holders	N/A	N/A	2,083,247

Equity compensation plans not approved by security holders	0	0	0
Total	8,949,543	$22.68	13,003,059

(a)

Represents options and RSUs outstanding under our 1997 and 2009 incentive plans. Includes 6,316,136 shares to be issued on exercise of outstanding options and a total of 2,633,407 shares of common stock subject to outstanding RSUs which includes the target number of shares that could be earned as of June 30, 2013, assuming target achievement of performance-related conditions in 2013 and includes unvested, earned RSUs granted in prior years.

(b)	Represents the weighted-average exercise price of the 6,316,136 outstanding options as of June 30, 2013.

(c)

Represents shares available for issuance under our incentive plan and our employee stock purchase plan without giving effect to the additional share increase proposed for stockholder approval at this meeting. Please see Proposal 3.

(d)

Excludes 264,978 shares of common stock that would be issuable in the event the maximum target of shares were earned and paid out which would further reduce the securities remaining available for future issuance to 10,654,834.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and individuals who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of our common stock and other equity securities. SEC regulations also require executive officers, directors and 10% stockholders to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of the forms we received, or written representations from certain reporting individuals, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders during fiscal year 2013 were satisfied, with the exception of one late Form 4 filing by our director Michael Quinn, regarding a transfer of Chess Depositary Instruments to his spouse.

Transactions with Related Persons

Our code of conduct requires directors, executive officers, and employees to disclose any situations that would reasonably be expected to give rise to a conflict of interest. Conflicts involving executive officers may be waived only by our board or the appropriate board committee.

Under the ResMed Related Party Transaction Policy and Procedures, approved by our board in August 2007 and revised in August 2009, our audit committee will review and either approve or disapprove any transaction between ResMed and an executive officer, director, director nominee, or any other “related party” (as defined under Item 404 of SEC Regulation S-K) valued at $120,000 or more. Management is responsible for providing a report to the audit committee on an ongoing basis as to all potential related party transactions. Under this policy, the audit committee has pre-approved any compensation arrangement that is approved by our compensation committee for payment to an executive officer, or to a family member of a board member or executive officer, if approved by the compensation committee or approved in the normal course of business without the participation by the board member or executive officer. We historically and currently review in detail the responses of our executive officers and directors to their director’s and officer’s questionnaires for any reportable related party transactions.

Michael Farrell is our chief executive officer and a director, and the son of Dr. Peter Farrell, our founder and executive chairman. Their compensation is discussed in this proxy statement under the section “Compensation Discussion and Analysis.”

During fiscal year 2013, we made sales in the amount of $2,800,000 to ResSleep Pty Ltd. ResSleep Pty Ltd. is an Australian customer of ResMed which is owned by Paul Farrell, Dr. Peter Farrell’s son and Michael Farrell’s brother. Paul Farrell is managing director of ResSleep Pty Ltd. Sales transactions between ResSleep Pty Ltd. and our Australian sales subsidiary were managed independently by our president – Asia Pacific.

During fiscal year 2013, Matthew Quinn, the son of our director, Michael Quinn, worked as the head of facility management in our Bella Vista, New South Wales site. He earned compensation, including base, bonus and equity incentive awards and superannuation, totaling approximately US $200,000. Mr. Quinn’s term expires at the 2013 annual meeting, and he has not been nominated for re-election.

We set compensation for Michael Farrell, Peter Farrell, and Matthew Quinn in accordance with our related party transaction policy. In setting compensation, we followed the same policies and practices that we have historically used to set compensation for other similarly-situated employees. In addition, all compensation paid to Michael Farrell and Peter Farrell was approved by our compensation committee.

Transaction of other business that may properly come before the meeting

We are not aware of any other matters to come before the annual meeting, and we have not received timely notice from any stockholder that they intend to present any other proposal at the meeting. If any matter not mentioned in this proxy statement is properly brought before the annual meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will have discretionary authority to vote all proxies on those matters according to their best judgment.

Stockholder proposals for 2014 annual meeting

Proposals included in the Proxy Statement

Under SEC rules, if a shareholder wishes to submit a proposal for possible inclusion in the proxy statement for our 2014 annual meeting, we must receive it no later than 120 days before the anniversary of this year’s mailing date. Accordingly, to be timely, we must receive any proposal at our principal executive office in San Diego, California, USA, on or before June 4, 2014. The proposal must also comply with Rule 14a-8 under the Securities and Exchange Act of 1934.

Proposals not included in the Proxy Statement

Under our amended and restated bylaws, to nominate a director or bring any other business before the stockholders at the 2013 annual meeting that will not be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing and deliver that notice to our secretary no earlier than August 17, 2014, and no later than September 6, 2014.

Our bylaws require a stockholder’s notice of a proposed business item or nominee to include:

(1)	a brief description of the business desired to be brought before the meeting;

(2)	the reasons for conducting that business at the meeting;

(3)

any material interest of the stockholder, beneficial owner, participants with the stockholder in the solicitation, associate of the stockholder, and any other person acting in concert with the stockholder or beneficial owner (each, a “Proposing Person”) in the proposed business (including a reasonably detailed description of all understandings between or among the Proposing Persons, or between or among any Proposing Person and other person or entity);

(4)	the beneficial owner, if any, on whose behalf the proposal is made; and

(5)	if the proposed business includes a proposal to amend our bylaws, the language of the proposed amendment.

If the stockholder proposes to nominate a director, the notice must include all information relating to the nominee that is required to be disclosed under applicable SEC rules.

In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to all Proposing Persons:

(1)	the name and address of the Proposing Person, as they appear on our books;

(2)	the class and number of shares of our capital stock that are owned beneficially and of record by the Proposing Persons;

(3)

a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the business or nomination;

(4)

a representation whether the Proposing Person intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies from stockholders in support of the proposal or nomination; and

(5)	as to each Proposing Person:

a.	the full notional amount of any securities that, directly or indirectly, underly any derivative security;

b.	any rights to dividends on any shares of the company beneficially owned by the Proposing Person that are separated or separable from the underlying security;

c.	any material pending or threatened legal proceeding, in which a Proposing Person is a party, that involves us or any of our officers, directors or affiliates;

d.	any other material relationship between the Proposing Person and the company, its affiliates or principal competitors;

e.	any direct or indirect material interest of a Proposing Person with the company, its affiliates or principal competitors; and

f.

any other information relating to a Proposing Person that would be required to be disclosed in a filing required to be made in connection with the solicitation of proxies or consents in support of the business proposed to be brought before the meeting. We may require any proposed nominee to furnish other information that we may reasonably deem appropriate in determining the eligibility of the proposed nominee to serve as our director.

Our bylaws require a stockholder’s nomination to contain the following information about the nominee:

(1)	all information that would be required to be disclosed regarding the nominee if the nominee were a Proposing Person;

(2)

all information relating to the nominee that is required to be disclosed in proxy solicitations for a director election contest, or is otherwise required, in each case by the then-current version of Regulation 14A under the Securities Exchange Act of 1934, and Rule 14a-12;

(3)

a description of any direct or indirect material interest in any material contract between or among any Proposing Person, on one hand, and each candidate for nomination or the respective associates and other participants in the solicitation, on the other hand; and

(4)

the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by a stockholder for nomination to the board will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.

You may write to our secretary at ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates under the bylaws.

Cautionary note regarding forward-looking statements

Statements contained in this proxy statement that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding our plans to pay quarterly dividends, our net revenue, net income, and diluted earnings per share performance and our expected equity usage under our 2009 Incentive Award Plan, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the company files with the US Securities and Exchange Commission. Those reports are available on the company’s website.

APPENDIX A

AMENDMENT NO. 2 TO THE

RESMED INC. 2009 INCENTIVE AWARD PLAN

ResMed Inc., a Delaware corporation (the “Company”), maintains the ResMed Inc. 2009 Incentive Award Plan, as amended from time to time (the “Plan”). Except as otherwise provided herein, this Amendment No. 2 (the “Amendment”) will be effective as of September 12, 2013, the date of the approval of the Amendment by the Company’s Board of Directors, subject to approval of the Amendment by the stockholders at the 2013 annual meeting of stockholders to be held on November 13, 2013, subject to any postponement or adjustment thereto (the “Stockholder Meeting Date”). Capitalized terms not defined in this Amendment shall have the meaning given to those terms in the Plan.

Effect of Plan Amendment:

The purpose of this Amendment is to (a) increase the number of shares available for issuance under the Plan by 8,345,000 shares, less one share for each share subject to an Option or SAR and less 2.8 shares for each share subject to a Full Value Award, in each case, granted between June 30, 2013 and the Stockholder Meeting Date; (b) provide that shares of Common Stock available for grant under the Plan shall, effective as of June 30, 2013, be reduced by 2.8 (previously 3.0) shares for each share of Common Stock granted subject to any Full Value Award and shall be increased by 2.8 (previously 3.0) shares for each share of Common Stock granted subject to a Full Value Award that terminates, expires, lapses or is forfeited or added back to the share reserve in accordance with the Plan and this Amendment; (c) add certain performance criteria for purposes of granting performance-based awards; (d) extend the term of the Plan to September 11, 2023 (previously September 29, 2019); (e) clarify that dividends and/or dividend equivalents may not be paid or granted with respect to certain types of awards; (f) provide for certain non-discretionary, equitable adjustments in the event of certain restructurings that affect the Common Stock; (g) provide other clarifying changes as set forth below.

As of June 30, 2013, there were 10,654,934 shares available for issuance under the Plan, which, when coupled with the proposed 8,345,000 share increase, results in a maximum of 18,999,934 shares remaining available for issuance under the Plan as of the Stockholder Meeting Date. The 8,345,000 share increase to be effected as of the Stockholder Meeting Date will be reduced by one share for each share subject to an Option or SAR and reduced by 2.8 shares for each share subject to a Full Value Award, in each case, granted between June 30, 2013 and the Stockholder Meeting Date.

Plan Amendments:

1.	Section 1.4 of the Plan is hereby amended by adding the following to the end thereof:

“The Award Limit shall be subject to the share counting provisions set forth in Section 2.1.”

2.	Section 1.29(a) of the Plan is hereby amended by adding the following criteria to the end thereof, subject to stockholder approval of the Amendment:

“(xxxiv) productivity; (xxxv) operating efficiency; and (xxxvi) return on net assets”

3.	Section 1.41 of the Plan is hereby amended by deleting the language “’Substitute Award’ shall mean an Option…” and replacing it with the following:

“’Substitute Award’ shall mean an Award…”

4.	Section 2.1 of the Plan is hereby replaced and restated in its entirety as set forth below, subject to stockholder approval of this Amendment:

2.1 Shares Subject to Plan.

(a) Subject to Section 11.3 and Section 2.1(b), the aggregate number of shares of Common Stock that may be issued or transferred under Awards under the Plan since the date of the Plan inception on August 21, 2006 is equal to                     (1) shares.

Effective for any Award granted on or after June 30, 2013, the aggregate number of shares of Common Stock available for grant under the Plan shall be reduced by 2.8 shares for each share of Common Stock granted subject to any Full Value Award and shall be reduced by one share for each share of Common Stock granted subject to any Award that is not a Full Value Award.

(b) To the extent that an Award terminates, expires, lapses or is forfeited or settled for cash (in whole or in part) for any reason on or after June 30, 2013, and regardless of when the Award was granted, any shares of Common Stock then subject to that Award to the extent of the termination, lapse, forfeiture or cash settlement, will again be available for grant under the Plan; provided, however, that the number of shares that will again be available for grant under the Plan will be increased by one share for each share of Common Stock subject to an Option or SAR or by 2.8 shares for each share of Common Stock subject to a Full Value Award at the time the Award terminates, expires, lapses or is forfeited or settled for cash for any reason after June 30, 2013.

To the extent permitted by applicable law or any exchange rule, shares of Common Stock issued in assumption of, or in substitution for, any outstanding Awards of any entity acquired in any form of combination by the Company or any Subsidiary, and all Substitute Awards (as defined in the Plan), shall not be counted against shares of Common Stock available for grant under this Plan. Further, available shares under a stockholder approved Plan of an entity acquired by the Company or any Subsidiary (as appropriately adjusted to reflect the acquisition transaction using the exchange ratio or other adjustment or valuation ratio or formula used in the acquisition or combination to determine the consideration payable to the Holders of Common Stock of the entities party to the acquisition or combination) may be used for Awards under the Plan and may not be counted against shares of Common Stock available for grant under this Plan (and shares subject to those Awards shall not be added to the shares available for Awards under the Plan as provided in the paragraph below), subject to applicable law and exchange rules.

In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right after June 30, 2013 are satisfied by the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Company, the shares so tendered or withheld shall be added to the shares available for Awards under the Plan in accordance with Section 2.1(b) above. Shares of Common Stock withheld by the Company or delivered to the Company in payment of the exercise price or tax withholding obligations with respect to an Option or

(1)

The aggregate authorized number will equal 35,475,000 shares authorized under the Plan prior to this Amendment plus the difference between 8,345,000 shares, less (i) one share for each share subject to an option or SAR, and (2) 2.8 shares for each share subject to a full value award, in each case granted between June 30, 2013 and the Stockholder Meeting Date. This final number will be determined on the Stockholder Meeting Date and inserted by the Corporate Secretary.

SAR and shares of Common Stock subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of that Stock Appreciation Right will not be available for grant under the Plan. Shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options will not be available for grant under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards will not be counted against the shares available for issuance under the Plan.

Notwithstanding the provisions of this Section 2.1(b), no shares of Common Stock may again be optioned, granted or awarded if that action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

5.	Section 5.2 of the Plan is hereby amended by deleting the last sentence thereof.

6.	Section 8.3 of the Plan is hereby amended and restated in its entirety as set forth below:

8.3 Dividend Equivalents. Any Employee, Non-Employee Director or Consultant selected by the Administrator may be granted Dividend Equivalents based on the dividends declared on Common Stock, to be credited as of dividend payment dates, during the period between the date a Full Value Award is granted and the date the Full Value Award vests, is exercised, is distributed or expires, as determined by the Administrator. Dividend Equivalents shall be converted to cash or additional shares of Common Stock by a formula, at a time, and subject to the limitations the Administrator may determine. In addition, dividends or Dividend Equivalents with respect to a Full Value Award with performance-based vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are satisfied and the Full Value Award vests. Dividend Equivalents shall not be paid out on any unvested Restricted Stock Units. Notwithstanding the foregoing, in no event shall Dividend Equivalents be payable with respect to Options or Stock Appreciation Rights.

7.	Section 11.2 of the Plan is hereby amended by striking “September 29, 2019” and replacing it with “September , 2023”, subject to stockholder approval of this Amendment.

8.	Section 11.3 of the Plan is hereby amended by adding the following provision to the end thereof:

(h) In connection with the occurrence of any Equity Restructuring (as defined below), and notwithstanding anything to the contrary in Sections 11.3(a) and 11.3(b): (i) the number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or (ii) the Administrator shall make equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect an Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Article II on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted). The adjustments provided under this Section 11.3(h) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company. For purposes of this Plan, “Equity Restructuring” shall mean shall mean a nonreciprocal transaction between the Company and its shareholders, such as a share dividend, share split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

9.	Section 11.6 of the Plan is hereby amended and restated in its entirety as set forth below:

Prohibition on Repricing. Subject to Section 11.3, the Administrator shall not without the approval of the Company’s stockholders (a) lower the price per share of an Option or SAR after it is granted, (b) cancel an Option or SAR in exchange for cash or another Award (other than in connection with a Change in Control), or (c) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares are listed.

* * * * *

Except as set forth in this Amendment, all other Articles, Sections, terms and conditions of the Plan remain unchanged and in full force and effect.

I hereby certify that the foregoing was duly adopted by the Board of Directors of ResMed Inc. on September [    ], 2013.

Corporate Secretary

* * * * *

I hereby certify that the foregoing was approved by the stockholders of ResMed Inc. on November 13, 2013.

Executed on this [    ] day of [    ], 2013.

Corporate Secretary

RESMED INC. 9001 SPECTRUM CENTER BLVD. SAN DIEGO, CA 92123 ATTN: CONSTANCE BIENFAIT

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. US Eastern Time November 12, 2013. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For your vote to be effective, it must be received on or before November 12, 2013.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. US Eastern Time November 12, 2013. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M63130-P43056	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  RESMED INC.

The Board of Directors recommends you vote FOR the following proposals: Vote on Directors
1.	Election of two directors, each to serve for a three-year term.

	Nominees:	For	Against	Abstain

	1a. Carol Burt	☐	☐	☐

	1b. Richard Sulpizio	☐	☐	☐

Vote on Proposals		For	Against	Abstain

2.	Ratify our appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending June 30, 2014;	☐	☐	☐

3.	Approve, on an advisory basis, the compensation paid to our named executive officers, as described in the proxy statement; and	☐	☐	☐

4.	Approve an amendment to the ResMed Inc. 2009 Incentive Award Plan, which, among other things, increases the plan reserve by 8,345,000 shares, and which serves as approval for purposes of section 162(m) of the US Internal Revenue Code.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

RESMED INC.

ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, November 14, 2013, at 10:00 a.m. (Australian Eastern Daylight Time);
Wednesday, November 13, 2013, at 3:00 p.m. (US Pacific Time)

Location:	ResMed’s Australian corporate office
1 Elizabeth Macarthur Drive
Bella Vista New South Wales 2153

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M63131-P43056

ResMed Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Pendarvis and Brett Sandercock as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of ResMed Inc. held of record by the undersigned on September 16, 2013, as of 4:00 p.m. (US Eastern Time) at the Annual Meeting of Stockholders to be held on Thursday, November 14, 2013, at 10:00 a.m. Australian Eastern Daylight Time (Wednesday, November 13, 2013, at 3:00 p.m. US Pacific Time) in ResMed’s Australian corporate office,1 Elizabeth Macarthur Drive, Bella Vista New South Wales 2153, or any adjournment or postponement of the meeting.

If no choice is specified, the proxy will be voted “FOR” the nominees in Item 1 and “FOR” Items 2, 3 and 4.

(See reverse for voting instructions)